As filed with the Securities and Exchange Commission on May 10, 2023

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Nutriband Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	81-1118176
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

121 South Orange Ave., Suite 1500

Orlando, Florida 32801

(407) 377-6695

(Address and telephone number of principal executive offices)

Gareth Sheridan, Chief Executive Officer

Nutriband Inc.

121 South Orange Ave., Suite 1500

Orlando, Florida 32801

(407) 377-6695

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Paige Michael Paige Law PLLC 2300 N Street, NW, Suite 300 Washington, DC 20037 (202) 363-4791 Fax: (202) 457-1678

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non- accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MAY 9, 2023

[*] Shares of Common Stock

Nutriband Inc.

We are offering [*] shares of common stock, par value $0.001 per share (the “Shares”). The public offering price per share of common stock will be determined by us at the time of pricing and may be at a discount to the current market price. The assumed offering price used throughout this prospectus may not be indicative of the final offering price. All of the shares included in this offering are being sold by us.

We have granted the underwriters an option to purchase up to an additional [*] Shares.

Our common stock is traded on the NASDAQ Capital Market under the symbol “NTRB. On May 8, 2023, the last reported sale price of our common stock was $3.415 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings. See “Risk Factors” and “Prospectus Summary —Implications of Being an Emerging Growth Company.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to the public	$	$4,000,000
Underwriting discounts and commissions	$	$280,000
Proceeds to us (before expenses)(1)(2)	$	$3,720,000

(1)	The public offering price and underwriting discount and commissions in respect of each Share corresponds to the public offering price per share of common stock of $[*].
(2)	Does not include (i)a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriters, or the reimbursement of certain expenses of the underwriters, or (ii) common stock purchase warrants issuable to the underwriters to purchase that number of shares of common stock equal to 5% of the number of Shares sold in the offering at a price per shares equal to the price at which Shares are sold in the offering . We refer you to “Underwriting” beginning on page 60 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters the option for a period of 45 days to purchase up to an additional [*] shares of common stock (equal to 15% of the number of shares of common stock sold in the offering) from us at the public offering price per share of common stock, less underwriting discounts and commissions, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares of common stock to purchasers in the offering against payment on [*], 2023.

Sole Book-Runner

JOSEPH GUNNAR & CO., LLC

The date of this prospectus is     , 2023.

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or a free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, operating results, and prospects may have changed since that date, and neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

References to “we,” “us,” “our” and words of like import refer to us and our subsidiaries, including 4P Therapeutics LLC following our acquisition of 4P Therapeutics on August 1, 2018, and certain assets of Pocono Coated Products, LLC, on August 31, 2020, unless the context indicates otherwise. All share and per-share numbers are post-split numbers, reflecting the forward split effective August 12, 2022.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. However, you should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements, including the notes thereto, appearing elsewhere in this prospectus.

Our Business

Overview

Nutriband Inc. (the “Company”, “Nutriband”, “we” or “us”), was incorporated in Nevada in January 2016. Our primary business is the development of a portfolio of transdermal pharmaceutical products. Our development pipeline consists of transdermal products that are based on our proprietary AVERSA® abuse deterrent transdermal technology that we believe can be incorporated into existing transdermal patches that contain drugs that are susceptible to abuse and misuse. We operate in two distinct business segments: pharmaceuticals and medical devices. Our principal offices are located in Orlando, Florida, and we primarily operate and derive most of our revenues in the United States.

Our lead product under development is AVERSA Fentanyl, an abuse deterrent fentanyl transdermal system that combines an approved generic fentanyl patch with our AVERSA abuse deterrent technology to reduce the abuse and misuse of fentanyl patches. We believe that AVERSA technology can be broadly applied to various transdermal products, and our plan is to follow the development of our abuse deterrent fentanyl transdermal system with the development of additional transdermal abuse deterrent products for pharmaceuticals that have a risk or history of abuse. Specifically, we have expanded our development pipeline to include AVERSA Buprenorphine and AVERSA Methylphenidate. In addition, we are developing a portfolio of transdermal pharmaceutical products to deliver already approved drugs or biologics that are typically delivered by injection but with the potential to improve compliance and therapeutic outcomes through transdermal delivery.

We have a feasibility agreement with Kindeva Drug Delivery, formerly 3M Drug Delivery (“Kindeva”), for the development of AVERSA Fentanyl using Kindeva’s FDA approved Fentanyl patch. The feasibility agreement is focused on adapting Kindeva’s commercial transdermal manufacturing process to incorporate AVERSA abuse deterrent technology.

Selected Risks Associated with our Business and Operations

Our business is subject to significant risks, which are disclosed in more detail under “Risk Factors,” which begins on page 7, as a result of which an investment in our common stock is highly speculative and could result in the loss of your entire investment. Significant risks include, but are not limited to, the following:

●	Our business could be adversely affected by the effects of health pandemics or epidemics, including the recent outbreak of COVID-19, which was declared by the World Health Organization as a global pandemic, and is resulting in travel and other restrictions to reduce the spread of the disease, including state and local orders across the country, which, among other things, direct individuals to shelter at their places of residence, direct businesses and governmental agencies to cease non-essential operations at physical locations, prohibit certain non-essential gatherings, and order cessation of non-essential travel. The effects of these orders, government-imposed quarantines and measures we would take, such as work-from-home policies, may negatively impact productivity, disrupt our business and could delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, operating results and financial condition. Further, quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, related to COVID-19 or other infectious diseases could impact personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which could disrupt our supply chain.

●	If we do not raise substantial funds subsequent to the completion of this offering, we may not be able to develop our lead product and we may have to grant rights to our product on unfavorable terms in order to complete the development of this product. The completion of the development of our lead product may take longer or be more expensive than we anticipate.

●	The FDA regulatory process may take longer and be more expensive than we anticipate without any assurance that we will obtain FDA approval.

●	If we are not able to obtain FDA approval for our lead product, we may not have the resources to develop any other product, and we may not be able to continue in business.

●	We may not be able to launch any products for which we receive FDA marketing approval.

●	We may not be able to establish a distribution network for the marketing and sale of any products for which we receive FDA approval.

●	We may not be able to establish manufacturing facilities in compliance with FDA good manufacturing practices or to enter into manufacturing agreements for the manufacture of our products in an FDA approved manufacturing facility.

●	It may be necessary to us to enter into a joint venture or other strategic relationship in order to develop, perform clinical testing for, manufacture or market any of our proposed products. We may not be able to enter into such a relationship, and any relationship may not be successful, and the other party may have business interests and priorities that are different from ours.

●	We are party to a settlement agreement with the SEC resulting from statements in our SEC filings that did not accurately reflect the FDA’s jurisdiction over our consumer products and did not disclose that we could not legally market these products in the United States. The settlement included a cease-and-desist order against violating the provisions of the Securities Exchange Act which require us to file accurate registration statements and annual reports with the SEC. Our failure to comply with our obligations under the settlement agreement could result in enforcement proceedings against us or our officers.

●	We may not be able to protect our rights in our intellectual property, and we may be subject to intellectual property litigation which would be expensive and disruptive of our operations even if we eventually prevail on the merits.

●	Unanticipated side effects or other adverse events resulting from the use of our product could require a recall of our products and, even if no recall is required, our reputation could be impaired by side effects.

●	We may not be able to evaluate potential acquisition candidates, with the result that we may not be able to benefit from the acquisition or integrate the acquired business with our business. We have recently incurred an impairment charge as a result of an acquisition when the intellectual property assets of the acquired company were not as represented. We cannot assure you that we will not incur similar or other problems with any future acquisitions.

●	We may fail to comply with all applicable laws and regulations relating to our product. We may have to change or adapt our operations in the event of changes in national, regional and local government regulations, taxation, controls and political and economic developments that affect our products and the market for our products;

●	We may be unable to accurately estimate anticipated expenses, capital requirements and needs for additional financing;

Our Organization

We are a Nevada corporation, incorporated on January 4, 2016. In January 2016, we acquired Nutriband Ltd, an Irish company which was formed by Gareth Sheridan, our chief executive officer, in 2012 to enter the health and wellness market by marketing transdermal patches. Our corporate headquarters are located at 121 S. Orange Ave. Suite 1500, Orlando, Florida 32801, telephone (407) 377-6695. Our website is www.nutriband.com. Information contained on or available through our website or any other website does not constitute a portion of this prospectus.

Recent Financings

On October 5, 2021, the Company, having been approved for the listing of its common stock on The Nasdaq Capital Market effective October 1, 2021, consummated a public offering (the “IPO”) of units (the “Units”), of common stock and warrants that were offered in the IPO on The Nasdaq Capital Market, which included 1,232,000 (each a “Unit”), each Unit consisting of one share of common stock, par value $0.001 per share, and one warrant (each a “Warrant”) at a price of $5.36 per Unit. Each Warrant is immediately exercisable, will entitle the holder to purchase one share of common stock at an exercise price of $6.43 and will expire five (5) years from the date of issuance. The underwriters’ over-allotment option was exercised for 184,800 warrants to purchase shares of common stock bringing to total net proceeds to the Company from the IPO to $5,836,230. The shares of common stock and Warrants are separately transferred immediately upon issuance. As of May 5, 2023, 457,795 Warrants issued in the IPO have been exercised, with net proceeds to the Company of $2,942,970.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise generally applicable to public companies, although as a smaller reporting company we are taking advantage of reduced reporting requirements. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and related disclosure under Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure;

●	will not be required to conduct an evaluation of our internal control over financial reporting until two years after the effective date of the registration statement of which this prospectus is a part.

We intend to take advantage of all of these reduced reporting requirements and exemptions. However, since we have already adopted certain new or revised accounting standards under §107 of the JOBS Act, we are not able to take advantage of the delayed phase in of the new or revised accounting standards.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues (as adjusted for inflation), have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current Securities and Exchange Commission, or SEC, rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have either (i) a public float (i.e., the market value of common equity held by non-affiliates) of less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) annual revenues of less than $100 million and a public float of less than $700 million.

THE OFFERING

Shares offered by us:	[*] shares of common stock.

Common stock outstanding prior to this offering: (1)	7,833,150 shares of common stock.

Common stock to be outstanding upon completion of this offering:(2)	[*] shares, [*] shares if the underwriters’ over-allotment option is exercised in full).

Option to purchase additional shares	The underwriters have an option for a period of 45 days to purchase up to an additional [*] shares of our common stock (equal to 15% of the number of shares of common stock sold in the offering), from us in any combination thereof.

Use of proceeds:	We intend to use the net proceeds of this offering, estimated at approximately $[*] million primarily for research and development of our abuse deterrent fentanyl transdermal system and for working capital and other corporate purposes. See “Use of Proceeds.”

Dividend policy:	We do not anticipate paying any cash dividends on our common stock. We expect that, for the foreseeable future, any earnings will be reinvested in our business.

Listing and trading symbol:	Our symbol on the Nasdaq Stock Market is NTRB.

Risk Factors:	You should carefully read and consider the information set forth under the heading “Risk Factors,” beginning on page 7 of this prospectus and all other information set forth in this prospectus before deciding to invest in our common stock.

(1)	As of [*], 2023.
(2)	The number of shares outstanding does not include [*] shares which may be issued upon exercise of outstanding warrants.

SELECTED CONSOLIDATED FINANCIAL DATA

The following information as of January 31, 2023 and 2022, and for years then ended, has been derived from our audited consolidated financial statements which appear elsewhere in this prospectus. The following information as of January 31, 2023 and 2022, has been derived from our unaudited consolidated financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

The following information as of January 31, 2023 and 2022, and for years then ended, has been derived from our audited consolidated financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:

	2023	2022
Revenue	$2,079,609	$1,422,154
Cost of revenue	1,329,200	917,844
Selling, general and administrative expenses	3,916,041	4,022,824
Net (loss)	(4,483,474)	(6,372,715)
Net (loss) per share of common stock (basic and diluted)	$(0.53)	$(0.80)
Weighted average shares of common stock outstanding (basic and diluted)	8,459,547	7,932,895

Balance Sheet Information:

	January 31,
	2023	2022
Current assets	$2,693,745	$5,465,368
Working capital surplus	1,945,132	4,686,112
Accumulated deficit	(22,494,705)	(18,011,231)
Stockholders’ equity	8,572,990	11,859,285

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in this prospectus include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The risks set forth below are not the only risks facing us. Additional risks and uncertainties may exist that could also adversely affect our business, prospects or operations. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or a significant part of your investment.

Risks Concerning our Business

Because we are an early-stage company with minimal revenue and a history of losses and we expect to continue to incur substantial losses for the foreseeable future, we cannot assure you that we can or will be able to operate profitably.

During the year ended January 31, 2023, we generated revenues of $2,079,609, a loss of $4,483,474 and a negative cash flow from operations of $2,987,198. As of January 31, 2023, we had a working capital surplus of $1,945,132, as compared with a working capital surplus of $4,686,112 as of January 31, 2022. We are subject to the risks common to start-up, pre-revenue enterprises, including, among other factors, undercapitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. Drug development companies typically incur substantial losses during the product development and FDA testing phase of the business and do not generate revenues until after the drug has received FDA approval, which cannot be assured, and until the company has started to sell the product. We can give no assurance that we can or will ever be successful in achieving profitability and the likelihood of our success must be considered in light of our early stage of operations. We cannot assure you that we will be able to operate profitably or generate positive cash flow. If we cannot achieve profitability, we may be forced to cease operations and you may suffer a total loss of your investment.

The Russian/Belarus-Ukrainian conflict may adversely affect our business, financial condition and results of operations.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. The specific impact on our financial condition, results of operations and cash flows is not determinable as of the date hereof. However, to the extent that such military action spreads to other countries, intensifies, or otherwise remains active, such conflict could have a material adverse effect on our financial condition, results of operations, and cash flows. To date, this conflict is having a destabilizing effect on the world’s economy, resulting in higher energy prices and inflationary pressures generally in the world’s economy, as well as possible supply chain restraints, which negatively affects the world’s economy generally and possibly our ongoing operations specifically. The duration of this conflict, as well as its effects on the world economy are not known at this point. These factors may lead to a lack of certainty or other changes in the capital markets and limit or reduce our potential for raising the additional capital that we will require to execute our business plan in a timely fashion.

Our business will be likely be adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic and the response to the pandemic will affect our business in a number of ways, including, but are not limited to, the following:

●	Our ability to raise financing for our operations and to enter into a joint venture agreement may be affected by both the willingness and ability of potential financing sources and potential joint venture partners to invest in an undercapitalized business, particularly at a time when the potential financing source or joint venture partner may need to devote its resources to existing portfolio companies or joint ventures which may be in need of financing.

●	The decision by investors who would invest in early-stage pharmaceutical companies to limit their financing efforts to companies that are dealing with products or services related to COVID-19 diagnosis or treatment.

●	The effect of recent stock market decline on the willingness of investors to make an investment in our securities.

Because we do not have a product we can market in the United States, we cannot predict when or whether we will operate profitably.

Our lead product, which is our abuse deterrent fentanyl transdermal system, is currently in development and is not yet approved by the FDA in the United States or by any other regulatory agency in any other country. We do not have any product that we can market in the United States. Because of the numerous risks and uncertainties associated with product development, we cannot assure you that we will be able to develop and market any products or achieve or attain profitability. If we are able to obtain financing for our operations, we expect that we will incur substantial expenses as we continue with our product development programs and clinical trials. Further, if we are required by applicable regulatory authorities, including the FDA as well as the comparable regulatory agencies in other countries in which we may seek to market product, to perform studies in addition to those we currently anticipate, our expenses will increase beyond expectations and the timing of any potential product approval may be delayed. As a result, we expect to continue to incur substantial losses and negative cash flow for the foreseeable future.

 A number of factors, including, but not limited to the following, may affect our ability to develop our business and operate profitably:

●	our ability to obtain necessary funding to develop our proposed products;

●	the success of clinical trials for our products;

●	our ability to obtain FDA approval for us to market any proposed product in our pipeline in the United States;

●	any delays in regulatory review and approval of product in development;

●	if we obtain FDA approval to market our product, our ability to establish manufacturing and distribution operations or entering into manufacturing and distribution agreements with qualified third parties;

●	market acceptance of our products;

●	our ability to establish an effective sales and marketing infrastructure;

●	our ability to protect our intellectual property;

●	competition from existing products or new products that may emerge;

●	the ability to commercialize our products;

●	potential product liability claims and adverse events;

●	our ability to adequately support future growth; and

●	our ability to attract and retain key personnel to manage our business effectively.

Our failure to develop our abuse deterrent fentanyl transdermal system will impair our ability to continue in business.

Our lead product is our abuse deterrent fentanyl transdermal system, and we are devoting our resources primarily to developing this product to enable us to obtain FDA approval and to market the product. If we are not able to obtain necessary financing to develop, obtain FDA marketing approval and market this product successfully, we may not have the resources to develop additional products, and we may not be able to continue in business.

Before we can market in the United States any product which is classified by the FDA as a drug, we must obtain FDA marketing approval.

Our proposed transdermal products are drug-device combinations that are considered by the FDA to be drugs, which require approval by the FDA. In order to obtain FDA approval, it is necessary to conduct a series of preclinical and clinical tests to confirm that the product is safe and effective. Even though the medication that is being delivered through our transdermal patch may have already received FDA approval, because we are changing the dosage form or route of administration, we will need to complete, to the FDA’s satisfaction, all of the studies required to demonstrate safety and efficacy. At any point, the FDA could ask us to perform additional tests or to refine and redo a test that we had previously completed. The process of obtaining FDA approval could take many years, with no assurance that the FDA will approve the product. The FDA also will need to approve the manufacturing process and the manufacturing facility.

We may need to rely on a contract research organization to conduct our preclinical and clinical trials.

Although we believe that we, through 4P Therapeutics, have the capabilities to conduct preclinical studies and early- stage clinical studies in house, we may need to rely on third party contract research organizations to conduct our pivotal preclinical and clinical trials. Our failure or the failure of the contract research organization to conduct the trials in compliance with FDA regulations could possibly derail our obtaining FDA approval and could require us to redo any preclinical or clinical trials which we or the contract research organization administered.

We may encounter delays in completing clinical trials, which would increase our costs and delay market entry.

We may experience delays in completing the clinical trials necessary for FDA approval. These delays may result from a number of factors which could prevent us from starting the trial on time or completing the study in a timely manner, which may include factors out of our control. Since we may need to rely on third parties for supplying us with the drug and transdermal patches used in the trials, there may be various reasons for us to experience a delay in obtaining the clinical materials required to start each clinical trial, which may include factors out of our control. Clinical trials can be delayed or terminated for a number of reasons, including delay or failure to:

●	obtain necessary financing;

●	obtain regulatory approval to commence a trial;

●	reach agreement on acceptable terms with prospective contract research organizations, investigators and clinical trial sites, the terms of which may be subject to extensive negotiation and vary significantly among different research organizations and trial sites;

●	obtain institutional review board approval at each site;

●	enlist suitable patients to participate in a trial;

●	have patients complete a trial or return for post-treatment follow-up;

●	ensure clinical sites observe trial protocol or continue to participate in a trial;

●	address any patient safety concerns that arise during the course of a trial;

●	address any conflicts with new or existing laws or regulations;

●	add a sufficient number of clinical trial sites; or

●	manufacture sufficient quantities of the product candidate for use in clinical trials.

Patient enrollment is also a significant factor in the timely completion of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to available alternatives, including any new drugs or treatments that may be approved for the indications we are investigating.

We may also encounter delays if a clinical trial is suspended or terminated by us, by the independent review boards of the institutions in which such trials are being conducted, by the trial’s data safety monitoring board, or by the FDA. Such authorities may suspend or terminate one or more of our clinical trials due to a number of factors, including our failure to conduct the clinical trial in accordance with relevant regulatory requirements or clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

If we experience delays in carrying out or completing clinical trials for any product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down the product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business and financial condition. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

Our ability to finance our operations and generate revenues depends on the clinical and commercial success of our abuse deterrent fentanyl transdermal system and our other related product candidates and failure to achieve such success will negatively impact our business.

Our prospects, including our ability to finance our operations and generate revenues, depend on the successful development, regulatory approval and commercialization of our abuse deterrent fentanyl transdermal system, which itself requires substantial financing, as well as our other product candidates. The clinical and commercial success of our product candidates depends on a number of factors, many of which are beyond our control, including:

●	the FDA’s acceptance of our parameters for regulatory approval relating to our product candidates, including our proposed indications, primary endpoint assessments, primary endpoint measurements and regulatory pathways;

●	the FDA’s acceptance of the number, design, size, conduct and implementation of our clinical trials, our trial protocols and the interpretation of data from preclinical studies or clinical trials;

●	the FDA’s acceptance of the sufficiency of the data we collect from our preclinical studies and pivotal clinical trials to support the submission of a New Drug Application, known as an NDA, without requiring additional preclinical or clinical trials;

●	the FDA’s acceptance of our abuse deterrent labelling relating to our products, including our abuse deterrent fentanyl transdermal system;

●	when we submit our NDA upon completion of our clinical trials, the FDA’s willingness to schedule an advisory committee meeting, if applicable, in a timely manner to evaluate and decide on the approval of our NDA;

●	the recommendation of the FDA’s advisory committee, if applicable, to approve our application without limiting the approved labelling, specifications, distribution or use of the products, or imposing other restrictions;

●	our ability to satisfy any issued raised by the FDA in response to our test data;

●	the FDA’s satisfaction with the safety and efficacy of our product candidates;

●	the prevalence and severity of adverse events associated with our product candidates;

●	the timely and satisfactory performance by third party contractors of their obligations in relation to our clinical trials;

●	if we receive FDA approval, our success in educating physicians and patients about the benefits, administration and use our product candidates;

●	our ability to raise additional capital on acceptable terms in order to achieve conduct the necessary clinical trials;

●	the availability, perceived advantages and relative cost of alternative and competing treatments;

●	the effectiveness of our marketing, sales and distribution strategy and operations;

●	our ability to develop, validate and maintain a commercially viable manufacturing process that is compliant with current good manufacturing practices;

●	our ability to obtain, protect and enforce our intellectual property rights;

●	our ability to bring an action timely for patent infringement arising out of the filing of ANDAs by generic companies seeking approval to market generic versions of our products, if applicable, before the expiry of our patents; and

●	our ability to avoid third party claims of patent infringement or intellectual property violations.

If we fail to achieve these objectives or to overcome the challenges presented above, many of which are beyond our control, in a timely manner, we could experience significant delays or an inability to successfully commercialize our product candidates. Accordingly, even if we obtain FDA approval to market our products, we may not be able to generate sufficient revenues through the sale of our products to enable us to continue our business.

Since we do not have commercial manufacturing capability, if we are unable to establish manufacturing facilities, we may have to enter into a manufacturing agreement with a manufacturer that has been approved by the FDA.

Any commercial manufacturer of our products and the manufacturing facilities where we make our commercial products will be subject to FDA inspection. Part of the process of seeking FDA approval to market our products is the FDA’s approval of the manufacturing process and facility. Although we may establish our own manufacturing facilities, the establishment of a manufacturing facility is very costly, and, unless we obtain funding for that purpose, it would be necessary for us to engage a contract manufacturer who has experience is manufacturing FDA-approved transdermal products. By relying on a contract manufacturer, we will be dependent upon the manufacturer, whose interests may be different from ours. Any contract manufacturer will be responsible for product quality and for meeting regulatory requirements. If the manufacturer does not meet our quality standards and delivers products that do not meet our specifications, we may both incur liability for breach of our warranty to our customer, as well as liability for any adverse events, including death, that may result from the use, abuse or accidental misuse of the product. Regardless of whether we are able to make a claim against the contract manufacturer, our reputation may be harmed and we may lose business as a result. Further, the contract manufacturer may have other customers and may allocate its resources based on the contract manufacturer’s interest rather than our interest. Furthermore, we may not be able to assure ourselves that we will get favorable pricing.

If we or any third-party manufacturer fails to comply with FDA current good manufacturing practices, we may not be able to sell our products until and unless the manufacture becomes compliant.

All FDA approved drugs, including our proposed transdermal products, must be manufactured in accordance with good manufacturing practices. All manufacturing facilities are inspected by the FDA as a matter of routine inspection or for a specific cause. If a manufacturer fails to comply with all applicable regulations, the FDA can prohibit us from distributing products manufactured in those facilities, whether they are a contract manufacturer or own facility. Failure to be in compliance with good manufacturing practices could result in the FDA closing the facilities or limiting our use of the facilities.

If the FDA implements Risk Evaluation and Mitigation Strategies policies for any of our proposed products, we will need to comply with such policies before we can obtain FDA approval or the product.

The Food and Drug Administration Amendments Act of 2007 gave FDA the authority to require a Risk Evaluation and Mitigation Strategy (REMS) from manufacturers to ensure that the benefits of a drug or biological product outweigh its risks. If one of our proposed product candidates does receive regulatory approval, the approval may be limited to specific conditions and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. The FDA may require a REMS, which can include a medication guide, patient package insert, a communication plan, elements to assure safe use and implementation system, and include a timetable for assessment of the REMS. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized. In addition, the FDA may require post-approval testing which involves clinical trials designed to further assess a drug product’s safety and effectiveness after the NDA.

Depending on the extent of the REMS requirements, any U.S. launch may be delayed, the costs to commercialize may increase substantially and the potential commercial market could be restricted. Furthermore, risks that are not adequately addressed through the proposed REMS program may also prevent or delay its approval for commercialization.

Our products will continue to be subject to FDA review after FDA approval is given.

Discovery of previously unknown problems with our products or unanticipated problems with the manufacturing processes and facilities, even after FDA and other regulatory approvals of the product for commercial sale, may result in the imposition of significant restrictions, including withdrawal of the product from the market.

The FDA and other regulatory agencies continue to review products even after the products receive agency approval. If and when the FDA approves one of our products, its manufacture and marketing will be subject to ongoing regulation, which could include compliance with current good manufacturing practices, adverse event reporting requirements and general prohibitions against promoting products for unapproved or “off-label” uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from the failure, even by inadvertence, to comply with these requirements could affect the manufacture and marketing of our products. In addition, the FDA or other regulatory agencies could withdraw a previously approved product from the market upon receipt of newly discovered information. The FDA or another regulatory agency could also require us to conduct additional, and potentially expensive, studies in areas outside our approved indicated uses.

We must continually monitor the safety of our products once approved and marketed for potential adverse events which could jeopardize our ability to continue marketing the products.

As with all medical products, the use of our products could sometimes produce undesirable side effects or adverse reactions or events (referred to cumulatively as adverse events). For the most part, we expect these adverse events to be known and occur at some predicted frequency based on our experience in the clinical development program. When adverse events are reported to us, we are required to investigate each event and the circumstances surrounding it to determine whether it was caused by our product and whether a previously unrecognized safety issue exists. We will also be required to periodically report summaries of these events to the applicable regulatory authorities. If the adverse effects are significant, we may be required to recall our product. We cannot assure you that our transdermal products will not cause skin irritation or other adverse events. Our ability to market our products may be impaired by unanticipated adverse events and any recall of our product. Because we are an early-stage company, our reputation, and our ability to market products, could be affected more severely than a major pharmaceutical company.

In addition, the use of our products could be associated with serious and unexpected adverse events, or with less serious reactions at a greater than expected frequency. Such issues may arise when our products are used in critically ill or otherwise compromised patient populations. When unexpected events are reported to us, we are required to make a thorough investigation to determine causality and the implications for product safety. These events must also be specifically reported to the applicable regulatory authorities. If our evaluation concludes, or regulatory authorities perceive, that there is an unreasonable risk associated with the product, we would be obligated to withdraw the impacted lot(s) of that product or recall the product and discontinue marketing until all problems are satisfactorily resolved. Furthermore, an unexpected adverse event of a new product could be recognized only after extensive use of the product, which could expose us to product liability risks, enforcement action by regulatory authorities and damage to our reputation and public image.

A serious adverse finding concerning the risk of any of our products by any regulatory authority could adversely affect our reputation, business and financial results.

If we obtain FDA approval to market our products, we expect to spend considerable time and money complying with federal and state laws and regulations governing their sale, and, if we are unable to fully comply with such laws and regulations, we could face substantial penalties.

Health care providers, physicians and others will play a primary role in the recommendation and prescription of our proposed products. Further, if we use third-party sales and marketing providers, they may expose us to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products. Applicable federal and state health care laws and regulations are expected to include, but not be limited to, the following:

●	The federal anti-kickback statute is a criminal statute that makes it a felony for individuals or entities knowingly and willfully to offer or pay, or to solicit or receive, direct or indirect remuneration, in order to induce the purchase, order, lease, or recommending of items or services, or the referral of patients for services, that are reimbursed under a federal health care program, including Medicare and Medicaid;

●	The federal False Claims Act imposes liability on any person who knowingly submits, or causes another person or entity to submit, a false claim for payment of government funds. Penalties include three times the government’s damages plus civil penalties of $5,500 to $11,000 per false claim. In addition, the False Claims Act permits a person with knowledge of fraud, referred to as a qui tam plaintiff, to file a lawsuit on behalf of the government against the person or business that committed the fraud, and, if the action is successful, the qui tam plaintiff is rewarded with a percentage of the recovery;

●	Health Insurance Portability and Accountability Act, known as HIPAA, imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

●	The Social Security Act contains numerous provisions allowing the imposition of a civil money penalty, a monetary assessment, exclusion from the Medicare and Medicaid programs, or some combination of these penalties; and

●	Many states have analogous state laws and regulations, such as state anti-kickback and false claims laws. In some cases, these state laws impose more strict requirements than the federal laws. Some state laws also require pharmaceutical companies to comply with certain price reporting and other compliance requirements.

Our failure to comply with any of these federal and state health care laws and regulations, or health care laws in foreign jurisdictions, could have a material adverse effect on our business, financial condition, result of operations and cash flows.

Before we can market our products outside of the United States, we will need to obtain regulatory approval in each country in which we propose to sell our products.

In order to market and sell our products in jurisdictions other than the United States, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA and can involve additional testing.

In addition, in many countries worldwide, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Even if we were to receive approval in the United States, approval by the FDA for marketing in the United States does not ensure approval by regulatory authorities in other countries. Similarly, approval by one regulatory authority outside the United States would not ensure approval by regulatory authorities in other countries. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in foreign jurisdictions, the commercial prospects of those product candidates may be significantly diminished and our business prospects could be impaired.

Outside the United States, particularly in member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations or the successful completion of health technology assessment procedures with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Certain countries allow companies to fix their own prices for medicines but monitor the pricing.

In addition to regulations in the United States, if we market outside of the United States, we will be subject to a variety of regulations governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries.

If we do not have sufficient product liability insurance, we may be subject to claims that are in excess of our net worth.

Before we market any pharmaceutical product, we will need to purchase significant product liability insurance. However, in the event of major claims from the use of our products, it is possible that our product liability insurance will not be sufficient to cover claims against us. We cannot assure you that we will not face liability arising out of the use of our products which is significantly in excess of the limits of our product liability insurance. In such event, if we do not have the funds or access to the funds necessary to satisfy such liability, we may be unable to continue in business.

Because some of the patches we are developing, such as our abuse deterrent fentanyl patch, have potential severe side effects, we may face liability in the event patients suffer serious, possibly life-threatening, side effects from our products.

Fentanyl patches have known side effects and may cause serious or life-threatening breathing problems due to opioid-induced respiratory depression. In addition, taking certain medications with fentanyl may increase the risk of serious or life-threatening breathing problems, sedation or coma. Because of the seriousness of the side effects, fentanyl patches should only be used in accordance labelling approved by the FDA or by the applicable regulatory authorities outside of the United States. Fentanyl patches are only indicated for the treatment of people who are tolerant to opioid medications because they have taken this type of medication for at least one week and should not be used to treat mild or moderate pain, short-term pain, pain after an operation or medical or dental procedure, or pain that can be controlled by medication that is taken on an as-needed basis. Although we will include all warnings on the packaging that are required by the FDA or foreign regulatory authorities, claims may be made against us in the event that death or serious side effects result from the use of our abuse deterrent fentanyl transdermal system, even if prescribed for a patient for whom fentanyl patches should not be prescribed. We cannot assure you that we will not face significant liability as a result of such side effects and we may not have sufficient product liability insurance to cover any damages that may be assessed against us.

Because of our lack of funds, we may have to enter into a joint venture or strategic relationship or licensing agreement with a third party to develop and seek to obtain FDA approval of our potential products.

Our present efforts are directed to developing and seeking FDA approval for our pipeline of transdermal pharmaceutical products including our lead product, the abuse deterrent fentanyl transdermal system. The development of pharmaceutical products is very expensive with no assurance of obtaining FDA approval. Because of the costs involved, we may need to enter into a joint venture or strategic alliance or licensing or similar agreement with a third party to bring our products to market, in which event we would have to give up a significant percentage of the equity in or rights to the product and require the other party to provide the necessary financing and personnel and to take a significant role in making the decisions relating to the development, testing, marketing and manufacturing of the product. The third party may have interests which are different from, and possibly in conflict with, our own. If we are unable to attract competent parties to distribute and market any product which we may develop, or if such parties’ efforts are inadequate, we will not be able to implement our business strategy and may have to cease operations. We cannot assure you that we will be successful in entering into joint ventures or other strategic relationships or that any relationship into which we may enter will develop a marketable product or that we will generate any revenue or net income from such a venture.

We may decide not to continue developing or commercializing any products at any time during development or after approval, which would reduce or eliminate our potential return on investment for those product candidates.

We may decide to discontinue the development of our abuse deterrent fentanyl transdermal system or any other product in our pipeline or not to continue to commercialize any potential product for a variety of reasons, such as the appearance of new technologies that make our product less commercially viable, an increase in competition, changes in or failure to comply with applicable regulatory requirements, changes in the regulatory or public policy environment, the discovery of unforeseen side effects during clinical development or after the approved product has been marketed or the occurrence of adverse events at a rate or severity level that is greater than experienced in prior clinical trials. If we discontinue a program in which we have invested significant resources, we will not receive any return on our investment.

If any of our potential products are approved for marketing but fail to achieve the broad degree of physician or market acceptance necessary for commercial success, our operating results and financial condition will be adversely affected.

If any of the products in our pipeline receives FDA approval thereby allowing us to market the product in the United States, it will be necessary for us to generate acceptance of our product for the indications covered by the FDA approval. In order to generate acceptance in the marketplace, we will need to demonstrate to physicians, patients and payors that our product provides a distinct advantage or better outcome at a price that reflects the value of our product as compared with existing products. We will need to develop and implement a marketing program directed at both physicians and the general public. Since we do not presently have the resources necessary to develop or implement an in-house marketing program and we may not have the funds to do so if and when we obtain FDA approval to market our product, we will need to establish a distribution network though license and distribution agreements with third parties who have the capability to market our product to physicians, and we will be dependent upon the ability of these third parties to market our products effectively. We cannot assure you that we will be able to negotiate license and distribution agreements with terms that are acceptable to us. Since we do not have an established track record and our product pipeline is relatively small, we may be at a disadvantage in negotiating the terms of license and distribution agreements. Further, we may have little control over the development and implementation of our licensee’s marketing program, and our licensees may have interests that are inconsistent with ours with respect to the allocation of resources and implementation of the marketing program. We cannot assure you that a marketing program for any of our products can or will be implemented effectively or that we will be successful in developing physician and emergency service acceptance of our products.

If we seek to market any products in our pipeline in countries other than the United States, we will need to comply with the regulations of each country in which we seek to market our products.

None of our pharmaceutical products are currently approved for sale by any government authority in any jurisdiction. If we fail to comply with regulatory requirements in any market we decide to enter, or to obtain and maintain required approvals, or if regulatory approvals in the relevant markets are delayed, our target market will be reduced and our ability to realize the full market potential of our products will be harmed. Marketing approval in one jurisdiction, including the United States, does not ensure marketing approval in another, but a failure or delay in obtaining marketing approval in one jurisdiction may have a negative effect on the regulatory process in others. Failure to obtain a marketing approval in countries in which we seek to market our products or any delay or setback in obtaining such approval would impair our ability to develop foreign markets for any of our products.

The drug delivery industry is subject to rapid technological change and, our failure to keep up with technological developments may impair our ability to market our products.

Our products use technology which we developed for the transdermal delivery of drugs. The field of drug delivery is subject to rapid technological changes. Our future success will depend upon our ability to keep abreast of the latest developments in the industry and to keep pace with advances in technology and changing customer requirements. If we cannot keep pace with such changes and advances, our proposed products could be rendered obsolete, which would result in our having to cease its operations.

If we obtain FDA approval, we will face significant competition from better known and better capitalized companies.

If we obtain FDA approval for any of our products, we expect to face significant competition from existing companies, which are better known and already have developed relationships with physicians within the healthcare system. Any product we may develop will compete with existing medications performing the same medicinal functions, which may include transdermal patches. We cannot assure you that we will be able to compete successfully. In addition, even if we are able to commercialize our product candidates, we may not be able to price them competitively with current standard of care products or their price may drop considerably due to factors outside our control. If this happens or the price of materials and manufacture increases dramatically, our ability to continue to operate our business would be materially harmed and we may be unable to commercialize any products successfully. In addition, other pharmaceutical companies may be engaged in developing, patenting, manufacturing and marketing products that compete with those that we are developing. These potential competitors may include large and experienced companies that enjoy significant competitive advantages over us, such as greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition and more experience and expertise in obtaining marketing approvals from the FDA and foreign regulatory authorities.

Healthcare reforms by governmental authorities, court decisions affecting health care policies and related reductions in pharmaceutical pricing, reimbursement and coverage by third-party payors may adversely affect our business.

We expect the healthcare industry to face increased limitations on reimbursement, rebates and other payments as a result of healthcare reform, which could adversely affect third-party coverage of our proposed products and how much or under what circumstances healthcare providers will prescribe or administer our products, if approved.

In both the U.S. and other countries, sales of our products, if approved for marketing, will depend in part upon the availability of reimbursement from third-party payors, which include governmental authorities, managed care organizations and other private health insurers. Third-party payors are increasingly challenging the price and examining the cost effectiveness of medical products and services.

Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the United States healthcare system have been introduced or proposed in Congress and in some state legislatures, including reducing reimbursement for prescription products and reducing the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products.

Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products, which in turn would affect the price we can receive for those products. Any reduction in reimbursement that results from federal legislation or regulation may also result in a similar reduction in payments from private payors, since private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates.

Significant developments that may adversely affect pricing in the United States include the enactment of federal healthcare reform laws and regulations, including the Affordable Care Act, or ACA, which is popularly known as Obamacare, and the Medicare Prescription Drug Improvement and Modernization Act of 2003.  A recent district court decision which struck down Obamacare, if upheld, could have a material adverse effect upon reimbursement and payment for products such as our proposed products. Changes to the healthcare system enacted as part of any healthcare reform in the United States, as well as the increased purchasing power of entities that negotiate on behalf of Medicare, Medicaid, and private sector beneficiaries, may result in increased pricing pressure by influencing, for instance, the reimbursement policies of third-party payors. Regulatory changes which have the effect of decreasing the use of opioids has resulted in a decrease in the size of the market for opioid products, including fentanyl, could impact the market for our abuse deterrent fentanyl transdermal system or any other opioid-based transdermal product we may develop.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our technology which is incorporated in our products as well as successfully defending these patents against third-party challenges, should any be brought. 4P Therapeutics originally filed an international patent application under the Patent Cooperation Treaty for worldwide prosecution of the abuse deterrent transdermal technology intellectual property used in our lead product, the abuse deterrent fentanyl transdermal system.

The AVERSA abuse deterrent technology utilized in our AVERSA product pipeline is covered by an international intellectual property portfolio with patents issued in 44 countries including the United States, Europe, Japan, Korea, Russia, Mexico, and Australia. Patent prosecution is still pending in Canada and China. These patents provide patent coverage to 2035. We continue to build on our proprietary positions in the United States and internationally for our product candidates AVERSA Fentanyl, AVERSA buprenorphine and AVERSA methylphenidate as well as other products and technology that we may have in development. Our policy is to pursue, maintain and defend patent rights developed internally or acquired externally and to protect the technology, inventions and improvements that are commercially important to the development of our business. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology. We also rely on trade secrets to protect our commercial products and product candidates. Our commercial success also depends in part on our non-infringement of the patents or proprietary rights of third parties.

Our ability to stop third parties from making, using, selling, offering to sell or importing products utilizing our proprietary or patented technology is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. The patent positions of pharmaceutical and biopharmaceutical companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States. The biopharmaceutical patent situation outside the United States varies from country to country and is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in any patents we may be granted. Further, if any patents are granted and are subsequently deemed invalid and unenforceable, it could impact our ability to license our technology and, as noted previously, fend off competitive challenges. Patent litigation is very expensive and we may not have sufficient funds to defend our proprietary technology from infringement, either as a plaintiff in an action seeking to stop infringers from using our technology, or as a defendant in an action against us alleging infringement by us.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●	others may be able to make compositions or formulations that are similar to our product s but that are not covered by the claims of our patents;

●	other persons may have filed patents covering inventions, technology or processes that we use, with the result that we may infringe upon the prior patents;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies;

●	our pending patent applications may not result in the grant of patents;

●	any patents which may be issued may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges by third parties;

●	our inability to fund any litigation to defend our proprietary rights, either in defense of an action against us or a plaintiff to seek to prevent infringement.

●	our failure to develop additional proprietary technologies that are patentable.

If we seek to expand our business through acquisition, we may not be successful in identifying acquisition targets or integrating their businesses with our existing business.

We have recently expanded our business by acquisition, and we may make acquisitions in the future. In 2017, we issued 1,458,333 shares of common stock, valued at $2,500,000, in connection with our proposed acquisition of Advanced Health Brands, Inc., but the stock of Advanced Health Brands was never transferred to us and the value of the intellectual property we were to have acquired did not have the value we anticipated, with the result that we incurred a $2,500,000 impairment loss in the year ended January 31, 2018. In September 2018, we entered into an agreement to acquire Carmel Biosciences Inc., and in November 2018, we terminated the agreement and are in litigation with the purported sellers of the company to us.   We previously entered into another acquisition agreement which was rescinded shortly after the agreement was executed. We cannot assure you that any acquisition we complete will be successful or that any acquisition agreement we may enter into will result in an acquisition. An acquisition can be unsuccessful for a number of reasons, including the following:

●	We may incur significant expenses and devote significant management time to the acquisition and we may be unable to consummate the acquisition on acceptable terms.

●	The integration of any acquisition with our existing business may be difficult and, if we are not able to integrate the business successfully, we may not only be unable to operate the business profitably, but management may be unable to devote the necessary time to the development of our existing business;

●	The key employees who operated the acquired business successfully prior to the acquisition may not be happy working for us and may resign, thus leaving the business without the necessary continuity of management.

●	Even if the business is successful, our senior executive officers may need to devote significant time to the acquired business, which may distract them from their other management activities.

●	If the business does not operate as we expect, we may incur an impairment charge based on the value of the assets acquired.

●	The products or proposed products of the acquired company may have regulatory problems with the FDA or any other regulatory agency, including the need for additional and unanticipated testing or the need for a recall or a change in labeling.

●	We may have difficulty maintaining the necessary quality control over the acquired business and its products and services.

●	To the extent that an acquired company operates at a loss prior to our acquisition, we may not be able to develop profitable operations following the acquisition.

●	The acquired company may have liabilities or obligations which were not disclosed to us, or the acquired assets, including any intellectual property, may not have the value we anticipated.

●	The assets, including intellectual property, of the acquired company may not have the value that we anticipated.

●	We may require significant capital both to acquire and to operate the business, and the capital requirements of the business may be greater than we anticipated. Our failure to obtain funds on reasonable terms may impair the value of the acquisition.

●	The acquired company may not operate at the revenue level or with the gross margin shown in the financial statements or projections.

●	Patents may not be granted for patent applications which the acquired company filed or patents may be successfully challenged.

●	There may be conflicts in management styles that prevent us from integrating the acquired company with us.

●	The former equity owners or officers may compete in violation of their non-competition covenants or the non-competition covenants may be held to be unenforceable.

●	The business of the acquired company may have problems of which management was unaware and which do not become evident until after the acquisition and we may require significant funding to remedy the problem.

●	The indemnification obligations of the seller under the purchase agreement, if any, may be inadequate to compensate us for any loss, damage or expense which we may sustain, including undisclosed claims or liabilities.

●	To the extent that the acquired company is dependent upon its management to maintain relationships with existing customers, we may have difficulty in retaining the business of these customers if there is a change in management.

●	Government agencies may seek damages after we make the acquisition for conduct which occurred prior to the acquisition and we may not have adequate recourse against the seller.

If any of the foregoing or any other events which we do not contemplate happen, we may incur significant expenses, which we may not be able to cover, and the development of our business can be impaired. We cannot assure you that any acquisition we will make will be successful.

We are dependent on third party distributors for the international marketing of our consumer products and complying with applicable laws.

We do not currently sell or market our consumer transdermal products domestically, or for our international sales, directly to international consumers, and we rely on distributors to sell and market these products. We cannot market our consumer transdermal patch products in the United States without first obtaining FDA approval. We do not plan to seek FDA approval or market these products in the United States at this time. We plan to sell our transdermal consumer products to distributors in those countries in which the products can be sold in compliance with all applicable regulations without our spending significant monies for preclinical and clinical studies to obtain regulatory approval.

We are dependent upon our chief executive officer, our president and our chief operating officer.

We are dependent upon Gareth Sheridan, our chief executive officer, Serguei Melnik, our president and Dr. Alan Smith, our chief operating officer who is president of 4P Therapeutics. Although Mr. Sheridan and Mr. Melnik have employment agreements with us, the employment agreements does not guarantee that the officer will continue with us. We do not have an employment agreement with Dr. Smith. The loss of Mr. Sheridan, Mr. Melnik or Dr. Smith would materially impair our ability to conduct our business.

If we are unable to attract, train and retain technical and financial personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain key management, technical, regulatory and financial personnel. Recruiting and retaining capable personnel with experience in pharmaceutical product development is vital to our success. There is substantial competition for qualified personnel, and, competition is likely to increase. We cannot assure you we will be able to attract or retain the personnel we require. Our financial condition is likely to impair our ability to attract qualified candidates. If we are unable to attract and retain qualified employees, our business may be materially and adversely affected.

Risks Concerning our Securities

We have broad discretion in the use of the proceeds from this offering, and we may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

A portion of the net proceeds from this offering are expected to be used for general corporate purposes, work on the development of our lead product and working capital. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. The net proceeds of this offering will not be sufficient to complete the development and testing of our lead product. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

Our lack of internal controls over financial reporting may affect the market for and price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to file a report by our management on our internal control over financial reporting. Our disclosure controls and our internal controls over financial reporting are not effective. We do not have the financial resources or personnel to develop or implement systems that would provide us with the necessary information on a timely basis so as to be able to implement financial controls The absence of internal controls over financial reporting may inhibit investors from purchasing our stock and may make it more difficult for us to raise capital or borrow money. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in developing or maintaining internal control.

The market price for our common stock may be volatile and your investment in our common stock could suffer a decline in value.

The trading volume in our stock is low, which may result in volatility in our stock price. As a result, any reported prices may not reflect the price at which you would be able to sell shares of common stock if you want to sell any shares you own or buy if you wish to buy shares. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float and is actively traded. The price of our stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	the market’s reaction to our financial condition and its perception of our ability to raise necessary funding or enter into a joint venture, given the economic environment resulting from the COVID-19 pandemic, as well as its perception of the possible terms of any financing or joint venture;

●	the market’s perception as to our ability to generate positive cash flow or earnings;

●	changes in our or any securities analysts’ estimate of our financial performance;

●	the perception of our ability to raise the necessary financing to complete the product development activities including preclinical and clinical testing required for FDA approval and our ability to generate revenue and cash flow from our products;

●	the anticipated or actual results of our operations;

●	changes in market valuations of other companies in our industry;

●	litigation or changes in regulations and insurance company reimbursement policies affecting prescription drugs;

●	concern that our internal controls are ineffective;

●	any discrepancy between anticipated or projected results and actual results of our operations;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	other factors not within our control.

There are risks associated with our February 2023 dual listing of our common stock on the MERJ Upstream Exchange, which is available solely for our non-U.S. resident stockholders.

Listing shares of the Company on Upstream is only suitable for investors who are familiar with and willing to accept the high risk associated with speculative investments. There can be no assurance in that marketplace that the valuation of any particular company’s securities is accurate or in agreement with the market or industry comparative valuations. Investors must be able to afford market volatility and afford the loss of their investment. Companies listed on Upstream are subject to significant ongoing corporate obligations including, but not limited to disclosure, filings, and notification requirements, as well as compliance with applicable quantitative and qualitative listing standards. The following are specific risks in connection with our stockholders listing their shares on Upstream:

●	Regulatory Risk: Different countries have different rules and regulations governing securities trading, and investors who trade on foreign exchanges may be subject to unfamiliar or complex regulations. In some cases, foreign regulators may have different reporting requirements or different standards for disclosure than US regulators, which can make it difficult for investors to make informed decisions. In addition, these rules and regulations may be imposed on regulated companies in an unpredictable manner and adversely affect the trading environment on the particular exchange.

●	There are risks to the investment of our shareholders who have listed their shares of common stock on Upstream in the event that Upstream and associated entities in its trading activities are not properly registered with the SEC as a broker or dealer, national securities exchange and/or clearing agency.

●	Market Risk: Non-US markets may be subject to different economic, political, or social conditions than US markets of which we are not aware, and which could negatively affect the performance of securities traded in those markets. Investors who trade on non-US exchanges may be exposed to higher levels of volatility and uncertainty than they would be if they traded solely on US exchanges.

●	Liquidity Risk: Dual listed securities traded on non-US exchanges may have lower liquidity than comparable securities traded on US exchanges, which can make it more difficult for investors to buy or sell those securities at the desired price.

●	Operational Risk: Trading on overseas exchanges may also expose investors to operational risks, such as delays or errors in the settlement of trades or difficulties in accessing trading platforms or loss of securities resulting from a failure of the exchanges operating and securities transfer operations.

●	Media Risk Negative news reported in the media concerning events reported with respect to the market for our securities on a foreign exchange or international markets generally could hurt the market for our Company’s stock. To the extent our stockholders that choose to have their Nutriband common stock traded in digital token form on Upstream experience trading difficulties, low trading prices due to foreign market conditions or a loss on their securities due to market conditions or exchange operational issues, there is the risk that reports in the media could hurt our stock prices in the Nasdaq Stock Market and harm our reputation, adversely affecting our ability to raise capital in the U.S. and international markets.

Raising funds by issuing equity or convertible debt securities could dilute the net tangible book value of the common stock and impose restrictions on our working capital.

We anticipate that we will require funds in addition to the net proceeds from this offering for our business. If we were to raise capital by issuing equity securities, either alone or in connection with a non-equity financing, the net tangible book value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the market price, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer dilution, which could be significant. Further, if we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

Stockholders may experience significant dilution as a result of future equity offerings and other issuances of our common stock or other securities.

We will need to raise substantial funds in order to develop our products. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not which is less than the market price and which may be based on a discount from market at the time of issuance. Stockholders will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our present and future stock incentive programs. In addition, the sale of shares and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our failure to meet the continued listing requirements of Nasdaq could result in a de-listing of our Common Stock.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to de-list our securities. Such a de-listing would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

We and our senior executive officers settled an SEC investigation, which may affect the market for and the market price of our common stock and our ability to list on a stock exchange.

Following an investigation into the accuracy of statements in our Form 10 registration statement filed June 2, 2016, as amended, and our Form 10-K annual report filed May 8, 2017 that did not accurately reflect the FDA’s jurisdiction over our consumer products and did not disclose that we could not legally market these products in the United States, a Wells notice which we, our chief executive officer and our chief financial officer received on August 10, 2017 and a Wells submission which we and the officers submitted in response to the Wells notice, the SEC, on December  26, 2018, announced that it has accepted our settlement offer and instituted settled an administrative cease-and-desist proceeding against us and our chief executive officer and chief financial officer. The SEC’s administrative order, dated December 26, 2018, finds that we and the officers consented – without admitting or denying any findings by the SEC — to cease-and-desist orders against them for violations by us of Sections 12(g) and 13(a) of the Securities Exchange Act of 1934 and Rules 12b-20 and 13a-1 thereunder, which require issuers to file accurate registration statements and annual reports with the Commission; violations by the officers for causing our violations of the above issuer reporting provisions; and violations by the officers of Rule 13a-14 of the Exchange Act, which requires each principal executive and principal financial officer of issuers to attest that annual reports filed with the SEC do not contain any untrue statements of material fact. In addition to consenting to the cease-and-desist orders, the officers have each agreed to pay a $25,000 civil penalty to resolve the investigation. The administrative order does not impose a civil penalty or any other monetary relief against us. The settlement may affect the market for and the market price of our common stock.

The market price for our common stock may be volatile and your investment in our common stock could suffer a decline in value.

The trading volume in our stock is low, which may result in volatility in our stock price. As a result, any reported prices may not reflect the price at which you would be able to sell shares of common stock if you want to sell any shares you own or buy if you wish to buy shares. Further, stocks with a low trading volume may be more subject to manipulation than a stock that has a significant public float and is actively traded. The price of our stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include, but are not limited to, the following, in addition to the risks described above and general market and economic conditions:

●	concern about the effects of our settlement with the SEC;

●	the market’s reaction to our financial condition and its perception of our ability to raise necessary funding or enter into a joint venture, given the economic environment resulting from the COVID-19 pandemic, as well as its perception of the possible terms of any financing or joint venture;

●	the market’s perception as to our ability to generate positive cash flow or earnings;

●	changes in our or any securities analysts’ estimate of our financial performance;

●	the perception of our ability to raise the necessary financing to complete the product development activities including preclinical and clinical testing required for FDA approval and our ability to generate revenue and cash flow from our products;

●	the anticipated or actual results of our operations;

●	changes in market valuations of other companies in our industry;

●	litigation or changes in regulations and insurance company reimbursement policies affecting prescription drugs;

●	concern that our internal controls are ineffective;

●	any discrepancy between anticipated or projected results and actual results of our operations;

●	actions by third parties to either sell or purchase stock in quantities which would have a significant effect on our stock price; and

●	other factors not within our control.

Because of our executive officers’ stock ownership and stock ownership of certain other stockholders that have invested in the company, these stockholders have the power to elect all directors and to approve any action requiring stockholder approval.

Our officers and directors as a group beneficially own approximately 35% of our common stock as of May 5, 2023.   As a result, they have the effective power using their contacts with a limited number of other shareholders to elect all of our directors and to approve any action requiring stockholder approval.

 Raising funds by issuing equity or convertible debt securities could dilute the net tangible book value of the common stock and impose restrictions on our working capital.

We anticipate that we will require funds in addition to the net proceeds from this offering for our business. If we were to raise capital by issuing equity securities, either alone or in connection with a non-equity financing, the net tangible book value of the then outstanding common stock could decline. If the additional equity securities were issued at a per share price less than the market price, which is customary in the private placement of equity securities, the holders of the outstanding shares would suffer dilution, which could be significant. Further, if we are able to raise funds from the sale of debt securities, the lenders may impose restrictions on our operations and may impair our working capital as we service any such debt obligations.

Stockholders may experience significant dilution as a result of future equity offerings and other issuances of our common stock or other securities.

We will need to raise substantial funds in order to develop our products. In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not which is less than the market price and which may be based on a discount from market at the time of issuance. Stockholders will incur dilution upon exercise of any outstanding stock options, warrants or upon the issuance of shares of common stock under our present and future stock incentive programs. In addition, the sale of shares and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect a number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which will be for the first five full fiscal years    following our first public offering completed October 1, 2021, we will not be required to, among other things, (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (iii) provide certain disclosure regarding executive compensation, or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.07 billion of non-convertible debt over a three-year period. To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our common stock to be less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not intend to pay any cash dividends in the foreseeable future.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially.

These risks and uncertainties, many of which are beyond our control, include, and are not limited to:

●	Our ability to raise the necessary financing for the development of our business and the terms of any financing which we are able to raise;

●	Our ability to receive FDA marketing approval for any products we may develop;

●	Our ability to obtain and enforce any United States and foreign patent we may seek;

●	Our ability to design and execute clinical trials to the satisfaction of regulatory authorities;

●	Our ability to engage, if and when necessary, an independent preclinical or clinical testing organization to design and implement our trials;

●	Our ability to launch any products for which we receive FDA marketing approval;

●	Our ability to generate sufficient revenue from our contract services to cover our operating expenses;

●	Our ability to establish a distribution network for the marketing and sale of any products for which we receive FDA approval;

●	Our ability to establish manufacturing facilities in compliance with FDA good manufacturing practices or to enter into manufacturing agreements for the manufacture of our products in an FDA approved manufacturing facility;

●	Our ability to enter into joint venture or other strategic relationship with respect to any of our proposed products;

●	The ability of the other party to any joint venture or strategic relationship to implement successfully any plans for the development, clinical testing, manufacturing and marketing of the products subject to the joint venture or strategic relationship;

●	Our ability to evaluate potential acquisitions, and the consequences of our failure to accurately evaluate the acquisitions;

●	Our ability to integrate any business we acquire with our business;

●	Changes in national, regional and local government regulations, taxation, controls and political and economic developments that the market for our products;

●	Our ability to develop and market products with the most current technology;

●	Our ability to obtain and maintain any permits or licenses necessary for our business;

●	Our ability to identify, hire and retain qualified executive, administrative, regulatory, research and development, and other personnel;

●	Our ability to negotiate licenses on favorable terms with companies that have experience in marketing products such as ours;

●	The costs associated with defending and resolving pending and potential legal claims, even if such claims are without merit;

●	The effects of the SEC settlement;

●	The effects of competition on our and our licensee’s ability to price, market and sell our product;

●	Our ability to achieve favorable pricing for our products with third party reimbursement parties with respect to our products;

●	Our ability to accurately estimate anticipated expenses, capital requirements and needs for additional financing;

●	Our ability to accurately estimate the timing, cost or other aspects of the commercialization of our product candidates;

●	Any failure of Best Choice or any other international distributor to comply with applicable laws, including Best Choice’s failure to obtain regulatory approval to market our consumer products in South Korea;

●	The failure or inability of Best Choice or any other international distributor to develop an effective marketing program or to sell our products in any meaningful quantity;

●	Actions by third parties to either sell or purchase our common stock in quantities that would have a significant effect on our stock price;

●	Risks generally associated with pre-revenue development stage companies in the pharmaceutical industry;

●	Current and future economic and political conditions;

●	The impact of changes in accounting rules on our financial statements;

●	Other assumptions described in this prospectus; and

●	Other matters that are not within our control.

Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, you should not place undue reliance on these forward-looking statements.

The forward-looking statements in this prospectus speak only as of the date of this prospectus and you should not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to certain events, risks, and uncertainties that may be outside of our control. When considering forward-looking statements, you should carefully review the risks, uncertainties and other cautionary statements in this prospectus as they identify certain important factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These factors include, among others, the risks described under in this prospectus, including those described under “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as in other reports and documents we file with the SEC. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $[*], after deducting estimated underwriting discounts and commissions and the underwriters’ non-accountable expense allowance and estimated offering expenses of approximately $   in the aggregate.

We intend to use the proceeds of this offering substantially as follows:

(i)	Approximately $[*] million (approximately % of the net proceeds) for completing research and development of our abuse deterrent fentanyl transdermal system, AVERSA and the FDA submission and clearance. We believe that the proceeds of this offering will not be sufficient to enable us to complete the development of the product and the FDA submission, and we estimate that we will require an at least $ million to $ million, in addition to the funds used from the proceeds of this offering, to complete the FDA clinical trial process, although it is possible that our costs may significantly exceed those amounts. We anticipate that we will also require additional funds to establish a marketing program, although we cannot estimate our required costs at this time. We do not have any formal or informal understandings or agreements with any person to provide us with any additional funds that we require; and

(ii)	Funds for working capital and general corporate purposes include amounts required to pay officers’ compensation, consulting fees, professional fees, ongoing public reporting costs, office-related expenses and other corporate expenses and other costs incurred in connection with the operation of our business. To the extent that our working capital requirements exceed our estimate or to the extent that we continue to generate negative gross margins and negative cash flow from operations, we may need to allocate to working capital a portion of the proceeds otherwise allocated to the development of our abuse deterrent fentanyl transdermal system. If our operations do not generate a positive cash flow, we may need to devote a greater portion of the net proceeds to working capital, thereby reducing the funds available for product development.

We have granted the underwriters a 45-day option to purchase up to an aggregate of    additional shares of common stock to cover over-allotments of shares in this offering. If the underwriters exercise their over-allotment option, they are not required to purchase the same number of shares of common stock. Any proceeds from the exercise of the over-allotment option will be used for working capital and for the development of our abuse deterrent fentanyl transdermal system.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We do not anticipate paying any cash dividends in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our board of directors, after it’s taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our common stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

CAPITALIZATION

The following table sets forth our capitalization as of [*], 2023

●	on an actual basis

●	as adjusted for the sale of [*], after deducting the estimated underwriting discounts and commissions, the non-accountable expense allowance payable to the underwriters, and other estimated offering costs and reversal of our derivative liability resulting from the payment of convertible debt.

	, 2023
	Actual	As adjusted
Common stock	$7,833	$
Additional paid-in capital	31,092,807
Accumulated other comprehensive loss	(304)
Treasury stock	(32,641)
Accumulated deficit	(22,494,705)
Stockholders’ equity	8,572,990

You should read the foregoing table in connection with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Since our initial public offering on October 1, 2021, our common stock has traded on The NASDAQ Capital Market under the symbol “NTRB”, and our Warrants are traded on The NASDAQ Capital Market under the symbol “NTRBW”.

As of May 5, 2023, we had 76 holders of record of our common stock.

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY, telephone (800) 937-5449.

DILUTION

If you purchase shares of our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of January 31, 2023, our historical net tangible book value was approximately $2,708,093, or $0.35 per share of our common stock, based on 7,833,150 shares of common stock issued and outstanding as of such date. Our historical net tangible book value per share represents tangible assets, less liabilities and intangible assets, divided by the aggregate number of shares of common stock outstanding as of January 31, 2023.

After giving effect to (i) the sale by us of [*] shares of common stock in this offering at an assumed public offering price of $ [*]per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of January 31, 2023 would have been $ [*] or $[*]per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $ [*] per share and an immediate dilution in pro forma net tangible book value to new investors of $ [*]per share. Dilution per share represents the difference between the price per share to be paid by new investors for the shares of common stock sold in this offering and the pro forma as adjusted net tangible book value per share immediately after this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$
Historical net tangible book deficit per share as of January 31, 2023	$
Pro forma increase in net tangible book value per share as of January 31, 2023 attributable to the pro forma transactions described above
Pro forma net tangible book value per share as of January 31, 2023	$
Increase in pro forma net tangible book value per share attributable to new investors participating in this offering	$
Pro forma as adjusted net tangible book value per share after this offering		$
Dilution per share to new investors participating in this offering		$

Each $1.00 increase or decrease in the assumed public offering price of $[*]per share, would increase or decrease, as applicable our pro forma as adjusted net tangible book value per share after this offering by $ [*]per share and the dilution in pro forma per share to investors participating in this offering by $ [*]per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each[*]share increase or decrease in the number of shares offered by us would increase or decrease, as applicable our pro forma as adjusted net tangible book value per share after this offering by $[*]per share and the dilution in pro forma as adjusted net tangible book value per share to investors participating in this offering by $ [*]per share, assuming the public offering price of $[*] per share remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The foregoing tables assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters’ exercise their over-allotment option to purchase additional shares in full, the number of shares of common stock held by our existing stockholders will represent approximately  [*]% of the total number of shares of our common stock outstanding after this offering and the number of shares held by new investors will represent approximately [*]% of the total number of shares of our common stock outstanding after this offering.

If the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value per share of our common stock after this offering would be $ [*]  per share, and the dilution in pro forma net tangible book value per share to investors participating in this offering would be $ [*] per share of common stock.

In addition, to the extent any outstanding stock options, warrants or other equity awards are exercised, or we issue additional equity or convertible securities in the future, investors participating in this offering will experience further dilution.

The foregoing table and calculations (other than historical net tangible book value) are based on 7,843,150 shares of common stock outstanding as of January 31, 2023, and excludes :

●	[*] shares of common stock issuable upon exercise of stock options outstanding as of January 31, 2023, with a weighted-average exercise price of $[*] per share;

●	[*] shares of our common stock issuable upon the exercise of warrants outstanding as of January 31, 2023 with an exercise price of $[*] per share;

●	[*]

●	[*]shares of common stock issuable upon the exercise of the Representative’s Warrants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus.

It should be noted that current public health threats continue to affect our ongoing or planned business operations. In particular, the novel coronavirus (COVID-19) which has resulted in quarantines, restrictions on travel and other business and economic disruptions.   We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the partners and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and adversely impacted. The measures being taken by service providers and government agencies to suppress the spread of COVID-19 infection may delay time to production of our planned abuse deterrent fentanyl transdermal system product and therefor delay the time of filing with FDA for approval.

Overview

AVERSA™ transdermal abuse deterrent technology.

Our primary business is the development of a portfolio of transdermal pharmaceutical products. Our lead product is our abuse deterrent fentanyl transdermal system which will require approval from the Food and Drug Administration (“FDA”) and substantial additional capital for research and development. Our abuse deterrent transdermal product under development has the potential to provide clinicians and patients with an extended-release transdermal fentanyl product for use in managing chronic pain requiring around the clock opioid therapy combined with properties designed to deter the abuse and misuse of fentanyl patches. In addition, we believe that our abuse deterrent technology can be broadly applied to various transdermal products and our strategy is to follow the development of our abuse deterrent fentanyl transdermal system with the development of abuse deterrent transdermal products for pharmaceuticals that have risks or a history of abuse. We received on January 28, 2022 an Issue Notification from the United States Patent and Trademark Office (USPTO) for our United States patent entitled, “Abuse and Misuse Deterrent Transdermal System,” that protects our Aversa™ technology platform.

Transdermal Pharmaceutical Products

Through October 31, 2018, our business was the development of a line of consumer and health products that are delivered through a transdermal or topical patch. Following our acquisition of 4P Therapeutics on August 1, 2018, our focus expanded to include prescription pharmaceuticals, and we are seeking to develop and seek FDA approval on a number of transdermal pharmaceutical products under development by 4P Therapeutics.

Most of our planned consumer products require FDA approval for sale in the United States, and we have not sought to obtain, and we do not plan to seek to obtain, FDA approval to market these products in the United States at this time. Following our acquisition of selected assets from Pocono Coated Products, LLC (“Pocono”), we are primarily focused on providing contract manufacturing services and consulting services to 3rd party brands with no intention at this time to launch our own consumer products.

4P Therapeutics has not generated any revenue from any of its products under development. Rather, prior to our acquisition, 4P Therapeutics generated revenue to provide cash for its operations through contract research and development and related services for a small number of clients in the life sciences field on an as-needed basis. We are, for the near term, continuing this activity, although we do not anticipate that it will generate significant revenues and, since our acquisition, it has generated minor gross margins. We have no long-term contractual obligations, and either party can terminate at any time.

With the change in our focus, our capital requirements have increased substantially. The process of developing pharmaceutical products and submitting them for FDA approval is both time consuming and expensive, with no assurance of obtaining approval from the FDA to market our product in the United States. We will require approximately $10 million for research and development of our abuse deterrent fentanyl transdermal system, including clinical manufacturing and clinical trials that need to be completed in order to obtain FDA approval. However, the total cost could be substantially in excess of that amount.

On August 31, 2020, the Company entered into a Purchase Agreement (“Agreement”), with Pocono Coated Products (“PCP”), pursuant to which PCP agreed to sell the Company all of the assets associated with its Transdermal, Topical, Cosmetic and Nutraceutical business (the “Assets”). PCP is the manufacturer of our transdermal consumer products, and we bought that business from them. The purchase price for the Assets was (i) $6,000,000 paid in shares of the Company’s common stock at a value of the average price of the previous 90 days at the date of Closing (the “Shares”); (ii) a promissory note of the Company in the principal amount of $1,500,000, which is due upon the earlier of (a) twelve (12) months from issuance, or (b) immediately following a capital raise of no less than $4,000,000 and/or a public offering of no less than $4,000,000. The note was repaid in full in October 2021. Subsequent to the repayment of the note, the Shares were released from escrow.

On October 5, 2021, the Company, having been approved for the listing of its common stock on The Nasdaq Capital Market effective October 1, 2021, consummated a public offering (the “IPO”) of units (the “Units”), of common stock and warrants that were offered in the IPO on The Nasdaq Capital Market, which included 1,231,200 (each a “Unit”), each Unit consisting of one share of common stock, par value $0.001 per share, and one warrant (each a “Warrant”) at a price of $5.36 per Unit. Each Warrant is immediately exercisable, will entitle the holder to purchase one share of common stock at an exercise price of $6.43 and will expire five (5) years from the date of issuance. The underwriters’ over-allotment option was exercised for 184,800 warrants to purchase shares of common stock bringing to total net proceeds to the Company from the IPO to $5,836,230. The shares of common stock and Warrants are separately transferred immediately upon issuance. As of October 31, 2022, 457,795 Warrants issued in the IPO have been exercised, with net proceeds to the Company of $2,942,970.

On November 1, 2021, The Board of Directors adopted the 2021 Employee Stock Option Plan (the “Plan”). The Company has reserved 408,333 shares to issue and sell upon the exercise of stock options issued under the Plan. On November 3, 2021, the Company filed a Registration Statement on Form S-8, to register under the Securities Act of 1933, as amended, the 408,333 shares of common stock reserved for issuance under the Plan, and on October 12, 2022, a Post-Effective Amendment to the Form S-8 was filed with the SEC. On January 21, 2022, the Board approved options to purchase 190,751 shares of the Company’s common stock under the Plan issued to executive officers and directors of the Company at an exercise price of $4.16 ($4.58 per share for two of the officers as required by IRS rules). On August 1, 2022, the Board approved option grants previously approved by the Compensation Committee for an aggregate of 137,084 shares of common stock at exercise prices $4.09 or $4.50 per share depending on IRS rules as applicable to the recipient,, and on September 30, 2022, approved option issuances under the Plan for an aggregate of 35,000 shares of common stock at an exercise price of $3.59 per share for services provided by the independent directors, as previously approved by the Compensation Committee.

The Company received a favorable verdict on July 13, 2022 from the Circuit Court, Orange County, Florida, providing for rescission of the Company’s 2017 acquisition of Advanced Health Brands and recovery by the Company of the 1,400,000 shares(adjusted for a 1-for-4 reverse stock split effective June 23, 2019 and the 7-for-six forward stock split effective August 15, 2022) of common stock issued in the acquisition, effectively allowing the Company on July 25, 2022 to cancel 1.4M shares of common stock held by the defendants.

On October 31, 2022, the Company filed the Proxy Statement with the SEC for its Annual Meeting of Stockholders, for the election of directors held on December 9, 2022, in Orlando, Florida. This Proxy Statement is available on our website at HTTPS://Nutriband.com/proxy.

Forward Split of our Common Stock.

On July 26, 2022, our Board of Directors approved the amendment to our Articles of Incorporation to effect a 7 for 6 forward stock split (the “Stock Split”) of our outstanding common stock. We filed the amendment set forth in a Certificate of Change with the Secretary of State of Nevada on August 4, 2022. The 7:6 forward split was effective for trading purposes on the Nasdaq Capital Market on August 12, 2022. Each shareholder of record as of the August 15, 2022 record date received one (1) additional share of common stock for each six (6) shares held as of the record date. No fractional shares of common stock were issued in connection with the Stock Split. Instead, all shares were rounded up to the next whole share. In connection with the Stock Split, which did not require shareholder approval under the Nevada corporation law, the number of authorized shares of common stock of the Company was increased in the same ratio as the shares of outstanding common stock were increased in the Stock Split, from 250,000,000 authorized shares to 291,666,666 authorized shares.

Years Ended January 31, 2023 and 2022

For the year ended January 31, 2023, we generated revenue of $2,079,609 and our costs of revenue were $1,329,200, resulting in a gross margin of $750,409. For the year ended January 31, 2022, we generated revenue of $1,422,154 and our costs of revenue were $917,844, resulting in a gross margin of $504,310 in the subsequent year. Our revenue for the year ended January 31, 2023, was derived from sales of $1,785,507 from our transdermal patch manufacturing segment and $294,102 from contract services from our 4P Therapeutics segment. The increase in revenue of $657,455 from the transdermal patch manufacturing segment is primarily due to an increase in demand which has continued in the subsequent year. The transdermal patch manufacturing segment increased its margin by 3% during the period.  Our cost of revenue for our contract research and development services represents our labor cost plus a modest amount of material costs which we passed on to the client. Our sales and cost of sales remained constant for our contract services compared to the prior year.

For the year ended January 31, 2023, our selling, general and administrative expenses were $3,916,041, primarily legal, accounting, administrative salaries and equity-based payments, compared to $4,022,824 for the year ended January 31, 2022. The amount remained relatively constant for the prior year.

During the years ended January 31, 2023 and 2022, the Company recorded an impairment expense of $327,326 and $2,180,836, respectively, due to a write down of Goodwill in connection with its Pocono acquisition. The write down of goodwill is attributable primarily to the effects of the pandemic. The valuation of the reporting unit does not exceed the carrying amount of goodwill using the value in use or the going concern premise.

During the year January 31, 2023, the Company incurred research and development expenses on its Aversa Fentanyl product of $982,227, primarily of salaries and development costs from Kindeva as compared to $411,383 for the year ended January 31, 2022.

During the year ended January 31, 2022, the Company incurred a gain on extinguishment of debt of $53,028, consisting primarily of forgiveness of a PPP loan. There was no gain on extinguishment of debt during the year ended January 31, 2023.

We incurred interest expense of $8,289 for the year ended January 31, 2023, as compared to $118,421 for the year ended January 31, 2022, primarily from the amortization of debt discounts.

As a result of the foregoing, we sustained a net loss of $4,483,474, or $(0.53) per share (basic and diluted) for the year ended January 31, 2023, compared with a loss of $6,372,715, or $(0.80) per share (basic and diluted) for the year ended January 31, 2022. The net loss for 2022 includes a deemed dividend of $196,589 from the settlement of a warrant round down.

Liquidity and Capital Resources

As of January 31, 2023, we had $1,985,440 in cash and cash equivalents and working capital of $1,945,132, as compared with cash and cash equivalents of $4,891,868 and working capital of $4,686,112 as of January 31, 2022. The Company received proceeds of approximately $8.8 million from the completion of its public offering, exercise of warrants and the sale of common stock during the year ended January 31, 2022.

For the year ended January 31, 2023, we used cash of $2,987,198 in our operations. The principal adjustments to our net loss of $4,483,474 were depreciation and amortization of $330,143, and stock-based compensation of $1,019,310, and goodwill impairment of $327,326.

For the year ended January 31, 2023, we used cash in investing activities of $79,304 primarily for the purchase of equipment.

For the year ended January 31, 2023, we provided cash in financing activities of $160,074, primarily from the proceeds of $296,875 from the exercise of warrants, offset from the purchase of treasury stock of $119,006. For the year ended January 31, 2022, we had cash flows of $7,630,693 from financing activities, primarily $9.4 million from the completion of our public offering, exercise of warrants, and gross proceeds from the sale of common stock offset by a payment on long-term debt of $1.5 million and the repurchase of treasury stock.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Forward Stock Split

On July 26, 2022, our Board of Directors approved the amendment to our Articles of Incorporation to effect a 7 for 6 forward stock split (the “Stock Split”) of our outstanding common stock. The Company filed the amendment set forth in a Certificate of Change with the Secretary of State of Nevada on August 4, 2022. The 7:6 forward stock split was effective for trading purposes on the Nasdaq Capital Market on August 12, 2022. Each shareholder of record as of the August 15, 2022 record date received one (1) additional share for each six (6) shares held as of the record date. No fractional shares of common stock were issued in connection with the Stock Split. Instead, all shares were rounded up to the next whole share. In connection with the Stock Split, which did not require shareholder approval under the Nevada corporation law, the number of shares of common stock of the Company was increased in the same ratio as the shares of outstanding common stock were increased in the Stock Split, from 250,000,000 authorized shares to 291,666,666 authorized shares.

All share and per share information in these financial statements retroactively reflect the forward stock split.

Going Concern Assessment

Management assesses liquidity and going concern uncertainty in the Company’s condensed financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

As of January 31, 2023, the Company had cash and cash equivalents of $1,985,440 and working capital of $1,945,132. For the year ended January 31, 2023, the Company incurred an operating loss of $4,483,474 and used cash flow from operations of $2,987,198. The Company has generated operating losses since its inception and has relied on sales of securities and issuance of third-party and related-party debt to support cash flow from operations. In October 2021, the Company consummated a public offering and received net proceeds of $5,836,230. The Company also received to date $2,942,970 proceeds from the exercise of warrants. The Company has used these proceeds to fund operations and will continue to use the funds as needed. In March 2023, the Company entered into a three-year $2,000,000 Creditline Note facility for $2 million which will permit the Company to draw on the credit line to fund the Company’s research and development of its Aversa Fentanyl product.

Management has prepared estimates of operations for the next twelve months and believes that sufficient funds will be generated from operations to fund its operations for one year from the date of the filing of these condensed consolidated financial statements, which indicates improved operations and the Company’s ability to continue operations as a going concern. The impact of COVID-19 on the Company’s business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to normal operations.

Management believes the substantial doubt about the ability of the Company to continue as a going concern is alleviated by the above assessment.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances. The Company bases its estimates on historical experience and on other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to a customer. The Company recognizes revenue based on the five criteria for revenue recognition established under Topic 606: 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price among the performance obligations, and 5) recognize revenue as the performance obligations are satisfied.

Accounts Receivable Trade accounts receivables are recorded at the net invoice value and are not interest bearing. The Company maintains allowances for doubtful accounts for estimated losses from the inability of its customers to make required payments. The Company determines its allowances by both specific identification of customer accounts where appropriate and the application of historical loss to non-applicable accounts. For the years ended January 31, 2023 and 2022, the Company recorded no bad debt expense for doubtful accounts related to account receivable.

Inventories

Inventories are valued at the lower of cost and reasonable value determined using the first-in, first-out (FIFO) method. Net realized value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. The cost of finished goods and work in process is comprised of material costs, direct labor costs and other direct costs and related production overheads (based on normal operating capacity). As of January 31, 2023 and 2022, 100% of the inventory consists of raw materials.

Intangible Assets

Intangible assets include trademarks, intellectual property and customer base acquired through business combinations. The Company accounts for Other Intangible Assets under the guidance of ASC 350, “Intangibles-Goodwill and Other.” The Company capitalizes certain costs related to patent technology. A substantial component of the purchase price related to the Company’s acquisitions have also been assigned to intellectual property and other intangibles. Under the guidance, other intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are tested annually for impairment. Trademarks, intellectual property and customer base are being amortized over their estimated useful lives of ten years.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition. Goodwill is reviewed for impairment annually on January 31, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceeds their fair value. The Company does not amortize goodwill in accordance with ASC 350. In connection with the Company’s acquisition of 4P Therapeutics LLC in 2018, the Company recorded Goodwill of $1,719,235. On August 31, 2020, in connection with the Company’s acquisition of Pocono Coated Products LLC and Active Intelligence LLC, the Company recorded Goodwill of $5,810,640. During the years ended January 31, 2023 and 2022, the Company recorded an impairment charge of $327,326 and $2,180,836, respectively, reducing the Active Intelligence LLC Goodwill to $3,302,478. As of January 31, 2023 and 2022, Goodwill amounted to $5,021,713 and $5,349,039, respectively.

Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related book value.

Earnings per Share

Basic earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period.  Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock and potential shares of common stock outstanding during the period. Potential shares of common stock consist of shares issuable upon the exercise of outstanding options and common stock purchase warrants. As of January 31, 2023, and 2022, there were 1,778,006 and 1,503,171 common stock equivalents outstanding, that were not included in the calculation of dilutive earnings per share as their effect would be anti-dilutive.

Stock-Based Compensation

ASC 718, “Compensation - Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services, and, since February 1, 2019, non-employees, are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). As of February 1, 2019, pursuant to ASC 2018-07, ASC 718 was applied to stock-based compensation for both employees and non-employees.

Research and Development Expenses

Research and development costs are expensed as incurred.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States and Ireland.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more-likely-than-not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company’s cash and cash equivalents are concentrated primarily in banks. At times, such deposits could be in excess of insured limits. Management believes that the financial institutions that hold the Company’s financial instruments are financially sound and, accordingly, minimal credit risk is believed to exist with respect to those financial interests. As of and for the year ended January 31, 2023, two customers accounted for 34% and 14% of the Company’s revenue and one customer accounted for 94% of accounts receivable. As of and for the year ended January 31, 2022, three customers accounted for 19%, 17% and 13% of the Company’s revenue and three customers accounted for 58%, 21% and 17% of accounts receivable.

BUSINESS

Our Business

Our lead product under development is AVERSA Fentanyl, an abuse deterrent fentanyl transdermal system that combines an approved generic fentanyl patch with our AVERSA abuse deterrent technology to reduce the abuse and misuse of fentanyl patches. We believe that AVERSA technology can be broadly applied to various transdermal products, and our plan is to follow the development of our abuse deterrent fentanyl transdermal system with the development of additional transdermal abuse deterrent products for pharmaceuticals that have a risk or history of abuse. Specifically, we have expanded our development pipeline to include AVERSA Buprenorphine and AVERSA Methylphenidate. In addition, we are developing a portfolio of transdermal pharmaceutical products to deliver already approved drugs or biologics that are typically delivered by injection but with the potential to improve compliance and therapeutic outcomes through transdermal delivery.

We have a feasibility agreement with Kindeva Drug Delivery, formerly 3M Drug Delivery (“Kindeva”), for the development of AVERSA Fentanyl using Kindeva’s FDA approved Fentanyl patch. The feasibility agreement is focused on adapting Kindeva’s commercial transdermal manufacturing process to incorporate AVERSA abuse deterrent technology.

The product development program for AVERSA Fentanyl includes performing preclinical and clinical studies to demonstrate the abuse deterrent properties of the product. The program assumes that the fentanyl transdermal system is already approved and the only change to the approved product will be to incorporate the AVERSA technology into the patch design with no change being made to the fentanyl drug matrix or its demonstrated safety, patch performance or drug release characteristics. Preclinical studies to be performed primarily consist of laboratory-based in vitro manipulation and extraction studies in various extraction media per FDA guidance. Clinical evaluation primarily consists of a Phase 1 Human Abuse Liability (HAL) study to demonstrate the abuse potential of the product per FDA guidance. The regulatory path for FDA approval is planned to be a 505(b)(2) NDA submission to access the safety and efficacy information on file for Duragesic® fentanyl transdermal system as the reference-listed drug and to be able to obtain approval for abuse deterrent claims as a branded pharmaceutical product.

The product development program for the additional AVERSA pipeline products, AVERSA Buprenorphine and AVERSA Methylphenidate, are similar to that of AVERSA Fentanyl, assuming that the AVERSA technology is incorporated into an already approved transdermal patch.

Through January 31, 2023, we had not generated any revenue from our transdermal consumer patches. Consumer products are products that can be sold over-the-counter and do not require a prescription. Most transdermal patches are considered drugs in the United States and cannot be marketed in the United States without approval from the FDA. We have not taken any steps to seek to obtain FDA approval for any of our consumer products in development that would permit sales of those products in the United States, and we have no plans to do so in the near term.

Acquisition of 4P Therapeutics

Pursuant to an acquisition agreement dated April 5, 2018 between us and 4P Therapeutics, on August 1, 2018, we acquired all of the equity interest in 4P Therapeutics from Steven Damon, the owner of 4P Therapeutics. The purchase price of $2,250,000, consisting of 72,916 shares of common stock, valued at $1,850,000, and cash of $400,000, and are to pay Mr. Damon a 6% royalty on any revenue we receive or derive from our utilization or sale of the abuse deterrent intellectual property that we acquired as a part of the assets 4P Therapeutics, including partner license milestones and development payments. The royalty is payable pursuant to the acquisition agreement and continues as long as we generate revenue from our utilization or sale of the abuse deterrent intellectual property we acquired as part of the acquisition of 4P Therapeutics. The 72,916 shares were issued to Mr. Damon and Dr. Alan Smith. In connection with the acquisition, Mr. Damon retained any cash and accounts receivable and assumed any liabilities other than those relating to the ongoing business. Pursuant to the acquisition agreement, we appointed Mr. Damon to our board of directors in April 2018, when we signed the acquisition agreement, and we agreed to pay Mr. Damon the compensation received by independent board members.

As a result of the acquisition, the focus of our business has changed from the development and marketing outside of the U.S. of consumer transdermal products to the development of 4P Therapeutics’ portfolio of pharmaceutical transdermal products. Our lead product under development is AVERSA® Fentanyl (abuse deterrent fentanyl transdermal system) which we plan to develop to deter the abuse and accidental misuse of fentanyl transdermal patches. Fentanyl is a potent synthetic opioid that is marketed as a transdermal patch for chronic pain management. There are currently a number of generic fentanyl patches on the market but none of them have abuse deterrent properties. We believe that our AVERSA® abuse deterrent technology, containing aversive agents will significantly deter the abuse and accidental misuse of fentanyl from transdermal patches.

With the acquisition of 4P Therapeutics, we acquired a research pipeline of other transdermal products, including peptides and proteins such as exenatide for type 2 diabetes and FSH for infertility. These drugs are off patent but are currently only available as injections, and we are evaluating the possibility of developing a transdermal delivery system for these drugs as an alternative to injection but with improved compliance and safety. In addition, we may develop certain generic transdermal products where we think we can make an improvement to existing patches and where we believe we can take significant market share with good profit margins. The prioritization of our portfolio product candidates will be reviewed on an ongoing basis and will take into account technical progress, market potential and R&D funding available. We cannot assure you that we will be able to develop and obtain FDA approval for any of these potential products or that we can be successful in marketing any such products. The FDA approval process can take many years to complete successfully, and we will require substantial funding for each product that goes through the process. We cannot assure you that we will obtain FDA marketing approval for any of our products.

In addition to performing research and development for its own products, 4P Therapeutics performs contract research and development services for a small number of clients in the life sciences field to help support its ongoing operations. The work includes conducting early-stage drug and device clinical and preclinical studies and providing clinical-regulatory and formulation/analytical consulting services. Neither we nor current clients have any long-term commitments, and either party can terminate at any time. We do not expect to generate significant revenues from these services.

Acquisition of Pocono Coated Products

On August 25, 2020, the Company formed Pocono Pharmaceuticals Inc.(“Pocono”), a wholly owned subsidiary of the Company. Effective August 31, 2020, the Company entered into a Purchase Agreement (“Agreement”) with Pocono Coated Products (“PCP”), a manufacturer of Topical and transdermal products, pursuant to which PCP agreed to sell the Company certain of the assets and liabilities associated with its Transdermal, Topical, Cosmetic and Nutraceutical business (the “Business”), including all related equipment, intellectual property and trade secrets, cash balances, receivables, bank accounts and inventory. The net assets were contributed to Pocono. Included in the transaction, the Company acquired 100% of the membership interests of Active Intelligence LLC (“Active Intelligence”). The purchase price for the assets of the Business is (i) $6,000,000 paid in 709,938 shares of the Company’s common stock, based on the average price for the Company’s common stock for the previous 90 days as of the date of Closing (the “Shares”); (ii) a promissory note of the Company in the principal amount of $1,500,000, which has been paid in full as of October 1, 2021.

Our Organization

We are a Nevada corporation, incorporated on January 4, 2016. In January 2016, we acquired Nutriband Ltd, an Irish company which was formed by Gareth Sheridan, our chief executive officer, in 2012, to enter the health and wellness market by marketing transdermal patches. Our corporate headquarters are located at 121 S. Orange Ave. Suite 1500, Orlando, Florida 32801, telephone (407) 377-6695. Our website is www.nutriband.com. Information contained on or available through our website or any other website does not constitute a portion of this annual report.

Effects of the COVID-19 Pandemic

Our business may be affected by the COVID-19 pandemic and the response to the pandemic. Factors which may affect our business include, but are not limited to, the following:

●	The decision by investors who would invest in early-stage pharmaceutical companies to limit their financing efforts to companies that are dealing with products or services related to COVID-19 diagnosis or treatment.

●	The effect of recent stock market declines on the willingness of investors to make an investment in our securities.

●	The financial health of our potential contract service customers.

●	Our ability to perform contract services.

●	Our ability to obtain any goods or services which we may need to perform contract services.

●	The ability of our foreign distributors to obtain regulatory approval, which may be affected by the regulatory agencies giving a low priority to products such as our consumer patches.

Pharmaceutical Products in Development

We have a pipeline of transdermal pharmaceutical products that are primarily in the early stages of development. Our current focus is on the development of AVERSA Fentanyl for which we have a feasibility agreement with Kindeva Drug Delivery, a contract development and manufacturing organization. We plan to follow on from this with development of additional products utilizing the AVERSA abuse deterrent transdermal technology, namely, AVERSA Buprenorphine and AVERSA Methylphenidate.

AVERSA Fentanyl is an abuse deterrent fentanyl patch for the treatment of chronic pain. As the United States faces an epidemic of opioid abuse, fentanyl transdermal patches have become an attractive target for recreational drug abusers due to the high potency of fentanyl and its ease of abuse by the oral route. We are looking to utilize our proprietary approach to incorporate aversive agents into the transdermal patch to deter the abuse of fentanyl patches by the oral, buccal and inhaled routes, which represent as much as 70% of all transdermal fentanyl abuse. The technology is based on the incorporation of taste and sensory aversive agents into the patch that are intended to make abuse a very unpleasant experience thereby deterring the recreational abuse of fentanyl patches. These aversive agents have high potency, established safety, and the potential to prevent accidental misuse by children and pets. The aversive agents are coated onto the backing of the transdermal patch in a controlled release formulation that provides immediate and sustained release of aversive agents. This provides several advantages including having a physical separation of the aversive agents from the drug matrix, availability of aversive agents even after the patch is used and making it difficult to separate the aversive agents from the drug by extraction. The aversive agents are not contained in the drug matrix and are not delivered to the skin during patch wear. In addition to the fentanyl patch, this technology has broad applicability to any patch where deterring abuse as well as accidental misuse by children and pets are valuable attributes.

We believe that our abuse deterrent technology can be broadly applied to various transdermal products and our strategy is to follow the development of our AVERSA Fentanyl with the development of additional products for pharmaceuticals that have a risk or history of abuse. For example, we believe that our technology can be utilized in other transdermal products to deter the abuse of other drugs such as buprenorphine, an opioid used to treat acute pain and chronic pain, and methylphenidate, a central nervous system stimulant. Buprenorphine is an opioid used to treat opioid addiction, acute pain and chronic pain. It can be used under the tongue, by injection, as a skin patch, or as an implant. For opioid addiction, it is typically only started when withdrawal symptoms have begun and for the first two days of treatment under direct observation of a health care provider. For longer term treatment of addiction, a combination formulation of buprenorphine/naloxone is recommended to prevent misuse by injection. Methylphenidate, sold under various trade names, such as Ritalin in oral form, and in transdermal patch form known as Daytrana, is a central nervous system stimulant that is used in the treatment of attention deficit hyperactivity disorder and narcolepsy. We plan to develop transdermal delivery systems for buprenorphine and methylphenidate after we make significant progress on our abuse deterrent fentanyl transdermal system.

Our research pipeline consists primarily of drug compounds which have been previously approved by the FDA and are now off-patent. In some cases, we are developing a non-injectable version of the drug utilizing our transdermal technology which represents a new route of administration. In most cases, we plan to utilize the 505(b) (2) NDA regulatory pathway provided by the FDA which allows us to reference the safety information on file at FDA for the approved drug or to reference the published literature instead of having to generate new safety information that would typically be required for new chemical entities. However, we cannot assure you that the FDA will concur with our approach or that we will be able to receive FDA approval to market any of products that we develop.

We are also exploring transdermal delivery of proteins and peptides such as exenatide for type 2 diabetes and follicle stimulating hormone (FSH) for infertility. Presently, these products are only available by injection. We believe that transdermal delivery has the potential to improve compliance, which can lead to improved therapeutic outcomes associated with these treatments.

In addition, we may seek to develop certain generic transdermal products where we think we can efficiently make an improvement to existing patches and potentially take significant market share with good profit margins.

The prioritization of our portfolio of product candidates will be reviewed on an ongoing basis and will take into account technical progress, market potential, available funding and commercial interest. Our ability to take any meaningful steps to the development of any of these products is determined by our ability to provide sufficient funding for such activities. As stated above, without additional financing or a joint venture agreement we will not be able to take any steps to the development of any of these products.

We currently have no branded OTC or consumer products nor do we plan to launch any OTC or consumer products in the near term as our focus is primarily on our pharmaceutical development pipeline and continuing the contract services offered by our subsidiaries.

Pharmaceutical Manufacturing and Supply

Manufacturing of our pharmaceutical transdermal products in development will be performed in compliance with FDA current Good Manufacturing Practices (cGMP) and all applicable local regulations by contract manufacturers. All manufacturing processes and facilities will be subject to review by the FDA during development, prior to approval and during subsequent routine FDA inspections. We plan to continue to rely on contract manufacturers and, potentially, collaboration partners to manufacture commercial quantities of our products, if and when approved for marketing by the FDA.

Government Regulation

United States

The pharmaceutical business is subject to extensive government regulation. In the United States, we must comply with the rules and regulations of the FDA. In other countries, we must comply with the laws and regulations of each country to legally market and sell our products. Obtaining FDA approval does not mean that the product will be approved in other countries. Each country may require that additional clinical and nonclinical studies be conducted prior to approval.

The process required by the FDA to receive approval prior to marketing and distributing a drug in the United States generally involves a preclinical phase followed by three phases of clinical trials. The definition of drug is broadly defined and includes the pharmaceutical products we have in development. Even though the drug used in each of our proposed products is currently approved by the FDA in other dosage forms, we will still need to conduct a development program that will include preclinical and clinical trials before we receive FDA marketing approval. The FDA also has a number of abbreviated approval pathways which, if we are eligible, could shorten the time for approval. For example, the regulatory path for the AVERSA products in development is intended to follow a 505(b)(2) NDA regulatory pathway which reduces the amount of clinical work that needs to be performed to a single trial to evaluate the abuse potential of the product as the safety and efficacy of the drug has already been established. However, we cannot be certain that we will be able to use any abbreviated approval pathway, in which event we will need to comply with the full regulatory pathway as described below.

The full (although not typical for the AVERSA related products) FDA regulatory pathway consists of the following phases of development.

●	Preclinical phase. Before a drug company can test an experimental treatment in humans, it must prove the drug is safe and effective in animals. Scientists run tests in various animals before presenting the data to the FDA as an investigational new drug application. For already approved drugs, an animal study may not be required prior to testing in humans. In most cases, the company must file an Investigational New Drug (IND) submission to get clearance to test the product in humans.

●	Phase one clinical trial. In the first round of clinical trials, the drug company attempts to establish the drug’s safety in humans. Drug researchers administer the treatment to healthy individuals — instead of patients suffering from the disease or condition the drug is intended to treat — and gradually increase the dose to see if the drug is toxic at higher levels or if any possible side effects occur. These drug trials are usually small, containing about 20 to 80 participants, according to the FDA. For drug delivery products incorporating already approved drugs, Phase 1 studies involve measuring blood levels of the drug to understand the pharmacokinetics for a new route of administration.

●	Phase two clinical trial. In the second round of clinical trials, researchers give the treatment to patients who have the disease to assess the drug’s efficacy. The trial is randomized, meaning half of the study participants receive the drug and half receive a placebo. These trials usually contain hundreds of participants, according to the FDA. There is about a 30 percent chance of a drug moving on to a phase three clinical trial, according to data from the biotech trade organization BIO. For already approved drugs, as is the case with drug delivery products, a Phase 2 trial may not be necessary as the therapeutic drug doses and blood concentrations are already known. However, a Phase 2 may be conducted to inform the design of the Phase 3 clinical trial in regards to the safety and efficacy of the product when used by patients.

●	Phase three clinical trial. In the third phase of clinical trials, researchers work with the FDA to design a larger trial to test the drug’s ideal dosage, patient population and other factors that could decide whether the drug is approved, according to the report. These trials usually contain a few hundred to thousands of participants. In the case of drug delivery products that utilize an approved drug, Phase 3 trials will typically include a comparison to the already approved reference product. For example, a transdermal patch may be compared to an injection.

●	New drug application (NDA). Once a drug company collects and analyzes all data from the clinical trials, it submits a new drug application to the FDA. The application includes trial data, preclinical information and details on the drug’s manufacturing process. If the FDA accepts the application for review, the agency has ten months — or six months if the drug has priority review status — to make a decision, according to the report. The FDA can hold an advisory committee meeting where independent experts assess the data and recommend whether to approve the drug. From there, the FDA will either approve the drug or give the applicant a complete response letter, which explains why the drug did not get approved and what steps the applicant must take before resubmitting the application for approval.

Before approving an NDA, the FDA may inspect the facilities where the product is being manufactured or facilities that are significantly involved in the product development and distribution process and will not approve the product unless they determine that compliance with current good manufacturing practices is satisfactory. The FDA may deny approval of an NDA if applicable statutory or regulatory criteria are not satisfied, or may require additional testing or information, which can delay the approval process. In pursuing FDA approval there may be various delays and it is possible that approval may never be granted. In addition, new government requirements may be established that could delay or prevent regulatory approval of our product candidates under development.

If a product is approved, the FDA may impose limitations on the indications for use for which the product may be marketed, may require that warning statements be included in the product labeling, may require that additional studies or trials be conducted following approval as a condition of the approval, may impose restrictions and conditions on product distribution, prescribing or dispensing in the form of a risk management plan, or impose other limitations.

Once a product receives FDA approval, marketing the product for other indicated uses or making certain manufacturing or other changes related to the product will require FDA review and approval of a supplemental NDA or a new NDA, which may require additional clinical safety and efficacy data and may require additional review fees. In addition, further post-marketing testing and surveillance to monitor the safety or efficacy of a product may be required. Also, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if safety or manufacturing problems occur following initial marketing.

With respect to the labeling for our abuse deterrent transdermal fentanyl system or any other opioid transdermal patch we develop, it is likely that we will need to disclose the risks of improper use or abuse using language required by the FDA.

FDA Approval Pathways

The FDA has several pathways that can be followed to obtain FDA approval.

●	A stand-alone NDA is an application submitted under Section 505(b)(1) of the Food, Drug and Cosmetic Act (“FD&C Act”) and approved under Section 505(c) of the FD&C Act that contains full reports of investigations of safety and effectiveness that were conducted by or for the applicant or for which the applicant has a right of reference or use. This is typically the pathway used for new chemical entities.

●	A 505(b)(2) application is an NDA submitted under Section 505(b)(1) and approved under Section 505(c) of the FD&C Act that contains full reports of investigations of safety and effectiveness, where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use. This is the pathway typically taken for off-patent drugs that are being development into alternate dosage forms or routes of administration.

●	An ANDA is an application for a duplicate of a previously approved drug product that was submitted and approved under Section 505(j) of the FD&C Act. An ANDA relies on the FDA’s finding that the previously approved drug product is safe and effective. An ANDA generally must contain information to show that the proposed generic product (1) is the same as the drug with respect to the active ingredients, conditions of use, route of administration, dosage form, strength and labeling (with certain permissible differences) and (2) is bioequivalent to the referenced drug. An ANDA may not be submitted if studies are necessary to establish the safety and effectiveness of the proposed product. This is the pathway taken for generic drugs.

We cannot assure you that we will be able to take advantage of any of the available abbreviated approval pathways for any of our proposed products.

Post-approval requirements

Any drug products for which we receive FDA approval will be subject to continuing regulation by the FDA. Certain requirements include, among other things, record-keeping requirements, reporting of adverse events with the product, providing the FDA with updated safety and efficacy information on an annual basis or more frequently for specific events, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements. These promotion and advertising requirements include, among others, standards for direct-to-consumer advertising, prohibitions against promoting drugs for uses or patient populations that are not described in the drug’s approved labeling, known as “off-label use,” and other promotional activities, such as those considered to be false or misleading. Failure to comply with FDA regulations can have negative consequences, including the immediate discontinuation of noncomplying materials, adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Such enforcement may also lead to scrutiny and enforcement by other government and regulatory bodies.

Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not encourage, market or promote such off-label uses. As a result, “off-label promotion” has formed the basis for litigation under the Federal False Claims Act, violations of which are subject to significant civil fines and penalties. In addition, manufacturers of prescription products are required to disclose annually to the Center for Medicaid and Medicare any payments made to physicians and teaching hospitals in the U.S. under the federal Physician Payment Sunshine Act. Reportable payments may be direct or indirect, in cash or kind, for any reason, and are required to be disclosed even if the payments are not related to the approved product. Failure to fully disclose or not in time reporting could lead to penalties up to $1.15 million per year.

The manufacturing of any of our products will be required to comply with the FDA’s current Good Manufacturing Practices (cGMP) regulations. These regulations require, among other things, quality control and quality assurance, as well as the corresponding maintenance of comprehensive records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are also required to register with the FDA their establishments and list any products they make and to comply with related requirements in certain states. These entities are further subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with current good manufacturing practices and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Discovery of problems with a product after approval may result in serious and extensive restrictions on a product, manufacturer or holder of an approved NDA, as well as lead to potential market disruptions. These restrictions may include recalls, suspension of a product until the FDA is assured that quality standards can be met, and continuing oversight of manufacturing by the FDA under a “consent decree,” which frequently includes the imposition of costs and continuing inspections over a period of many years, as well as possible withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented. Other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, or Phase IV testing, as well as risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could otherwise restrict the distribution or use of our products.

Other Government Regulations

We may be subject to government regulations that are applicable to businesses generally, including those relating to workers’ health and safety, environmental and waste disposal, wage and hour and labor practices, including sexual harassment laws and regulations, and anti-discrimination laws and regulations.

In addition, we must comply with the laws and regulations governing the research and manufacture of products containing controlled substances such as fentanyl and other opioids. We or our contract manufacturer must be licensed by the Drug Enforcement Agency (DEA) and the state(s) in which we conduct research and development activities.

Europe and Other Countries

If we market our products in any countries other than the United States, we would be subject to the laws of those countries. To obtain market access for our products in other countries we must comply with numerous and varying regulatory requirements of such countries regarding safety and efficacy and governing, among other things, clinical trials and commercial sales, pricing and distribution of our products.

The European medicines regulatory system is based on a network of around 50 regulatory authorities from the 31 countries in the European Economic Area, the European Commission and the European Medicines Agency. All medicines must be authorized before they can be placed on the market in the European Union. The European system offers different routes for authorization. A centralized procedure allows the marketing of a medicine on the basis of a single European Union assessment and marketing authorization which is valid throughout the European Union. However, a majority of medicines authorized in the European Union do not fall within the scope of the centralized procedure, and we do not know whether our proposed products will fall within the centralized authorization. We also do not know how the withdrawal of Great Britain from the European Union will affect the procedure for approval of medicines in the United Kingdom. If we are not able to use the centralized procedure, we would need to use one of the following procedures. One method is the decentralized procedure where we would apply for simultaneous authorization in more than one European Union member. The second method is the mutual-recognition procedure where we would have a medicine authorized in one European Union country apply for authorization to be recognized in other European Union countries. In either case, we would be required to complete clinical trials to demonstrate the safety and efficacy of the medicine and show that the medicine is manufactured in accordance with good manufacturing practices based upon European Union standards.

In countries other than the United States and the European Union, we would be required to comply with the applicable laws of those countries, which may require us to perform additional clinical testing.

Failure to obtain regulatory approval in any country would prevent our product candidates from being marketed in those countries. In order to market and sell our products in jurisdictions other than the United States and the European Union, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The regulatory approval process outside the United States and the European Union generally includes all of the risks associated with obtaining FDA and European Union approval but can involve additional testing.

In addition, in many countries worldwide, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Even if we were to receive approval in the United States or the European Union, approval by the FDA or the European Medicines Agency does not ensure approval by regulatory authorities in other countries or jurisdictions. Similarly, approval by one regulatory authority outside the United States would not ensure approval by regulatory authorities in other countries or jurisdictions. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of our product candidates by regulatory authorities in other foreign jurisdictions, the commercial prospects of those product candidates may be significantly diminished and our business prospects could decline.

Outside the United States, particularly in member states of the European Union, the pricing of prescription drugs is subject to governmental control. In these countries, pricing negotiations or the successful completion of health technology assessment procedures with governmental authorities can take considerable time after receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures.

In addition to regulations in the United States, if we market outside of the United States, we will be subject to a variety of regulations governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries.

Intellectual Property

The AVERSA abuse deterrent technology utilized in our AVERSA product pipeline is covered by an international intellectual property portfolio with patents issued in 45 countries including the United States, Europe, Japan, Korea, Russia, Mexico, Canada, and Australia and pending in China. These patents provide patent coverage to 2035. We continue to build on our proprietary positions in the United States and internationally for our product candidates AVERSA Fentanyl, AVERSA buprenorphine and AVERSA methylphenidate as well as other products and technology that we may have in development. Our policy is to pursue, maintain and defend patent rights developed internally or acquired externally and to protect the technology, inventions and improvements that are commercially important to the development of our business. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents granted to us in the future will be commercially useful in protecting our technology. We also may rely on trade secrets to protect our commercial products and product candidates. Our commercial success also depends in part on our non-infringement of the patents or proprietary rights of third parties.

Further, we plan to seek trademark protection in the United States and internationally where available and when appropriate. We have registered the name Nutriband in the United States. We have received a notice of allowance for the AVERSA trademark for our abuse deterrent technology in the United States.

Competition

The pharmaceutical industry is highly competitive and subject to rapid change as new products are developed and marketed. Potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, and medical technology companies. We believe the key competitive factors that will affect the development and commercial success of our products are product performance including safety and efficacy, level of patient compliance, healthcare professional acceptance, and the extent of insurance reimbursement of our products.

As our development pipeline includes products that contain opioids (AVERSA Fentanyl and AVERSA Buprenorphine), we continually monitor the market for opioid products, particularly in the United States. Pharmaceutical companies engaged in the distribution and sale of opioids, in particular for the treatment of chronic pain, are promoting responsible opioid use. In 2022, the CDC revised its clinical practice guideline for prescribing opioids to ease the restrictions on prescribers and encourage responsible opioid use particularly for patients with moderate to severe pain. Our opioid products potentially offer a unique proposition to meet the unmet needs of patients by deterring the abuse and misuse of opioids while making opioids accessible to those patients who need them. If approved, our AVERSA pipeline products will compete with the currently marketed products that do not contain abuse deterrent features as well as other products that may employ different abuse deterrent technology. We may also have to compete with products that do not contain opioids or other drugs that are susceptible to abuse. We are not aware of any abuse deterrent transdermal products that are in development or being marketed at this time. If we obtain regulatory approval to market our products, we cannot assure you that we will be successful in the marketplace.

Property

We do not own any real property. We lease under a one year lease an office for $ 2,500 per month at 121 South Orange Street, Orlando, Florida. With the office lease, we have access to boardrooms, kitchen facilities and administrative support services. We lease manufacturing space in Cherryville, North Carolina, for $3,000 per month under a three-year lease entered into on February 1, 2022, with a renewal option.

Legal Proceedings

None.

MANAGEMENT

Set forth below are the name, age, position of and biographical information about each nominee, all of whom are currently directors and compromise our entire Board as of the record date.

Name	Age	Position
Gareth Sheridan	33	Chief Executive Officer and Director
Serguei Melnik	50	Chairman of the Board, President and Secretary
Mark Hamilton(1)(3)	38	Director
Radu Bujoreanu(1)(2)(3)	53	Director
Stefani Mancas(2)(3)	46	Director
Irina Gram(2)(1)	34	Director
Gerald Goodman	75	Chief Financial Officer
Alan Smith, Ph.D.	57	Chief operating officer and president of 4P Therapeutics
Patrick Ryan	37	Chief technical officer
Jeff Patrick, Pharm.D.	53	Chief scientific officer

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Gareth Sheridan, our founder, has been chief executive officer and a director since our organization in 2016. In 2012, Mr. Sheridan founded Nutriband Ltd., an Irish company which we acquired in 2016. Mr. Sheridan was named Ireland’s ‘Young Entrepreneur of the Year’ in 2014 in the National Bank of Ireland Startup Awards for establishing Nutriband Ltd. Mr. Sheridan has further business awards from S. Dublin’s Best Young Entrepreneur and Nutriband Ltd as S. Dublin’s Best Startup Company. Mr. Sheridan has also worked as a Business Mentor with 100 Minds, a social enterprise founded in 2013, that brings together some of Ireland’s top college students and connects them with one cause to achieve large charitable goals in a short space of time. Mr. Sheridan is also a past Nissan Generation Next Ambassador, receiving the acknowledgement in 2015 by Nissan Ireland as one of Ireland’s future generational leaders.

In 2019 Mr. Sheridan served on the Board of the St. James Hospital foundation, the charitable foundation for Ireland’s largest public hospital. Mr. Sheridan received a B.Sc. in Business and Management from Dublin Institute of Technology in 2012 where he concentrated on international economics, venture creation and entrepreneurship.

Serguei Melnik, who was elected by the Board as President on October 8, 2021, serves as a member of the board of directors and is a co-founder of Nutriband Inc. Mr. Melnik has previously served as our chief financial officer and a director since January 2016. Mr. Melnik has been involved in general business consulting for companies in the U.S. financial markets and setting up a legal and financial framework for operations of foreign companies in the U.S. Mr. Melnik advised UNR Holdings, Inc. with regard to the initiation of the trading of its stock in the over-the-counter markets in the U.S. and has provided general advice with respect to the U.S. financial markets for companies located in the U.S. and abroad. From February 2003 to May 2005, he was the Chief Operations Officer and a Board member of Asconi Corporation, Winter Park, Florida, with regard to restructuring the company and listing it on the American Stock Exchange. Mr. Melnik from June 1995 to December 1996 was a lawyer in the Department of Foreign Affairs, JSC Bank “Inteprinzbanca,”, Chisinau, Moldova, and prior thereto practiced law in Moldova in various positions. Mr. Melnik is fluent in Russian, Romanian, English and Spanish.

Mark Hamilton, an independent director since July 2018, is an experienced director level professional who joined global consulting firm, Korn Ferry in 2020 as a Managing Consultant. Prior to moving into organizational consulting, Mark qualified as a Chartered Accountant in global advisory firm, BDO, where he spent 12 years advising some of Ireland’s most successful businesses. His work originated in corporate finance/corporate recovery and more recently, he spent 5 years leading BDO’s client management and sales function, as Head of Business Development. Mr. Hamilton is a Member of the Association of Chartered Accountants (ACA), since 2012. Mr. Hamilton’s accounting/consulting background and experience in corporate finance, restructuring, sales and talent assists us in his role as an independent Board member and Committee Chair. Mr. Hamilton has a very strong presence in the business community across jurisdictions, along with an accomplished track record in project management and business development. Educated at Terenure College, Mark went on to study a B.Sc. degree in Business & Management at Dublin Institute of Technology and subsequently received First Class Honours in his postgraduate degree, for which he specialized in Accountancy in 2009. In addition to his ACA qualification, Mark has also recently completed a diploma in Corporate Governance and is now a member of the Corporate Governance Institute which will assist him in his role as Independent Director, alongside his recent approval by the Central Bank of Ireland to act as an Independent Director to regulated entities.

Radu Bujoreanu has been a director since June 2019. Mr. Bujoreanu has been the owner and executive director of Consular Assistance, Inc., which provides assistance in obtaining visas for the Republic of Moldova and related services since December 2002, and he has been a real estate agent with Keller Williams Realty, Inc. since May 2019. Mr. Bujoreanu received his bachelor degree in international public law from the University of Moldova.

Prof. Dr. Stefani Mancas received a Ph. D. in Applied Mathematics from the University of Central Florida, with the dissertation topic "Dissipative solitons in the cubic-quintic complex Ginzburg-Landau equation: Bifurcations and Spatiotemporal Structure", for which Stefani won the Outstanding Dissertation Award. Currently, Stefani is a tenured full professor, and a researcher, in the Department of Mathematics at Embry-Riddle Aeronautical University in Daytona Beach. Stefani’s research areas are finding analytical solutions to nonlinear dissipative equations that can be reduced through Darboux transformations to Riccati or Abel equations. The focus is on Schrödinger equation, for which Stefani is using methods based on factorization, and variational formulation together with ansatz reduction with global minimizers of objective functions, applied to supersymmetric quantum mechanics. Additionally, Stefani is using the theory of elliptic functions with applications to problems in nonlinear optics, soliton theory, general relativity, and inflation, as well as optimization of the blockchain, and quantum cryptography. Stefani has been admitted to the Harvard Business Analytics Program at Harvard Business School, an 18-month program which will build the capabilities in technical, analytical, and operational areas that can be used to advance her career in the global market.

Irina Gram was elected as a director of the Company at the January 21, 2022 stockholders meeting. Irina is a new member of our Board, and is a Senior Financial Analyst at Thales IFEC, Melbourne, Florida. There she is responsible for financial planning, analysis and risk and opportunities reviews of multiple development and customer programs. From 2016 to 2017, she was a Project Engineering Coordinator at Thales IFEC, where she executed budgeting and forecasting activities with specialized focus on SFRD spending, interfaced with engineering team to monitor and report the performance of the financial impact of projects. From 2013 to 2016, she held various project management, accounting and reporting positions with Siemens Building Technology, Inc., Winter Park, Florida. She received a Bachelor’s Degree in Finance from the University of Central Florida, Orlando, Florida, where she graduated in May 2015, with honors, and received a Masters Degree in business administration from the University of Central Florida, Orlando, Florida, in May 2019.

Gerald Goodman has been our chief accounting officer since July 31, 2018 and was elected our Chief Financial Officer on November 12, 2020. Mr. Goodman is a certified public accountant and, since 2014, has practiced with his own firm, Gerald Goodman CPA P.C. From January 1, 2010 until December 31, 2014, Mr. Goodman practiced with Madsen & Associates, CPA’s Inc., Murray, Utah, and was a non-equity partner and managed the firm’s SEC practice. Mr. Goodman is a director of Lifestyle Medical Network, Inc., which provides management services to healthcare providers. From 1971 to 2010, Mr. Goodman was a partner in the accounting firm of Wiener, Goodman & Company P.C. Mr. Goodman is a 1970 graduate of Pennsylvania State University where he received a B.S. Degree in Accounting.

Alan Smith, Ph.D., serves as Chief Operating Officer of Nutriband and President of 4P Therapeutics, a wholly owned subsidiary of Nutriband. He joined the Company after Nutriband acquired 4P Therapeutics in 2018. Dr. Smith co-founded 4P Therapeutics in 2011 to develop drug-device and biologic-device combination products to meet the needs of patients, physicians, and payers, and was Vice President, Clinical, Regulatory, Quality and Operations at the time of the acquisition. Dr. Smith is co-inventor of the Company’s Aversa™ abuse deterrent transdermal system technology. Dr. Smith has over 20 years of experience in the research and development of drug and biologic delivery systems, diagnostics and medical devices for treatment and management of chronic pain, diabetes, and cardiovascular disease. Previously, he was with Altea Therapeutics, a venture capital funded company focused on novel transdermal drug and biologic delivery, most recently serving as Vice President, Product Development and Head of Clinical R&D, Regulatory Affairs, and Project Management. Prior to joining Altea Therapeutics, he led the development of transdermal glucose monitoring systems at SpectRx, Inc., a publicly traded noninvasive diagnostics company. Dr. Smith received Ph.D. and M.S. degrees in Biomedical Engineering from Rutgers University and the University of Medicine and Dentistry of New Jersey. He currently serves on the Editorial Advisory Board of Expert Opinion on Drug Delivery.

Paddy Ryan has been chief technical officer since February 2018. Having worked in the tech industry for 8 years, Paddy brings a fresh perspective and understanding to our team. From September 2019 to present Mr. Ryan served as director of digital agency for Trigger Media. From 2013 to 2016, Mr. Ryan worked as an online security analyst with Paddy Power Betfair Plc. From 2016 to 2017, Mr. Ryan was general manager at CRS Events setting up and organising One-Zero, the largest sports conference in Ireland. Mr Ryan served as head of technology for Irish agency Trigger Movement between 2017 and 2019. Mr Ryan serves as technical advisor for sports media brand, Pundit Arena, where he has advised on their technical development since 2012. Mr. Ryan also served as a digital consultant for Irish Aid Charity, Bóthar, where he worked on the development of the charity’s digital plans. Mr. Ryan has also consulted with Irish Local Government in County Limerick (Limerick County Council) regarding their digital activity in September 2018. Mr. Ryan has also assisted Swiss Company, SEBA Crypto AG, to develop their online presence in October 2018. Mr. Ryan is also a technical advisor for Irish dairy company, Arrabawn where he has assisted them with online strategies since 2017. Mr. Ryan has been involved in general technical consulting for startups and companies in Ireland for more than ten years. Mr. Ryan attended University College Dublin where he studied engineering and is working towards his Masters Degree in data analytics from National College of Ireland. Mr. Ryan also assisted in the development and launch of the Pandemic Action Network website in early 2020. As CTO, Paddy is responsible for Nutriband’s technology strategy and plays a key role in leading new initiatives. Mr. Ryan works for us on a part-time basis.

Jeff Patrick Pharm.D. currently serves as Director of Drug Development Institute at the Ohio State University Comprehensive Cancer Center. Dr. Patrick most recently serving as Chief Scientific Officer for New Haven Pharmaceuticals. Prior roles included global vice president of professional affairs at Mallinckrodt Pharmaceuticals, Inc.; and roles with ascending responsibilities at Dyax, Myogen/Gilead, Actelion and Sanofi-Synthelabo, Inc. Dr. Patrick is a residency-trained clinical pharmacist with approximately 20 years of pharmaceutical industry experience. He brings expertise in executive leadership, scientific and medical strategy, drug development and commercialization to the company. Prior to pursuing a career in research and development, Patrick was an ambulatory care clinical pharmacist at the University of Tennessee Medical Center and a clinical assistant professor of pharmacy at the University of Tennessee College of Pharmacy, where he earned his doctorate in pharmacy. He also completed the Wharton School of Business Pharmaceutical Executive Program. Dr. Patrick works for us on a part-time basis.5

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Board Leadership Structure and Risk Oversight

Gareth Sheridan serves as Chief Executive Officer and Serguei Melnik is serving as our Chairman and President. Our Chairman leads the Board of Directors in its discussions and has such other duties as are prescribed by the Board. As Chief Executive Officer, Mr. Sheridan is responsible for implementing the Company’s strategic and operating objectives and day-to-day decision-making related to such implementation.

The Board of Directors currently has three standing committees (audit, compensation, and nominating and corporate governance) that are chaired and composed entirely of directors who are independent under Nasdaq and SEC rules. Given the role and scope of authority of these committees, and that a majority of the members of the Board are independent, the Board of Directors believes that its leadership structure is appropriate. We select directors as members of these committees with the expectation that they will be free of relationships that might interfere with the exercise of independent judgement.

Our Board of Directors is our Company’s ultimate decision-making body, except with respect to those matters reserved to the stockholders. Our Board of Directors selects our senior management team, which is charged with the conduct of our business. Our Board of Directors also acts as an advisor and counselor to senior management and oversees its performance.

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. The number of directors is determined by our board of directors, subject to the terms of our certificate of incorporation and bylaws. Our board of directors currently consists of six members, four of which are independent directors.

Meetings

Our Board of Directors held two meetings and acted by written consent eight times during 2023.

Committees of the Board of Directors

The board of directors has created three committees — the audit committee, the compensation committee and the nominating and corporate governance committee. Each of the committees has a charter which meets the Nasdaq Stock Market requirements and is composed of three independent directors.

Audit Committee

The audit committee is comprised of Mr. Hamilton, as chairman, Mr. Bujoreanu and Irina Gram. We believe that Mark Hamilton qualifies as an “audit committee financial expert” under the rules of the Nasdaq Stock Market. The audit committee oversees, reviews, acts on and reports on various auditing and accounting matters to the board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices, all as set forth in our audit committee charter. The Audit Committee met three times in fiscal 2023.

Compensation Committee

The compensation committee is comprised of Irina Gram, Chairperson, Mr. Bujoreanu and Dr. Mancas. The compensation committee oversees the compensation of our chief executive officer and our other executive officers and reviews our overall compensation policies for employees generally as set forth in the audit committee charter. If so authorized by the board, the compensation committee may also serve as the granting and administrative committee under any option or other equity-based compensation plans which we may adopt. The compensation committee will not delegate its authority to fix compensation; however, as to officers who report to the chief executive officer, the compensation committee will consult with the chief executive officer, who may make recommendations to the compensation committee. Any recommendations by the chief executive officer are accompanied by an analysis of the basis for the recommendations. The committee will also discuss with the chief executive officer and other responsible officers the compensation policies for employees who are not officers. The compensation committee has the responsibilities and authority relating to the retention, compensation, oversight and funding of compensation consultants, legal counsel and other compensation advisers. The compensation committee members will consider the independence of such advisors before selecting or receiving advice from such advisors. The compensation committee met three times in fiscal 2023.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, which is comprised of Dr. Mancas, Mark Hamilton and Mr. Bujoreanu, will identify, evaluate and recommend qualified nominees to serve on our board; develop and oversee our internal corporate governance processes, and maintain a management succession plan. The nominating and corporate governance committee met two times in fiscal 2023.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Compensation Committee of our Board is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee of our Board oversees management of financial risks, under its charter it is to meet periodically and at least four times per year with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. The Nominating and Corporate Governance Committee of our Board is responsible for management of risks associated with the independence of the Board members and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed about such risks.

Independent Directors

Four of our directors, Mark Hamilton, Radu Bujoreanu, Stefani Mancas and Irina Gram are independent directors based on the NASDAQ definition of independent director.

Family Relationships

There are no family relationships among our directors and executive officers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer who serves on our Board or compensation committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Conflicts of Interest

Certain conflicts of interest exist and may continue to exist between the Company and its officers and directors due to the fact that each has other business interests to which they devote their primary attention. Each officer and director may continue to do so notwithstanding the fact that management time should be devoted to the business of the Company.

Certain conflicts of interest may exist between the Company and its management, and conflicts may develop in the future. The Company has not established policies or procedures for the resolution of current or potential conflicts of interest between the Company, its officers and directors or affiliated entities. There can be no assurance that management will resolve all conflicts of interest in favor of the Company, and conflicts of interest may arise that can be resolved only through the exercise by management their best judgment as may be consistent with their fiduciary duties. Management will try to resolve conflicts to the best advantage of all concerned.

EXECUTIVE COMPENSATION

Executive Compensation

The table below shows the compensation for services in all capacities we paid during the years ended January 31, 2023 and 2022, to the individuals serving as our principal executive officers during the last completed fiscal year and our other two most highly paid executive officers at the end of the last completed fiscal year (whom we refer to collectively as our “named executive officers”);

Name and Principal Position	Year	Salary $	Bonus Awards $	Stock Awards $	Option/ Awards(1) $	Incentive Plan Compensation $	Nonqualified Deferred Earnings $	All Other Compensation $	Total $

Gareth Sheridan,	2023	200,000		38,000	140,672				378,672
CEO(1)	2022	149,000	100,000		61,778	-	-	-	310,770

Serguei Melnik	2023	200,000			146,672				340,672
President	2022	149,000	100,000	-	61,778	-	-	-	310,770

Alan Smith	2023	179,000			57,490				236,490
Chief Operating Officer	2022	148,000	-	-	32,654	-	-	-	264,654

Gerald Goodman	2023	160,000	-		114,976	-		-	274,976
Chief Financial Officer	2022	120,135	-		32,654	-	-	-	152,789

1	During the year ended January 31, 2023, we issued to Gareth Sheridan, our CEO, 11,667 shares of common stock valued at $38,000, representing compensation for the year ended January 31, 2023.

Non-Employee Director Compensation Table

The table below shows the cash fees paid to our independent directors in connection with their service on our board of directors, and the stock option awards granted, during the fiscal year ended January 31, 2023.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mark Hamilton	5,000	3,800	23,509				32,309
Radu Bujourneau	5,000	3,800	31,863				40,663
Stefani Mancas	5,000	3,800	23,509				32,309
Irina Gram	5,000	3,800	23,509				32,309

Employment Agreements with Company Officers

On January 21, 2022, the Board of Directors of the Company approved Employment Agreements with Gareth Sheridan, our Chief Executive Officer, Serguei Melnik, our President, Gerald Goodman, the Company’s Chief Financial Officer and Alan Smith, our Chief Operating Officer.

Each of the three Employment Agreements is effective February 1, 2022, for an initial term of three years, and the term is automatically extended for additional one-year periods if neither party gives notice of termination at least 90 days prior to the end of the initial term or any current additional one-year term.

The Employment Agreements with Mr. Sheridan and Mr. Melnik each provide for a base salary of $250,000 per year; the Employment Agreement with Mr. Goodman provides for a base salary of $210,000; and the agreement with Mr. Smith provides for a base salary $205,000. Effective August 1, 2022, the base compensation under these agreements was reduced as follows: Mr. Sheridan’s and Mr. Melnik’s agreements to $150,000; under Mr. Goodman’s. to $110,000; and under Mr. Smith’s to $155,000.

The Employment Agreements provide for incentive payments as established by the Board of Directors, and the Employment Agreements with Mr. Sheridan and Mr. Melnik provide for a performance bonus as follows:

The Employment Agreements of Mr. Sheridan and Mr. Melnik provide that, to the extent any payment under the Employment Agreement to the executive is subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the executive is entitled to a gross-up payment from the Company to reimburse the executive for additional federal, state and local taxes imposed on executive by reason of the excise tax and the Company’s payment of the initial taxes on such amount. The Company is also required to bear the costs and expenses of any proceeding with any taxing authority in connection with the imposition of any such excise tax.

 The following table provides information concerning the beneficial ownership of the Company’s common Stock by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of May 5, 2023. In addition, the table provides information concerning the current beneficial owners, if any, known to the Company to hold more than five percent (5%) of the outstanding common Stock of the Company.

The amounts and percentage of stock beneficially owned are reported based on regulations of the securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after October 17, 2022. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities in which he has no economic interest. The percentage of common stock beneficially owned is based on 7,833,150 shares of common stock outstanding as of May 5, 2023.

Name and Address(1) of Beneficial Owner	Shares of Common Stock Owned Directly	Shares of Derivative Securities Owned Beneficially	Total Beneficial Ownership Including Option Grants	Percentage of Issued and Outstanding Common Stock
Gareth Sheridan	1,761,667	77,500	1,839,167	23.22%
Serguei Melnik(2)	832,999	77,500	910,499	11.34%
Stefani Mancas	16,480	16,083	32,563	*
Mark Hamilton	17,750	19,000	36,750	*
Radu Bujoreanu	15,750	18,833	34,583	*
Irina Gram	1,167	8,500	9,667	*
Dr. Jeff Patrick	36,612	45,000	81612	*
Patrick Ryan	12,347	33,334	45,681	*
Alan Smith	48,893	33,334	82,227	*
Gerald Goodman(3)	26,250	142,500	168,750	2.11%
All officers and directors as a group (10 individuals)	2,752,979	471,584	3,214,895	38.67%

*	Less than One (1%) Percent.

(1)	The address for each director and officer, unless indicated otherwise, is c/o Nutriband, Inc., 121 South Orange Ave., Suite 1500, Orlando, FL 32801.

(2)	Includes 29,167 shares owned by Mr. Melnik’s wife, as to which Mr. Melnik disclaims beneficial ownership, and 58,334 shares held under the UGMA for the benefit of his minor children.

(3)	Gerald Goodman holds 26,250 shares directly and has been granted three-year options under the Company’s 2021 Employee Stock Option Plan to purchase an aggregate of 55000 shares of common stock at exercise prices ranging from $3.75 per share to $4.16 per share. Mr. Goodman also was issued on October 22, 2021 a stock purchase warrant for the purchase of 87,500 shares of common stock, exercisable at $4.20 per share.

To our knowledge, all beneficial owners named in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 10, 2022 the Board approved the following stock grants to the listed officers and directors:

Date	No. of Shares	Name	Valuation
May 10, 2022	1,667 shares of common stock	Radu Bujoreanu, Director	$3,800
May 10, 2022	1,667 shares of common stock	Stefani Mancas, Director	$3,800
May 10, 2022	1,667 shares of common stock	Irina Gram, Director	$3,800
May 10, 2022	1,667 shares of common stock	Mark Hamilton, Director	$3,800
May 10, 2022	11,667 shares of common stock	Gareth Sheridan, CEO	$38,000

On August 16, 2022, the Board of Directors ratified and authorized the issuance the issuance of Option Award Agreements with respect option grants approved August 1, 2022 by the Compensation Committee, to officers and directors as set forth in the table below.

Name	No. of Shares
Gareth Sheridan, CEO	29,167	$4.50	Services rendered in fiscal 2023
Serguei Melnik, Chairman and President	29,167	$4.50	Services rendered in fiscal 2023
Gerald Goodman, Chief Financial Officer	23,333	$4.09	Services rendered in fiscal 2023
Alan Smith, Chief Operating Officer	11,667	$4.09	Services rendered in fiscal 2023
Jeff Patrick, Chief Scientific Officer	23,333	$4.09	Services rendered in fiscal 2023
Patrick Ryan, Chief Technical Officer	11,667	$4.09	Services rendered in fiscal 2023

On December 9, 2022, the newly-elected Board of Directors approved the following option grants and the issuance of Option Award Agreements with respect thereto to officers and directors as set forth in the table below.

Name	No. of Shares
Serguei Melnik	25,000	$4.12
Gareth Sheridan	25,000	$4.12
Gerald Goodman	20,000	$3.75
Patrick Ryan	10,000	$3.75
Jeff Patrick	10,000	$3.75
Alan Smith	10,000	$3.75

Independent Directors

Four of our directors, Mark Hamilton, Radu Bujoreanu, Stefani Mancas and Irina Gram are independent directors based on the NASDAQ definition of independent director.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 10,000,000 shares of preferred stock, par value $0.001 per share, none of which have been issued, and 291,666,666 shares of common stock, par value $0.001 per share, of which shares are issued and outstanding. Holders of our common stock are entitled to equal voting rights, consisting of one vote per share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock can elect all of our directors. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation. In the event of liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock. They are entitled to receive dividends when and as declared by our board of directors, out of funds legally available therefore. We have not paid cash dividends in the past and do not expect to pay any within the foreseeable future.

The board of directors has broad powers to create one or more series of preferred stock and to designate the voting powers, designations, preferences, limitations, restrictions and relative right of each series.

Warrants Issued in the 2021 Public Offering

We have outstanding at January 31, 2023, five-year common stock purchase warrants to purchase an aggregate of shares of our common stock (the “Warrants”), that were issued in our October 5, 2021 public offering of our common stock, The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and American Stock Transfer & Trust Company, LLC, as warrant agent.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Warrants is $6.43 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Listing. Our common stock and the Warrants are listed for trading under the symbols “NTRB” and “NTRBW” respectively on The NASDAQ Capital Market.

Dual Listing. We have set up the dual listing of our common stock (“common stock”) on the MERJ Upstream stock exchange, operated by MERJ Exchange (“Upstream”), that is an exchange registered in the Seychelles under the Seychelles Securities Act, 2007. Our shares that are listed by their holders and traded on Upstream by our global stockholders would be uncertificated common stock represented by digital share tokens, that represent the same class and shares that are currently traded on the Nasdaq Capital Market. U.S. or Canada residents are not permitted to list their Nutriband shares on Upstream, which limits stockholder listings of our shares to holders that are non-residents of the U.S. and Canada. At present, a total of 250,000 shares of our common stock have been listed on Upstream by such holders. For a description of our listing on Upstream see discussion in our January 5, 2023 press release and our Current Report on Form 8-K filed January 5, 2023. Our dual listing on Upstream is further discussed in our Annual Report on Form 10-K at “Item IB. Unresolved Staff Comments.” and “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities--Dual Listing on Upstream.”

We expect to file further disclosures as to the terms of the dual listing on Upstream in an amended Current Report on Form 8-K in the near future.

Nevada Law Provisions Relating to Certain Transactions

Sections 78.378 through 78.3793 of the Nevada Revised Statutes contains voting limitations on certain acquisitions of control shares. Sections 78.411 through 78.444 contain restrictions of combinations with interested stockholders. The Nevada law defines an interested stockholder as a beneficial owner (directly or indirectly) of 10% or more of the voting power of the outstanding shares of the corporation. In addition, combinations with an interested stockholder remain prohibited for three years after the person became an interested stockholder unless (i) the transaction is approved by the board of directors or the holders of a majority of the outstanding shares not beneficially owned by the interested party, or (ii) the interested stockholder satisfies certain fair value requirements.

Limitation on liability of officers and directors

Nevada law provides that subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by NRS Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Indemnification

Nevada law permits broad provisions for indemnification of officers and directors.

Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of or who is or was serving at our request as a director, officer, employee or agent of this or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as a covered person shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

However, no indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall we indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by our board of directors, nor shall we indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

SEC Policy on Indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Warrant Agent

The transfer agent for the common stock and warrant agent for the warrants is American Stock Transfer & Trust Company, LLC, 6201 15th Ave, Brooklyn, NY 11219, telephone (800) 937-5449.

SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Securities

Upon consummation of this offering, we will have [*] shares of common stock outstanding, assuming that all shares are sold and there is no exercise of the underwriter’s over-allotment option. Of these shares, all shares sold in this offering will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, the shares beneficially owned by our officers and directors, will be deemed “restricted securities” under the Securities Act.

Rule 144

The shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act. Any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the three months of the date of sale, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

●	1% of the total number of shares of our common stock outstanding; or

●	the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Approximately [*] shares of our common stock are eligible for sale under Rule 144.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

UNDERWRITING

Joseph Gunnar & Co., LLC (“Joseph Gunnar” or the “representative”) is acting as the representative of the underwriters named below and as the book-running manager of this offering. We have entered into an underwriting agreement dated [*] , 2023 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and the underwriters named below have, severally and not jointly, agreed to purchase, at the public offering price, less the underwriting discounts and commissions set forth in the table below, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
Joseph Gunnar & Co., LLC

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $[*] per share. If all of the shares offered by us are not sold at the public offering price, the representative may change the offering price and other selling terms. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Pursuant to the underwriting agreement, the underwriters are committed to purchase all the shares offered by us, other than those covered by the over-allotment option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is part.

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and commissions, and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

	Per Share	Total with no Over- Allotment	Total with Over- Allotment
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

Subject to compliance with FINRA Rule 5110(f)(2)(C) and (D)(i), we have agreed to reimburse the representative for its out-of-pocket expenses in this offering, including legal fees and expenses, up to $[*], of which $[*] has been advanced to the representative prior to the date hereof. We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and commissions, will be approximately $[*].

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable not later than 45 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of [*] additional shares of common stock (15% of the number of Shares sold in this offering) from us in any combination thereof to cover over allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting Section.

Representative’s Warrants

We have also agreed to issue to the representative or its designees, at the closing of this offering, warrants (the “Representative’s Warrants”) to purchase a number of shares of common stock equal to 5% of the number of Shares sold in the offering, including shares issued upon exercise of the over-allotment option. The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, for period of five years following the effective date of this offering. The Representative’s Warrants will be exercisable at a price equal to 100% of the public offering price per Share). Pursuant to FINRA Rule 5110(g), the Representative’s Warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth below for the remainder of the time period; (iii)[*}; (iv) [*]; or (v) [*}. The Representative’s Warrants will provide for cashless exercise at all times. The Representative’s Warrants and the shares of common stock issuable upon exercise of the Representative’s Warrants are registered on the registration statement of which this prospectus is a part. The Representative’s Warrants also provide for additional registration rights (including a one-time demand registration right and unlimited piggyback registration rights) and customary anti-dilution provisions (for stock dividends and splits and recapitalizations) consistent with FINRA Rule 5110.

Right of First Refusal

We have granted the representative a right of first refusal to act as sole advisor, investment bank, book-running manager and/or placement agent, at the representative’s sole discretion, for each and every public and private financing transaction or merger and acquisition transaction until twelve months following the expiration of our engagement of the representative on compensation terms customary to the representative. The representative has the  sole right to determine whether or not any other broker dealer shall have the right to participate in any such transaction and the economic terms of any such participation.

Lock-Up Agreements

All of our directors, executive officers and 3% or greater shareholders have agreed that, for a period of 180 days after the date of this prospectus and subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of Joseph Gunnar, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities, or (iv) publicly disclose the intention to do any of the foregoing.

Joseph Gunnar, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Joseph Gunnar will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

The actual offering price of the Shares we are offering will be negotiated between us and the underwriter based upon, among other things, the trading of our shares prior to the offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Discretionary Sales

The underwriters have informed us that they do not expect to sell more than 5% of the common stock in the aggregate to accounts over which they exercise discretionary authority.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us Michael Paige Law PLLC, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Lucosky Bookman LLP, Woodbridge , New Jersey.

EXPERTS

Our financial statements included in this prospectus as of January 31, 2023 and 2022 have been included in reliance on the reports of Sadler, Gibb & Associates, LLC, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

The Securities and Exchange Commission maintains an Internet site which contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission at the address: www.sec.gov.

NUTRIBAND INC.

January 31, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Nutriband Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nutriband Inc. (“the Company”) as of January 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended January 31, 2023 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) related to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Long-Lived Asset Impairment Assessment

Critical Audit Matter Description

As described in note 2 to the consolidated financial statements, the Company performs impairment testing for its long-lived assets when events or changes in circumstances indicate that its carrying amount may not be recoverable and exceeds its fair value. Due to challenging industry and economic conditions, the Company tested its long-lived assets during the year ended January 31, 2023. The Company’s evaluation of the recoverability of these long-lived asset groups involved comparing the undiscounted future cash flows expected to be generated by these long-lived asset groups to its their respective carrying amounts. The Company’s recoverability analysis requires management to make significant estimates and assumptions related to forecasted sales growth rates and cash flows over the remaining useful life of these long-lived asset groups.

We identified the evaluation of the recoverability analysis for these long-lived assets as a critical audit matter because of the significant estimates and assumptions management used in the related cash flow analysis. Performing audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to the following:

●	Testing management’s process for developing the tests for recoverability.

●	Evaluating the appropriateness of the undiscounted cash flow models used by management.

●	Testing the completeness and accuracy of underlying data used in the undiscounted cash flow model.

●	Evaluating the significant assumptions used by management, including assumptions related to revenues, gross margin, other operating expenses and income taxes to discern whether they are reasonable considering (i) the current and past performance of the entity; (ii) the consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit.

●	Professionals with specialized skill and knowledge were utilized by the Firm to assist in the evaluation of the undiscounted cash flow model and underlying assumptions.

Goodwill Impairment Assessment

Critical Audit Matter Description

As described in note 2 to the consolidated financial statements, the Company tests goodwill for impairment annually at the reporting unit level, or more frequently, if events or circumstances indicate it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. Reporting units are tested for impairment by comparing the estimated fair value of each reporting unit with its carrying amount. If the carrying amount of a reporting unit exceeds its estimated fair value, an impairment loss is recorded based on the difference between the fair value and carrying amount, not to exceed the associated carrying amount of goodwill. The Company’s annual impairment test occurred on January 31, 2023.

We identified the evaluation of the impairment analysis for goodwill as a critical audit matter because of the significant estimates and assumptions management used in the discounted cash flow analysis performed by management to determine fair value of the reporting unit. Performing audit procedures to evaluate the reasonableness of these estimates and assumptions required a high degree of auditor judgment and an increased extent of effort.

How the Critical Audit Matter was Addressed in the Audit

Our audit procedures related to the following:

●	Testing management’s process for developing the fair value estimate.

●	Evaluating the appropriateness of the discounted cash flow model used by management.

●	Testing the completeness and accuracy of underlying data used in the fair value estimate.

●	Evaluating the significant assumptions used by management including those related to revenues, gross margin, other operating expenses, income taxes, long term growth rate, and discount rate to discern whether they are reasonable considering (i) the current and past performance of the entity; (ii) the consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit.

●	Professionals with specialized skill and knowledge were utilized by the Firm to assist in the evaluation of the discounted cash flow model and underlying assumptions.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2016.

Draper, UT

April 25, 2023

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,985,440	$4,891,868
Accounts receivable	113,045	71,380
Inventory	229,335	131,648
Prepaid expenses	365,925	370,472
Total Current Assets	2,693,745	5,465,368

PROPERTY & EQUIPMENT-net	897,735	979,297

OTHER ASSETS:
Goodwill	5,021,713	5,349,039
Operating lease right of use asset	62,754	19,043
Intangible assets-net	780,430	926,913

TOTAL ASSETS	$9,456,377	$12,739,660

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$534,679	$639,539
Deferred revenue	162,903	106,267
Operating lease liability-current portion	31,291	19,331
Notes payable-current portion	19,740	14,119
Total Current Liabilities	748,613	779,256

LONG-TERM LIABILITIES:
Note payable-net of current portion	100,497	101,119
Operating lease liability-net of current portion	34,277	-
Total Liabilities	883,387	880,375

Commitments and Contingencies	-	-

STOCKHOLDERS' EQUITY:
Preferred stock, $.001 par value, 10,000,000 shares authorized, -0- outstanding	-	-
Common stock, $.001 par value, 291,666,666 shares authorized; 7,843,150 shares issued at January 31, 2023 and 9,187,659 issued at January 31, 2022,7,833,150 and 9,154,846 shares outstanding as of January 31,2023 and 2022, respectively	7,833	9,155
Additional paid-in-capital	31,092,807	29,966,132
Accumulated other comprehensive loss	(304)	(304)
Treasury stock, 10,000 and 32,813 shares at cost, respectively	(32,641)	(104,467)
Accumulated deficit	(22,494,705)	(18,011,231)
Total Stockholders' Equity	8,572,990	11,859,285

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,456,377	$12,739,660

See notes to consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended
	January 31,
	2023	2022

Revenue	$2,079,609	$1,422,154

Costs and expenses:
Cost of revenues	1,329,200	917,844
Research and development	982,227	411,383
Goodwill impairment	327,326	2,180,836
Selling, general and administrative	3,916,041	4,022,824
Total Costs and Expenses	6,554,794	7,532,887

Loss from operations	(4,475,185)	(6,110,733)

Other income (expense):
Gain on extinguishment of debt	-	53,028
Interest expense	(8,289)	(118,421)
Total other income (expense)	(8,289)	(65,393)

Loss before provision for income taxes	(4,483,474)	(6,176,126)

Provision for income taxes	-	-

Net loss	(4,483,474)	(6,176,126)

Deemed dividend related to warrant round-down	-	(196,589)

Net loss attributable to common shareholders	$(4,483,474)	$(6,372,715)

Net loss per share of common stock-basic and diluted	$(0.53)	$(0.80)

Weighted average shares of common stock outstanding - basic and diluted	8,459,547	7,932,895

Other Comprehensive Loss:

Net loss	$(4,483,474)	$(6,372,715)

Foreign currency translation adjustment	-	-

Total Comprehensive Loss	$(4,483,474)	$(6,372,715)

See notes to consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Accumulated
		Common Stock		Additional	Other
		Number of		Paid In	Comprehensive	Accumulated	Subscription	Treasury
Year Ended January 31, 2023	Total	shares	Amount	Capital	Income(Loss)	Deficit	Payable	Stock

Balance, February 1, 2022	$11,859,285	9,154,846	$9,155	$29,966,132	$(304)	$(18,011,231)	$-	$(104,467)

Exercise of warrants	296,875	55,417	56	296,819	-	-	-	-

Common stock returned in settlement	-	(1,400,000)	(1,400)	1,400	-	-	-	-

Treasury stock issued for services	113,155	33,471	32	3,746	-	-	-	109,377

Treasury stock and warrants issued for termination agreement	174,025	25,000	25	92,545	-	-	-	81,455

Treasury stock repurchased	(119,006)	(35,584)	(35)	35	-	-	-	(119,006)

Options issued for services	732,130	-	-	732,130	-	-	-	-

Net loss for the year ended January 31, 2023	(4,483,474)	-	-	-	-	(4,483,474)	-	-

Balance, January 31, 2023	$8,572,990	7,833,150	$7,833	$31,092,807	$(304)	$(22,494,705)	$-	$(32,641)

					Accumulated
		Common Stock		Additional	Other
		Number of		Paid In	Comprehensive	Accumulated	Subscription	Treasury
Year Ended January 31, 2022	Total	shares	Amount	Capital	Income(Loss)	Deficit	Payable	Stock

Balance, February 1, 2021	$7,111,946	7,303,974	$7,304	$18,870,051	$(304)	$(11,835,105)	$70,000	$-

Proceeds from sale of common stock and warrants in public offering	5,836,230	1,232,000	1,232	5,834,998	-	-	-	-

Proceeds from exercise of warrants	2,942,970	457,795	458	2,942,512	-	-	-	-

Cashless exercise of warrants	-	17,347	17	(17)	-	-	-	-

Issuance of common stock for notes payable	100,000	20,046	20	99,980	-	-	-	-

Common stock issued for settlement of liabilities	144,000	28,749	29	143,971	-	-	-	-

Warrants issued for services	365,000	-	-	365,000	-	-	-	-

Common stock issued for proceeds and in payment for license	640,000	94,962	95	699,905	-	-	(60,000)	-

Common stock issued for services	466,900	32,786	33	476,867	-	-	(10,000)	-

Treasury stock repurchased	(104,467)	(32,813)	(33)	33	-		-	(104,467)

Employee stock options issued for services	532,832	-	-	532,832	-	-	-	-

Settlement of warrant round down	196,589	-	-	196,589	-	-	-	-

Deemed dividend for warrants	(196,589)	-	-	(196,589)	-	-	-	-

Net loss for the year ended January 31, 2022	(6,176,126)	-	-	-	-	(6,176,126)	-	-

Balance, January 31, 2022	$11,859,285	9,154,846	$9,155	$29,966,132	$(304)	$(18,011,231)	$-	$(104,467)

See notes to consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	January 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(4,483,474)	$(6,176,126)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	330,143	308,741
Amortization of debt discount	-	97,477
Amortization of right of use asset	38,813	9,522
(Gain) loss on extinguishment of debt	-	(53,028)
Stock-based compensation-options	732,130	532,832
Stock-based compensation-warrants	0	365,000
Treasury stock and warrants issued for termination agreement	174,025	-
Treasury stock issued for services	113,155	-
Goodwill impairment	327,326	2,180,836
Common stock issued for services	-	466,900
Changes in operating assets and liabilities:
Accounts receivable	(41,665)	42,967
Prepaid expenses	4,547	(370,472)
Inventories	(97,687)	(78,800)
Deferred revenue	56,636	19,421
Operating lease liability	(36,287)	(9,234)
Accounts payable and accrued expenses	(104,860)	(145,259)
Net Cash Used In Operating Activities	(2,987,198)	(2,809,223)

Cash flows from investing activities:
Purchase of equipment	(79,304)	(81,595)
Net Cash Used in Investing Activities	(79,304)	(81,595)

Cash flows from financing activities:
Proceeds from sale of common stock	-	583,000
Proceeds from sale of common stock in public offering	-	5,836,230
Proceeds from the exercise of warrants	296,875	2,942,970
Payment on note payable	(17,795)	(5,496)
Payment on related party note payable	-	(1,500,000)
Payment on finance leases	-	(121,544)
Purchase of treasury stock	(119,006)	(104,467)
Net Cash Provided by (used in) Financing Activities	160,074	7,630,693

Effect of exchange rate on cash	-	-

Net change in cash	(2,906,428)	4,739,875

Cash and cash equivalents - Beginning of period	4,891,868	151,993

Cash and cash equivalents - End of period	$1,985,440	$4,891,868

Supplementary information:

Cash paid for:
Interest	$4,266	$18,598

Income taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:

Common stock returned in settlement	$1,400	$-
Common stock issued for settlement of notes payable	$-	$100,000
Common stock issued for prepaid consulting	$-	$400,000
Non-cash payment for license agreement	$-	$57,000
Common stock issued for subscription payable	$-	$70,000
Adoption of ASC 842 Operating lease asset and liability	$94,134	$28,565
Promissory note on equipment purchase	$22,794	$-
Settlement of liabilities for common stock	$-	$144,000
Deemed dividend in connection with warrant round down	$-	$196,589
Cashless exercise of warrant	$-	$15

See notes to consolidated financial statements

NUTRIBAND INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

as of and for the Years Ended January 31, 2023 and 2022

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Nutriband Inc. (the “Company”) is a Nevada corporation, incorporated on January 4, 2016. In January 2016, the Company acquired Nutriband Ltd, an Irish company which was formed by the Company’s chief executive officer in 2012 to enter the health and wellness market by marketing transdermal patches. References to the Company relate to the Company and its subsidiaries unless the context indicates otherwise.

On August 1, 2018, the Company acquired 4P Therapeutics LLC (“4P Therapeutics”) for $2,250,000, consisting of 250,000 shares of common stock, valued at $1,850,000, and $400,000, and a royalty of 6% on all revenue generated by the Company from the abuse deterrent intellectual property that had been developed by 4P Therapeutics payable to the former owner of 4P Therapeutics. The former owner of 4P Therapeutics has been a director of the Company since April 2018, when the Company entered into an agreement to acquire 4P Therapeutics. The former owner resigned as a director in January 2022.

4P Therapeutics is engaged in the development of a series of transdermal pharmaceutical products, that are in the preclinical stage of development. Prior to the acquisition of 4P Therapeutics, the Company’s business was the development and marketing of a range of transdermal consumer patches. Most of these products are considered drugs in the United States and cannot be marketed in the United States without approval by the Food and Drug Administration (the “FDA”). The Company entered a feasibility agreement as an initial step to seek FDA approval of its consumer transdermal products and its consumer products which are not being marketed in the United States.

With the acquisition of 4P Therapeutics, 4P Therapeutics’ drug development business became the Company’s principal business. The Company’s approach is to use generic drugs that are off patent and incorporate them into the Company’s transdermal drug delivery system. Although these medications have received FDA approval in oral or injectable form, the Company needs to conduct a transdermal product development program which will include the preclinical and clinical trials that are necessary to receive FDA approval before we can market any of our pharmaceutical products.

On August 25, 2020, the Company formed Pocono Pharmaceuticals Inc. (“Pocono Pharmaceuticals”), a wholly owned subsidiary of the Company. On August 31, 2020, the Company acquired certain assets and liabilities associated with the Transdermal, Topical, Cosmetic, and Nutraceutical business of Pocono Coated Products LLC (“PCP”). The net assets were contributed to Pocono Pharmaceuticals. Included in the transaction, Pocono Pharmaceuticals also acquired 100% of the membership interests of Active Intelligence LLC (“Active Intelligence”).

Pocono Pharmaceuticals is a coated products manufacturing entity organized to take advantage of unique process capabilities and experience. Pocono helps their customer with product design and development along with manufacturing to bring new products to market with minimal capital investment. Pocono Pharmaceutical’s competitive edge is a low-cost manufacturing base: a result of its unique processes and state of the art material technology. Active Intelligence manufactures activated kinesiology tape. The tape has transdermal and topical properties. This tape is used as the same as traditional kinesiology tape.

In December 2019, COVID-19 emerged and has subsequently spread world-wide. The World Health Organization has declared COVID-19 a pandemic resulting in federal, state and local governments and private entities proscribing various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories and quarantining people who may have been exposed to the virus. The effect of these orders, government imposed quarantines and measures the Company and suppliers and customers it works with might have to take, such as work-at-home policies, may negatively impact productivity, disrupt our business and could delay our clinical programs and timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and disruptions in our operations, operating results and financial condition. Further, quarantines, shelter-in-place and similar government orders, or the perception that such orders, shutdowns, or other restrictions on the conduct of business could occur, related to COVID-19 or other infectious diseases could impact personnel at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which could disrupt our supply chain.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Forward Stock Split

On July 26, 2022, our Board of Directors approved the amendment to our Articles of Incorporation to effect a 7 for 6 forward stock split (the “Stock Split”) of our outstanding common stock. The Company filed the amendment set forth in a Certificate of Change with the Secretary of State of Nevada on August 4, 2022. The 7:6 forward stock split was effective for trading purposes on the Nasdaq Capital Market on August 12, 2022. Each shareholder of record as of the August 15, 2022 record date received one (1) additional share for each six (6) shares held as of the record date. No fractional shares of common stock were issued in connection with the Stock Split. Instead, all shares were rounded up to the next whole share. In connection with the Stock Split, which did not require shareholder approval under the Nevada corporation law, the number of shares of common stock of the Company was increased in the same ratio as the shares of outstanding common stock were increased in the Stock Split, from 250,000,000 authorized shares to 291,666,666 authorized shares.

All share and per share information in these financial statements retroactively reflect the forward stock split.

Going Concern Assessment

Management assesses liquidity and going concern uncertainty in the Company’s condensed financial statements to determine whether there is sufficient cash on hand and working capital, including available borrowings on loans, to operate for a period of at least one year from the date the consolidated financial statements are issued or available to be issued, which is referred to as the “look-forward period”, as defined in GAAP. As part of this assessment, based on conditions that are known and reasonably knowable to management, management will consider various scenarios, forecasts, projections, estimates and will make certain key assumptions, including timing and nature of projected cash expenditures or programs, its ability to delay or curtail expenditures or programs and its ability to raise additional capital, if necessary, among other factors. Based on this assessment, as necessary or applicable, management makes certain assumptions around implementing curtailments or delays in the nature and timing of programs and expenditures to the extent it deems probable those implementations can be achieved and management has the proper authority to execute them within the look-forward period.

As of January 31, 2023, the Company had cash and cash equivalents of $1,985,440 and working capital of $1,945,132. For the year ended January 31, 2023, the Company incurred an operating loss of $4,483,474 and used cash flow from operations of $2,987,198. The Company has generated operating losses since its inception and has relied on sales of securities and issuance of third-party and related-party debt to support cash flow from operations. In October 2021, the Company consummated a public offering and received net proceeds of $5,836,230. The Company also received to date $3,239,845 proceeds from the exercise of warrants. The Company has used these proceeds to fund operations and will continue to use the funds as needed. In March 2023, the Company entered into a three-year $2,000,000 Credit Line Note facility which will permit the Company to draw down on the credit line to fund the Company’s research and development of its Aversa product.

Management has prepared estimates of operations for the next twelve months and believes that sufficient funds will be generated from operations to fund its operations for one year from the date of the filing of these condensed consolidated financial statements, which indicates improved operations and the Company’s ability to continue operations as a going concern. The impact of COVID-19 on the Company’s business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to normal operations.

Management believes the substantial doubt about the ability of the Company to continue as a going concern is alleviated by the above assessment.

Principles of Consolidation

The consolidated financial statements of the Company include the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated. The operations of 4P Therapeutics are included in the Company’s financial statements from the date of acquisition of August 1, 2018, and the operations of Pocono and Active Intelligence are included in the Company’s financial statements from the date of acquisition of September 1, 2020. The wholly owned subsidiaries are as follows:

Nutriband Ltd.

4P Therapeutics LLC

Pocono Pharmaceuticals Inc.

Active Intelligence LLC

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates including, but not limited to, those related to such items as income tax exposures, accruals, depreciable/useful lives, allowance for doubtful accounts and valuation allowances. The Company bases its estimates on historical experience and on other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are short-term, highly liquid investments that have a maturity of three months or less.

Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which amends the accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to a customer. The Company recognizes revenue based on the five criteria for revenue recognition established under Topic 606: 1) identify the contract, 2) identify separate performance obligations, 3) determine the transaction price, 4) allocate the transaction price among the performance obligations, and 5) recognize revenue as the performance obligations are satisfied.

Revenue Types

The following is a description of the Company’s revenue types, which include professional services and sale of goods:

●	Service revenues include the contract of research and development related services with the Company’s clients in the life sciences field on an as-needed basis. Deliverables primarily consist of detailed findings and conclusion reports provided to the client for each given research project engaged.

●	Product revenues are derived from the sale of the Company’s consumer transdermal and coated products. Upon the reception of a purchase order, we have the order filled and shipped.

Contracts with Customers

A contract with a customer exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and, (iii) we determine that collection of substantially all consideration for services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.

Contract Liabilities

Deferred revenue is a liability related to a revenue producing activity for which revenue has not been recognized. The Company records deferred revenue when it receives consideration from a contract before achieving certain criteria that must be met for revenue to be recognized in conformity with GAAP.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in the new revenue standard. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For the Company’s different revenue service types, the performance obligation is satisfied at different times. The Company’s performance obligations include providing products and professional services in the area of research. The Company recognizes product revenue performance obligations in most cases when the product has shipped to the customer. When we perform professional service work, we recognize revenue when we have the right to invoice the customer for the work completed, which typically occurs over time on a monthly basis for the work performed during that month.

All revenue recognized in the income statement is considered to be revenue from contracts with customers.

Disaggregation of Revenues

The Company disaggregates its revenue from contracts with customers by type and by geographical location. See the tables:

	Years Ended
	January 31,
	2023	2022
Revenue by type
Sale of goods	$1,785,507	$1,179,620
Services	294,102	242,534
Total	$2,079,609	$1,422,154

	Years Ended
	January 31,
	2023	2022

Revenue by geographic location:
United States	$2,079,609	$1,335,554
Foreign	-	86,600
	$2,079,609	$1,422,154

Accounts receivable

Trade accounts receivables are recorded at the net invoice value and are not interest bearing. The Company maintains allowances for doubtful accounts for estimated losses from the inability of its customers to make required payments. The Company determines its allowances by both specific identification of customer accounts where appropriate and the application of historical loss to non-applicable accounts. For the years ended January 31, 2023 and 2022, the Company recorded no bad debt expense for doubtful accounts related to account receivable.

Inventories

Inventories are valued at the lower of cost and reasonable value determined using the first-in, first-out (FIFO) method. Net realized value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. The cost of finished goods and work in process is comprised of material costs, direct labor costs and other direct costs and related production overheads (based on normal operating capacity). As of January 31, 2023, total inventory was $29,335, consisting of work in process of $11,021 and raw materials of $218,334. As of January 31, 2022, 100% of the inventory consists of raw materials.

Property, Plant and Equipment

Property and equipment represent an important component of the Company’s assets. The Company depreciates its plant and equipment on a straight-line basis over the estimated useful life of the assets. Property, plant and equipment is stated at historical cost. Expenditures for minor repairs, maintenance and replacement parts which do not increase the useful lives of the assets are charged to expense as incurred. All major additions and improvements are capitalized. Depreciation is computed using the straight-line method. The lives over which the fixed assets are depreciated range from 3 to 20 years as follows:

Lab Equipment	5-10 years
Furniture and fixtures	3 years
Machinery and equipment	10-20 years

Intangible Assets

Intangible assets include trademarks, intellectual property and customer base acquired through business combinations. The Company accounts for Other Intangible Assets under the guidance of ASC 350, “Intangibles-Goodwill and Other.” The Company capitalizes certain costs related to patent technology. A substantial component of the purchase price related to the Company’s acquisitions have also been assigned to intellectual property and other intangibles. Under the guidance, other intangible assets with definite lives are amortized over their estimated useful lives. Intangible assets with indefinite lives are tested annually for impairment. Trademarks, intellectual property and customer base are being amortized over their estimated useful lives of ten years.

Goodwill

Goodwill represents the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition. Goodwill is reviewed for impairment annually on January 31, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceeds their fair value. The Company does not amortize goodwill in accordance with ASC 350. In connection with the Company’s acquisition of 4P Therapeutics LLC in 2018, the Company recorded Goodwill of $1,719,235. On August 31, 2020, in connection with the Company’s acquisition of Pocono Coated Products LLC and Active Intelligence LLC, the Company recorded Goodwill of $5,810,640. During the years ended January 31, 2023 and 2022, the Company recorded an impairment charge of $327,326 and $2,180,836, respectively, reducing the Active Intelligence LLC Goodwill to $3,302,478. As of January 31, 2023 and 2022, Goodwill amounted to $5,021,713 and $5,349,039, respectively.

Long-lived Assets

Management reviews long-lived assets for potential impairment whenever significant events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment exists when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an impairment exists, the resulting write-down would be the difference between the fair market value of the long-lived asset and the related book value.

Earnings per Share

Basic earnings per share of common stock is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period.  Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares of common stock and potential shares of common stock outstanding during the period. Potential shares of common stock consist of shares issuable upon the exercise of outstanding options and common stock purchase warrants. As of January 31, 2023, and 2022, there were 1,778,006 and 1,503,171 common stock equivalents outstanding, that were not included in the calculation of dilutive earnings per share as their effect would be anti-dilutive.

Stock-Based Compensation

ASC 718, “Compensation - Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services, and, since February 1, 2019, non-employees, are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). As of February 1, 2019, pursuant to ASC 2018-07, ASC 718 was applied to stock-based compensation for both employees and non-employees.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842), to provide a new comprehensive model for lease accounting under this guidance, lessees and lessors should apply a “right-of-use” model in accounting for all leases (including subleases) and eliminate the concept of operating leases and off-balance-sheet leases. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. Similar modifications have been made to lessor accounting in-line with revenue recognition guidance.

The Company applies the guidance for right-of-use accounting for all leases and records the operating lease liabilities on its balance sheet. The Company completed the necessary changes to its accounting policies, processes, disclosure and internal control over financial reporting.

Research and Development Expenses

Research and development costs are expensed as incurred.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the United States and Ireland.

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements.  Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent they believe these assets will more-likely-than-not be realized.  In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations.  In the event the Company was to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. The Company’s cash and cash equivalents are concentrated primarily in banks. At times, such deposits could be in excess of insured limits. Management believes that the financial institutions that hold the Company’s financial instruments are financially sound and, accordingly, minimal credit risk is believed to exist with respect to those financial interests. As of and for the year ended January 31, 2023, two customers accounted for 34% and 14% of the Company’s revenue and one customer accounted for 94% of accounts receivable. As of and for the year ended January 31, 2022, three customers accounted for 19%, 17% and 13% of the Company’s revenue and three customers accounted for 58%, 21% and 17% of accounts receivable.

Fair Value Measurements

FASB ASC 820, “Fair Value Measurements and Disclosure” (“ASC 820”), defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value.

The Company utilizes the accounting guidance for fair value measurements and disclosures for all financial assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis during the reporting period. The fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based upon the best use of the asset or liability at the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability. ASC 820 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are defined as follows:

Level 1 -	Observable inputs such as quoted market prices in active markets.

Level 2 -	Inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3 -	Unobservable inputs about which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The carrying value of the Company’s financial instruments including cash and cash equivalents, accounts receivable, prepaid expenses, inventories, deferred revenue, accounts payableand accrued expenses approximate their fair value due to the short maturities of these financial instruments.

Recent Accounting Standards

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which clarifies how to properly account for deferred revenue in a business combination. ASU 2021-08 is effective for periods after December 15, 2022. The Company adopted ASU 2021-08 on February 1, 2022. The adoption of ASU 2021-08 did not have a material effect on the Company’s consolidated financial statements.

The Company has reviewed all other FASB-issued ASU accounting pronouncements and interpretations thereof that have effective dates during the period reported and in future periods. The Company has carefully considered the new pronouncements that alter previous GAAP and does not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s financial management and certain standards are under consideration.

3.	PROPERTY AND EQUIPMENT

	January 31,
	2023	2022
Lab equipment	$144,585	$144,585
Machinery and equipment	1,240,628	1,138,530
Furniture and fixtures	19,643	19,643
	1,404,856	1,302,758
Less: Accumulated depreciation	(507,121)	(323,461)
Net Property and Equipment	$897,735	$979,297

Depreciation expense amounted to $183,660 and $178,924 for the years ended January 31, 2023 and 2022, respectively. During the years ended January 31, 2023 and 2022, depreciation expenses of $139,689 and $113,000, respectively, have been allocated to cost of goods sold.

4.	INCOME TAXES

The Company adopted the provisions of ASC 740, “Income Taxes, (“ASC 740”). As a result of the implementation of ASC 740, the Company recognized no adjustment in the net liability for unrecognized income tax benefits. The Company believes there are no potential uncertain tax positions, and all tax returns are correct as filed. Should the Company recognize a liability for uncertain tax positions, the Company will separately recognize the liability for uncertain tax positions on its balance sheet. Included in any liability or uncertain tax positions, the Company will also setup a liability for interest and penalties. The Company’s policy is to recognize interest and penalties related to uncertain tax positions as a component of the current provision for income taxes.

There is no U.S. tax provision due to losses from U.S. operations for the years ended January 31, 2023 and 2022. Deferred income taxes are provided for the temporary differences between the financial reporting and tax basis of the Company’s assets and liabilities. The principal item giving rise to deferred taxes is the net operating loss carryforward in the U.S. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has set up a valuation allowance for losses for certain carryforwards that it believes may not be realized.

The provision for income taxes consists of the following:

Years Ended
January 31,
	2023	2022
Current
Federal	$-	$-
Foreign	-	-

Deferred
Federal	-	-
Foreign	-	-

A reconciliation of taxes on income computed at the federal statutory rate to amounts provided is as follows:

	Years Ended
	January 31,
	2023	2022
Book income (loss from operations)	$(941,530)	$(1,296,987)
Common stock issued for services	168,768	286,594
Impairment expense	68,738	457,976
Unused operating losses	704,024	552,417
Income tax expense	$-	$-

As of January 31, 2023, the Company recorded a deferred tax asset associated with a net operating loss (“NOL”) carryforward of approximately $11,000,000 that was fully offset by a valuation allowance due to the determination that it was more likely than not that the Company would be unable to utilize those benefits in the foreseeable future. The Company’s NOL expires in 2040. The tax effect of the valuation allowance increased by approximately $1,000,000 during the year ended January 31, 2023. On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) significantly revised U.S. corporate income tax law by, among other things, reducing the corporate rate from 34% to 21%. Because the Company recognizes a valuation allowance for the entire balance, there is no net impact to the Company’s balance sheet or results of operations.

The types of temporary differences between tax basis of assets and liabilities and their financial reporting amounts that give rise to the deferred tax liability and deferred tax asset and their approximate tax effects are as follows:

	January 31,
	2023	2022

Net operating loss carryforward (expire through 2039)	$(2,316,748)	$(1,612,724)
Stock issued for services	(1,299,882)	(1,131,114)
Intangible impairment expense	(1,051,714)	(982,976)
Valuation allowance	4,668,344	3,726,814
Net deferred taxes	$-	$-

5.	NOTES PAYABLE

Notes Payable

On March 21, 2020, the Coronavirus Aid Relief and Economic Security Act (“CARES ACT” was enacted. The CARES ACT established the Paycheck Protection Program (“PPP”) which funds small businesses through federally guaranteed loans. Under the PPP, companies are eligible for forgiveness of principal and interest if the proceeds are used for eligible payroll costs, rent and utility costs. On June 17, 2020, the Company’s subsidiary, 4P Therapeutics, was advanced $34,870 under the PPP, all of which was forgiven as of April 30, 2021. The Company recorded a gain on the extinguishment of debt of $34,870 during the year ended January 31, 2022.

In July 2020, a minority shareholder made an additional loan to the Company in the amount of $100,000. The loan is interest-free and due upon demand. In October 2021, the loan was converted into 17,182 common shares of the Company. The shares were issued at fair market value and no gain or loss was recorded for the transaction.

Active Intelligence, the Company’s newly acquired subsidiary, entered into an agreement with the Carolina Small Business Development Fund for a line of credit of $160,000 due October 16, 2029, with interest of 5% per year. The amount assumed was $139,184. The loan requires monthly payments of principal and interest of $1,697. During the year ended January 31, 2022, principal and interest payments of $8,344 were forgiven under the Cares Act. The amount, $8,344, has been recorded as a gain on the forgiveness of debt. During the year ended January 31, 2023, the Company made $13,611 of principal payments. As of January 31, 2023, the amount due was $100,627, of which $15,344 is current.

On April 3, 2022, the Company entered into a retail installment agreement for the purchase of an automobile. The contract price was $32,274, of which $22,794 was financed. The agreement is for five years bearing interest at 2.95% per annum with payments of $495 per month. The loan is secured by automobile. As of January 31, 2023, the amount due was $19,610 of which $4,396 is current.

Finance Leases

Pocono had two finance leases secured by equipment. The leases mature in 2025 and 2026. The incremental borrowing rate is 5.0%. The amount due on the leases was $121,544, all of which was paid during the year ended January 2022.

Related Party Payable

On August 31, 2020, in connection with the Company’s acquisition of Pocono Products LLC, the Company issued to Pocono Coated Products LLC a promissory note, net of debt discount, in the amount of $1,332,893 with interest accruing at an annual rate of 0.17%, due on August 28, 2021, or immediately following the earlier of a capital raise of no less than $4,000,000 and/or a public offering of no less than $4,000,000. The members of Pocono Coated Products LLC, which include Mike Myer who is a related party, are shareholders of the Company. During the three months ended April 30, 2021, the Company recorded amortization of debt discount of $36,554. In October 2021, the note in the amount of $1,500,000 was paid in full.

Interest expense for the year ended January 31, 2023, was $6,289. Interest expense for the year ended January 31, 2022, was $118,421 including the amortization of debt discount of $97,477 and interest expense of $20,944.

6.	INTANGIBLE ASSETS

As of January 31, 2023 and 2022, intangible assets consisted of intellectual property and trademarks, customer base, and license agreement, net of amortization, as follows:

	January 31,
	2023	2022
Customer base	$314,100	$314,100
License agreement	-	50,000
Intellectual property and trademarks	817,400	817,400

Total	1,131,500	1,181,500

Less: Accumulated amortization	(351,070)	(254,587)
Net Intangible Assets	$780,430	$926,913

In February 2021, the Company acquired an IP license for $50,000, see Note 10- “Rambam Agreement” for further discussion regarding the license agreement. The value of the intangible assets, consisting of intellectual property, license agreement and customer base has been recorded at their fair value by the Company and are being amortized over a period of three to ten years. The Company terminated the license agreement in October 2022. The Company issued 25,000 shares of its common stock from its treasury shares held by the Company and warrants to purchase 25,000 shares at an exercise price of $7.50 per share as part of the termination agreement. The Company recorded a termination expense of $174,025 during the year ended January 31, 2023 which is included in selling and administrative expenses. The Company expensed the balance of the agreement of $33,334 during the year ended January 31, 2023, which is included in selling, general and administrative expenses. Amortization expense for the years ended January 31, 2023, and 2022 was $146,483 and $129,817, respectively.

Year Ended January 31,
2024	$113,109
2025	113,109
2026	113,109
2027	113,109
2028	113,109
2029 and thereafter	214,885
$780,430

7.	RELATED PARTY TRANSACTIONS

a)	In connection with the acquisition of Pocono, the Company recorded various transactions and operations through Pocono Coated Products LLC, of which Mike Myer was a member and a related party. During the year ended January 31, 2022, the Company was advanced $7,862 in finance payments. As of January 31, 2022, the balance due Pocono was paid in full. The Company also issued a note in the amount of $1,500,000 to Pocono Coated Products LLC. In October 2021, the related party note payable was repaid. See Note 5 for further discussion.

b)	In May 2022, the Company issued stock awards to the Company’s CEO and independent members of the Board of Directors. The CEO received 11,667 shares and the four directors received 1,167 shares each. The Company recorded compensation expense of $53,200 in connection with the issuance of the shares.

c)	On August 2, 2022, options to purchase 137,084 shares of the Company’s common stock were issued to executives of the Company at prices of $4.09 and $4.50 per share. The options vest immediately and expire in three years. The fair value of the options issued for services amounted to $399,075 and was expensed during the year ended January 31, 2023.

d)	On September 30, 2022, options to purchase 35,000 shares of the Company’s common stock were issued to the independent directors of the Company at a price of $3.59 per share. The options vest immediately and expire in five years. The fair value of the options issued for services amounted to $85,995 and was expensed during the year ended January 31, 2023.

e)	On December 7, 2022, options to purchase 107,500 shares of the Company’s common stock were issued to executives of the Company at prices of $3.53 and $3.88 per share. The options vest immediately and expire in three years. The fair value of the options issued amounted to $245,170 and was expensed during the year ended January 31, 2023.

8.	STOCKHOLDERS’ EQUITY

Preferred Stock

On January 15, 2016, the board of directors of the Company approved a certificate of amendment to the articles of incorporation and changed the authorized capital stock of the Company to include and authorize 10,000,000 shares of Preferred Stock, par value $0.001 per share.

On May 24, 2019, the board of directors created a series of preferred stock consisting of 2,500,000 shares designated as the Series A Convertible Preferred Stock (“Series A Preferred Stock”). On June 20, 2019, the Series A preferred Stock was terminated, and the 2,500,000 shares were restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the board of directors.

Common Stock

On June 25, 2019, the Company effected a one-for-four reverse stock split, pursuant to which each share of common stock became converted into 0.25 shares of common stock, and the Company decreased its authorized common stock from 100,000,000 to 25,000,000 shares.

On January 27, 2020, the Company amended its Articles of Incorporation to increase its authorized common shares from 25,000,000 authorized shares to 250,000,000 authorized shares.

On July 26, 2022, the Company effected a 7-for-6 forward stock split pursuant to which each shareholder of record as of the August 12, 2022, record date received one (1) additional share for each six (6) shares held as of the record date.

On August 4, 2022, the Company amended its Articles of Incorporation to increase its authorized common shares from 250,000,000 authorized shares to 291,666,666 authorized shares.

Activity during the Year Ended January 31, 2023

(a)	In March and May 2022, the Company purchased 35,584 shares of its common stock for $119,006 and recorded the purchase as Treasury Stock. In May and December 2022, the Company issued 33,397 shares of stock awards to management, directors and employees from the treasury shares and recorded the fair value of the compensation expense of $113,155. In December 2022, the Company issued 25,000 shares from the treasury shares to non-employees in connection of the termination of the Rambam license agreement. As of January 31, 2023, the Company holds 10,000 of its shares comprising the $32,641 of treasury stock.

(b)	On July 29, 2022, the Company received proceeds of $296,875 from the exercise of warrants and issued 55,417 shares of common stock.

(c)	In July 2022, the Company cancelled 1,400,000 shares received in connection with the settlement of a lawsuit. See Note 10 for further information.

Activity during the Year Ended January 31, 2022

(a)	On February 25, 2021, in connection with the Company’s License Agreement with Rambam, pursuant to a Stock Purchase Agreement with BPM Inno Ltd (“BPM”), the Company issued 94,962 shares of common stock to BPM and received proceeds of $700,000 to be applied to product development expenses under the License Agreement. The Company entered into the Stock Purchase Agreement with BPM in December 2020 and received a payment of $60,000 which is included in Stockholders’ Equity as Subscription Payable in the Company’s consolidated balance sheet as of January 31, 2021. In February 2021, BPM advanced a payment for the Company to Rambam in the amount of $57,000 for the license fee. The balance of the funds of $583,000 was received in February 2021. On February 15, 2021, the Company issued 14,583 shares of common stock, valued at $350,000, for consulting fees in connection with the Rambam License Agreement discussed in Note 10.

(b)	On February 25, 2021, the Company issued 6,536 shares of common stock, valued at $60,000, for consulting services pursuant to a consultant agreement commencing December 1, 2020. The Company has reflected $10,000 representing 1,090 shares as Subscription Payable in the Stockholders’ Equity in the Company’s consolidated balance sheet as of January 31, 2021.

(c)	On October 5, 2021, the Company, having been approved for the listing of its common stock on The Nasdaq Capital Market effective October 1, 2021, consummated a public offering (the “IPO”) of units (the “Units”), of common stock and warrants that were offered in the IPO on The Nasdaq Capital Market, which included 1,232,000 (each a “Unit”), each Unit consisting of one share of common stock, par value $0.001 per share, and one warrant (each a “Warrant”) at a price of $5.36 per Unit. Each Warrant is immediate exercisable, will entitle the holder to purchase one share of common stock at an exercise price of $6.43 and will expire five (5) years from the date of issuance. The underwriters’ over-allotment option was exercised for 184,800 warrants to purchase shares of common stock bringing to total net proceeds to the Company from the IPO to $5,836,230. The shares of common stock and Warrants are separately transferred immediately upon issuance.

(d)	During the year ended January 31, 2021, the Company issued 457,795 shares of its common stock and received proceeds of $2,942,970 from the exercise of 457,795 public warrants.

(e)	On October 25, 2021, the Company issued 20,005 shares of its common stock in exchange for the extinguishment of debt in the amount of $100,000. See Note 5 for further details.

(f)	On October 25, 2021, the Company issued 28,749 shares, valued at $144,000, for consulting services in connection with research and development expenses. The shares were issued in settlement of liabilities.

(g)	On October 5, 2021, in connection with the Company’s IPO, two former debtholders were issued an additional 84,233 warrants at an exercise of $5.36 per share in accordance with the anti-dilution provisions of their agreement. The fair value of the warrants issued amounted to $196,589 and the Company recorded the transaction as adeemed dividend related to the warrant round down. In October 2021, one of the debtholders exercised 42,117 warrants as a cashless warrant and was issued 17,381 shares of common stock.

(h)	In December 2021, the Company purchased 32,813 shares of its common stock for $104,467 and recorded the purchase as Treasury Stock as of January 31, 2022.

(i)	In January 2022, the Company issued 11,667 shares, valued at $66,900 for services in connection with investor relations for the Company.

9.	OPTIONS and WARRANTS

Warrants

The following table summarizes the changes in warrants outstanding and the related price of the shares of the Company’s common stock issued to management (87,500 warrants were issued to the Chief Financial Officer) and non-employees of the Company during the year ended January 31, 2022. The Company issued 25,000 warrants to non-employees during the year ended January 31, 2023, in connection with the termination of the RAMBAM license agreement. See Note 6 for further information.

		Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Outstanding, January 31, 2021	165,466	$11.99	2.16 years	$-

Granted	1,770,068	6.19	4.70 years	-

Expired/Cancelled	-	-	-	-

Exercised	(499,912)	6.43	-	-

Outstanding, January 31, 2022	1,435,622	6.91	3.93 years	-

Granted	25,000	7.50	5.00 years	-

Expired/Cancelled	(97,534)	5.36	-	-

Exercised	(55,417)	5.36	-	-

Outstanding- January 31, 2023	1,307,671	$6.43	3.34 years	$-

Exercisable - January 31, 2023	1,307,671	$6.43	3.34 years	$-

The following table summarizes additional information relating to the warrants outstanding as of January 31, 2023:

		Weighted Average	Weighted Average		Weighted Average
Range of Exercise	Number	Remaining Contractual	Exercise Price for	Number	Exercise Price for	Intrinsic
Prices	Outstanding	Life(Years)	Shares Outstanding	Exercisable	Shares Exercisable	Value

$12.00	54,633	0.24	$12.00	54,633	$12.00	$-
$6.43	1,082,205	3.68	$6.43	1,082,205	$6.43	$-
$4.20	145,833	1.73	$4.20	145,833	$4.20	$-
$7.50	25,000	4.77	$7.50	25,000	$7.50	$-

Options

The following table summarizes the changes in options outstanding and the related price of the shares of the Company’s common stock issued to employees of the Company. See Note 7 for the issuance of related party options.

On November 1, 2021, the Board of Directors adopted the 2021 Employee Stock Option Plan (the “Plan”). The Company has reserved 408,333 shares to issue and sell upon the exercise of stock options. In accordance with the Plan, on February 1, 2022, the Company reserved an additional 233,333 shares. The options vest and expire as determined by the Board of Directors. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options (“ISO’s”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”) or which are not (“non-ISO’s”) intended to qualify as Incentive Stock Options thereunder. The Plan also provides for restricted stock awards representing shares of common stock that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Board of Directors, or the committee administering the Plan composed of directors who qualify as “independent” under Nasdaq rules, may determine. On November 3, 2021, the Company filed a Registration Statement on Form S-8, to register under the Securities Act of 1933, as amended the 408,333 shares of common stock reserved for issuance under the Plan. As of January 31, 2023, 171,331 shares remain in the Plan.

During the year ended January 31, 2023, 279,584 options to purchase shares of the Company’s common stock were issued to executive officers and directors of the Company at prices of $3.59 to $4.50 per share. The options vest immediately and expire three-five years from the date of issuance. The fair value of the options issued for services amounted to $732,130 and was recorded during the year ended January 31, 2023. The Company used the Black-Scholes valuation model to record the fair value. The valuation model used a dividend rate of 0%; expected term of 1.5 years; volatility rate of 152.10-174.45%; and a risk-free rate of 3%.

On January 21, 2022, 190,751 options to purchase shares of the Company’s common stock were issued to executive officers and directors of the Company at prices of $4.16 and $4.58 per share. The options vest immediately and expire on January 21, 2025. The fair value of the options issued for services amounted to $532,832 and was recorded during the year ended January 31, 2022. The Company used the Black-Scholes valuation model to record the fair value. The valuation model used a dividend rate of 0%; expected term of 1.5 years; volatility rate of 162.69%; and a risk-free rate of 1.01%.

		Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Outstanding, January 31, 2021	-	$-	-

Granted	190,751	4.26	2.97 years	-

Expired/Cancelled	-	-	-

Exercised	-	-	-

Outstanding, January 31, 2022	190,751	-	-

Granted	279,584	3.93	3.00 years	-

Expired/Cancelled	-	-	-

Exercised	-	-	-

Outstanding- January 31, 2023	470,335	$4.13	2.53 years	$2,100

Exercisable - January 31, 2023	470,335	$4.13	2.53 years	$2,100

The following table summarizes additional information relating to the options outstanding  as of January 31, 2023:

		Weighted Average	Weighted Average		Weighted Average
Range of Exercise	Number	Remaining Contractual	Exercise Price for	Number	Exercise Price for	Intrinsic
Prices	Outstanding	Life(Years)	Shares Outstanding	Exercisable	Shares Exercisable	Value

$4.58	46,666	2.48	$4.58	46,666	$4.58	$-
$4.16	144,085	1.97	$4.16	144,085	$4.16	$-
$4.50	58,334	1.97	$4.50	58,334	$4.50	$-
$4.09	78,750	2.50	$4.09	78,750	$4.09	$-
$3.59	35,000	2.50	$3.59	35,000	$3.59	$2,100
$3.75	57,500	2.85	$3.75	57,500	$3.75	$-
$4.12	50,000	2.85	$4.12	50,000	$4.12	$-

10.	SEGMENT REPORTING

We organize and manage our business by the following two segments which meet the definition of reportable segments under ASC 280-10, Segment Reporting:

4P Therapeutics and Pocono Pharmaceuticals. These segments are based on the customer type of products or services provided and are the same as our business units. Separate financial information is available and regularly reviewed by our chief-decision maker, who is or chief executive officer, in making resource allocation decisions for our segments. Our chief-decision maker evaluates segment performance to the GAAP measure of gross profit.

	January 31,
	2023	2022

Net sales
Pocono Pharmaceuticals	$1,785,597	$1,179,620
4P Therapeutics	294,102	242,534
	2,079,699	1,422,154

Gross profit
Pocono Pharmaceuticals	726,702	595,087
4P Therapeutics	23,702	(40,777)
	750,404	554,310

Operating expenses
Selling, general and administrative-Pocono Pharmaceuticals	577,930	556,204
Selling, general and administrative-4P Therapeutics	103,181	96,079
Corporate overhead	3,234,930	3,370,541
Research and development-4P Therapeutics	982,227	411,383
Goodwill impairment-Pocono Pharmaceuticals	327,326	2,180,836
	5,225,594	6,615,043

Depreciation and Amortization
Pocono Pharmaceuticals	$264,156	$220,524
4P Therapeutics	65,987	88,217
	$330,143	$308,741

The following table presents information about net sales and property and equipment, net of accumulated depreciation, in the United States and elsewhere.

	Year Ended
	January 31,
	2023	2022

Net sales:
United States	$2,079,699	$1,335,554
Outside the United States	-	86,600
	$2,079,699	$1,422,154

Property and equipment, net of accumulated depreciation
United States	$897,735	$979,297
Outside the United States	-	-
	$897,735	$979,297
Assets:
Corporate	$1,745,731	$4,750,937
Pocono Pharmaceuticals	5,400,814	5,639,178
4P Therapeutics	2,309,832	2,349,548
	$9,456,377	$12,739,660

11.	COMMITMENTS AND CONTIGENCIES

Legal Proceedings

Following a three-day trial, on July 20, 2022, the Orange County Circuit Court entered a Final Judgment in favor of Nutriband for breach of contract, replevin and rescission to rescind in the May 22, 2017 Share Exchange Agreement involving Nutriband, Advanced Health Brands Inc., and TD Therapeutics Inc. The Court directed the return and cancellation of the 1,400,000 Nutriband shares (adjusted for the 1-for-4 reverse stock split effective June 23, 2019 and the 7-for-6 forward stock split effective August 15, 2022) previously issued to Raymond Kalmar, Paul Murphy, Michelle Polly-Murphy and John Baker.

Thereafter, by Settlement Agreement and Release dated August 19, 2022, all parties agreed that the above-referenced Final Judgment in favor of Nutriband is binding and enforceable, no appeal would be taken, related Ohio and New York lawsuits were dismissed and all of the original Nutriband share certificates issued to Raymond Kalmar, Paul Murphy, Michelle Polly-Murphy and John Baker were returned to Nutriband.

Employment Agreements

The Company entered into a three-year employment agreement with Gareth Sheridan, our CEO, and Serguei Melnik, our President, effective February 1, 2022. The agreement also provides that the executives will continue as a director. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on January 31, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension. For their services to the Company during the term of the agreement, Mr. Sheridan and Mr. Melnik will receive an annual salary of $250,000 per annum, commencing on the effective date of the agreement. Mr. Sheridan and Mr. Melnik will also receive a performance bonus of 3.5% of net income before income taxes. As of July 31, 2022, the Company and Mr. Sheridan and Mr. Melnik mutually agreed to reduce their annual salary to $150,000.

The Company entered into a three-year employment agreement with Gerald Goodman, our CFO, effective February 1, 2022. The agreement provides for an initial term, commencing on the effective date of the agreement and ending on January 31, 2025, and continuing on a year-to-year basis thereafter unless terminated by either party on not less than 30 days’ notice given prior to the expiration of the initial term or any one-year extension. For his services to the Company during the term of the agreement, Mr. Goodman will receive an annual salary of $210,000 per annum, commencing on the effective date of the agreement. As of July 31, 2022, the Company and Mr. Goodman mutually agreed to reduce his annual salary to $110,000.

Rambam Agreement

On December 9, 2020, the Company entered into a License Agreement (the “License Agreement”) with Rambam Med-Tech Ltd. (“Rambam”), Haifa, Israel, to develop the RAMBAM Closed System Transfer Device (“CTSD”) and such other products as the parties agree to develop/commercialize. The Company will license from Rambam the full technology, IP, and title to CTSD in the field, with an Initial license fee of $50,000 and running royalties on net sales. The $50,000 license fee was paid by a third party at the direction of the Company in February 2021, at which time the agreement became effective. As of October 31, 2022, the development of the RAMBAM CSTD Device has been suspended until further notice as preliminary reviews and market research found the product was not commercially viable in its current form. As of November 11, 2022, the Company has terminated the agreement with Rambam and all intellectual property has been returned to Rambam.

The Company had entered into a prior agreement, dated November 13, 2020, with BPM Inno Ltd., Kiryat, Israel (“BPM”), that, in consideration of BPM’s introduction of Rambam to the Company, provided for BPM to have the rights as the exclusive of agent of the Company with Rambam and any other parties similarly introduced by BPM, and for a commission payable to BPM by the Company of 4.5% of revenues received by the Company resulting from the introduction of Rambam (and any other companies as to which the exclusive agency of BPM was in effect), and for BPM’s payment of a royalty to Rambam. If the Company fails to commercialize the medical products subject to the License Agreement with Rambam within 36 months, under the November 13, 2020 agreement, BPM and the Company would share 50/50 in the revenues generated from sales of the licensed products from Rambam. This agreement further provides that it will be effective for a period of 10 years, with either party having the right to terminate on notice given 30 days prior to the desired termination, and also provided for certain territorial distribution rights of BPM as are set forth in the March 10, 2021 Distribution Agreement between the Company and BPM. As of January 31, 2023, no revenues have been earned and royalties have been accrued. On November 22, 2022, the Company and BPM entered into a termination agreement abandoning all elements of the distribution agreement dated January 15, 2021 between the parties. The Company issued 25,000 shares of its common stock from its treasury shares held by the Company and warrants to purchase 25,000 shares at an exercise price of $7.50 per share as part of the termination agreement. The Company recorded a termination expense in selling and administrative of approximately$175,000 during the year ended January 31, 2023.

BPM Distribution and Stock Purchase Agreements

On March 10, 2021, the Company finalized the Distribution Agreement with BPM, providing for distribution of the medical products developed and produced under the License Agreement. Under the Distribution Agreement, BPM has the right to distribute the medical products in Israel and has a right of first refusal in relation to all other countries/states, other than United States, Korea, China, Vietnam, Canada and Ecuador, which are termed excluded countries. The distribution was terminated November 22, 2022.

Kindeva Drug Delivery Agreement

On January 4, 2022, the Company signed a feasibility agreement with Kindeva Drug Delivery, L.P. (“Kindeva”) to develop Nutriband’s lead product, AVERSAL Fentanyl, based on its proprietary AVERSAL abuse deterrent transdermal technology and Kindeva’s FDA-approved transdermal fentanyl patch (fentanyl transdermal system). The feasibility agreement provides for on adapting Kindeva’s commercial transdermal manufacturing process to incorporate AVERSAI technology in the fentanyl transdermal system.

The agreement will remain in force until the earlier of: (1) the completion of the work and deliverables under the Workplan; or (2) two (2) years after the Effective Date, after which time the agreement will expire.

The estimated cost to complete the feasibility Workplan is approximately $2.1 million and the timing to complete will be between eight to fifteen months. Nutriband made an advance deposit of $250,000 in January 2022, to be applied against the final invoice. The Workplan has commenced in February 2022, and the parties believe the Workplan will be completed in the time estimated in the agreement. As of January 31, 2023, the Company has incurred expenses of $737,654 and the deposit of $250,000 is included in prepaid expenses.

Lease Agreement

On February 1, 2022, Pocono Pharmaceuticals entered into a lease agreement with Geometric Group, LLC for 12,000 square feet of warehouse space currently occupied by Active Intelligence. The monthly rental is $3,000 and the lease expires on January 31, 2025. The lease can be extended for an additional three years at the same monthly rental. The Company recorded a Right of Use asset in the amount of $94,134 in connection with the valuation.

MDM Worldwide Agreement

In September 2022, the Company entered into a public relations agreement with MDM Worldwide. In connection with the agreement, the Company agreed to issue 20,000 options to MDM Worldwide. The terms of the options have not yet been agreed and the Company will issue the options when the exercise price and term are finalized.

12.	SUBSEQUENT EVENTS

(a)	On March 19, 2023, the Company entered into a Credit Line Note agreement with TII Jet Services LDA, a shareholder of the Company, for a credit facility of $2 million. Outstanding advances under the Note bears interest at 7% per annum. The promissory note is due and payable in full on March 19, 2025. Interest is payable annually on December 31 of each year during the term of the Note. In March 2023, the Company was advanced $50,000 on the Note.

(b)	On March 7, 2023, the Company issued 30,000 warrants to purchase the Company’s common shares to Barandnic Holdings Ltd. for services provided. The warrants are exercisable @ $4.00 per share and expire five years from the date of issuance.

(c)	On March 13, 2023, the Company entered into a media advertising agreement Money Channel Inc.. The Company will pay a monthly fee and after can cancel the agreement. The Company, after 90 days, will also issue options to purchase 50,000 shares of common stock to at an exercise price of $4.00 per share to Money Channel, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

Nature of Expense:	Amount
SEC Registration Fee	$
NASDAQ initial listing fee
FINRA filing fee
Accounting fees and expenses
Legal fees and expenses
Printing
Transfer Agent Agent expenses
Miscellaneous
Total	$

(1)	All expenses, except the SEC registration fee, the NASDAQ initial listing fee and the FINRA filing fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes 78.7502 and 78.751 provide broad authority for the indemnification of directors, officers and certain other persons.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liability pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Our bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of or who is or was serving at our request as a director, officer, employee or agent of this or another corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan (a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as a covered person shall be indemnified and held harmless by us to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who ceased to be a covered person and shall inure to the benefit of his or her heirs, executors and administrators.

However, no indemnification shall be provided hereunder to any covered person to the extent that such indemnification would be prohibited by Nevada state law or other applicable law as then in effect, nor, with respect to proceedings seeking to enforce rights to indemnification, shall we indemnify any covered person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by our board of directors, nor shall we indemnify any covered person who shall be adjudged in any action, suit or proceeding for which indemnification is sought, to be liable for any negligence or intentional misconduct in the performance of a duty.

Our directors may cause us to purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of us or of a corporation of which we are or were a stockholder and his heirs or personal representatives against a liability incurred by him as a director, officer, employee or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

1.	On January 31, 2020, we issued 8,572 shares of common stock to each of Sean Gallagher, president and a director, and Strategic Pharmaceutical Consulting LLC, which is controlled by Jeff Patrick, chief scientific officer, pursuant employment agreements with Mr. Gallagher and Dr. Patrick. The employment agreements provide that each of Mr. Gallagher and Dr. Patrick receive annual compensation of $60,000, which may be paid in cash or stock. The shares were issued as compensation of $120,000 for the years ended January 31, 2020 and 2019. The shares were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2).

The issuance of these shares was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as a transaction not involving a public offering. On November 30, 2016, Mr. Sheridan transferred 1,750,000 shares of common stock to the Company and such shares were cancelled.

2.	On October 1, 2020, in connection with the Company’s acquisition of Pocono Coated Products, LLC (“Pocono”), that was effective August 31, 2020, the Company issued 709,939 shares of its common stock to the owners of Pocono.

3.	On December 9, 2020, the Company entered into a License Agreement (the “License Agreement”) with Rambam Med-Tech Ltd., Haifa, Israel (“RamBam”), for us to develop the RAMBAM Closed System Transfer Device (CSTD) the (“Medical Products”). As a part of the transaction with RamBam for the License Agreement, on March 10, 2021, the Company finalized a Distribution Agreement (“Distribution Agreement”)_with BPM Inno Ltd., Kiryat, Israel (“BPM”), providing for distribution of the Medical Products developed and produced under the License Agreement and a Stock Purchase Agreement (“SPA”), dated December 7, 2020, providing for the purchase by BPM of 94,962 shares of common stock at a price of 7.372.75 per share, or $700,000. The investment by BPM in our common stock under the SPA was completed on February 26, 2021. .

4.	On January 5, 2021, the Company issued the following numbers of shares common stock to Company officers and members of its Board of Directors. All stock issuances were valued by the Board at $12.86 per share.

Name	No. of Shares
Gareth Sheridan, CEO and Director	11,667
Sean Gallagher, Executive Chairman and Director	11,667
Serguei Melnik, Director	11,667
Michael Myer, President of Pocono Pharma and Director(1)	5,833
Radu Bujoreanu, Director	14,583
Steven P. Damon, Director	11,667
Michael Doron, Director	5,833
Mark Hamilton, Director	14,583
Stefan Mancas, Director	14,583
Vsevolod Grogore, Director	5,833
Patrick Ryan, Chief Technical Officer	5,833
Gerald Goodman, Chief Financial Officer	11,667
Alan Smith, Chief Operating Officer and President of 4P Therapeutics	7,963
Vitalie Botgros, Consultant	5,833
Thomas Cooney, Director	7,000
Jay Moore, Director	5,833

(1)	Mr. Myer owns 225,914 shares of common stock, of which 5,833 were issued on January 5, 2021, and 220,081 shares that he has the right to receive from the August 31, 2021 acquisition of Pocono Coated Products, LLC, as a distribution from escrow terminating September 30, 2021, of certain distributions under the acquisition agreement.

5.	On February 6, 2021, the Company issued 94,962 shares of common stock to BPM Inno Ltd.

Date	Title and Amount (1)	Purchaser	Total Offering Price/ Underwriting Discounts
February 26, 2021	94,962 shares of common stock	BPM Inno Ltd.	$7.37 per share/NA

6.	On October 22, 2021, the Company issued common stock purchase warrants to designees of the underwriters and to other persons As compensation for services rendered:

	Title and Amount (1)	Purchaser	Principal Underwriter	Total Offering Price/ Underwriting Discounts
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 17,248 shares of common stock at an exercise price of $6.43 per share.	WestPark Capital, Inc.	NA	$0.01 per share/NA
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 7,392 shares of common stock at an exercise price of $6.43.	Craig Kaufman	NA	$0.01 per share/NA
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 34,496 shares of common stock at an exercise price of $6.43 per share.	Douglas Bantum	NA	$0.01 per share/NA
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 7,392 shares of common stock at an exercise price of $6.43 per share.	Gene McNeil	NA	$0.01 per share/NA
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 7,392 shares of common stock at an exercise price of $6.43 per share.	Kenneth Bantum	NA	$0.01 per share/NA
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 24,640 shares of common stock at an exercise price of $6.43per share.	Michael Wallach	NA	$0.01 per share/NA
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 24,640 shares of comon stock at an exercise price of $7.50 per share.	David Beth	NA	$0.01 per share/NA
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 87,500 shares s of common stock at an exercise price of $4.20 per share.	Gerald Goodman, Chief Financial Officer	NA	$0.01 per share/NA
October 22, 2021	Three-Year Common Stock Purchase Warrant to purchase 58,333 shares s of common stock at an exercise price of $4.20 per share.	Counsel	NA
October 22, 2021	16,722 shares of common stock.	Employee compensation.	NA	$84,000/NA
October 22, 2021	12,027 shares of common stock	Employee compensation	NA	$60,000/N/A
October 22, 2021	20,046 shares of common stock issued in conversion of $100,000 of debt.	TII Jet Services		$100,000/NA

7.	As of the dates set forth below, the Company issued shares of common stock to the persons listed below for services rendered.

Date	Title and Amount of Stock Issuance (1)	Purchaser	Total Price
May 10, 2022	1,167 shares of common stock	Radu Bujoreanu, Director	$3,800
May 10, 2022	1,167 shares of common stock	Stefani Mancas, Director	$3,800
May 10, 2022	5,833 shares of common stock	Consultant	$19,000
May 10, 2022	1,167 shares of common stock	Irina Gram, Director	$3,800
May 10, 2022	1,167 shares of common stock	Consultant	$3,800
May 10, 2022	1,167 shares of common stock	Mark Hamilton, Director	$3,800
May 10, 2022	1,167 shares of common stock	Michael Meyer	$3,800
May 10, 2022	11,667 shares of common stock	Gareth Sheridan, CEO	$38,000
May 10, 2022	583 shares of common stock	Employee	$1,900
May 10, 2022	583 shares of common stock	Employee	$1,900
May 10, 2022	583 shares of common stock	Employee	$1,900
May 10, 2022	583 shares of common stock	Employee	$1,900
May 10, 2022	583 shares of common stock	Employee	$1,900
November 8, 2022	1,887 shares of common stock	Consultant	$7,756
November 8, 2022	3,000 shares of common stock	Consultant	$12,230
November 8, 2022	25,000 shares of common stock	Consultant	$102,750

(1)	The issuances to directors and management and consultants set forth above in this Item 15 are viewed by the Company as exempt from registration under the Securities Act, alternatively as transactions either not involving any public offering, or as exempt under the provisions of Regulation D, Regulation S or Rule 701 promulgated by the SEC under the Securities Act.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1A	Articles of Incorporation.(1)
3.1B	Amendment to Articles of Incorporation, filed May 12, 2016.(1)
3.1	Certificate of Amendment filed January 21, 2020. (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed January 27, 2020).
3.1C	Certificate of Change, filed with the Nevada Secretary of State on August 4, 2022.(13)
3.2	By-laws(1)
3.2B	Amended and Restated By-Laws adopted January 21, 2022.(12)
4.3	Securities purchase agreement dated October 29, 2019 among the Company, Jefferson Street Capital LLC and Platinum Point Capital LLC(6)
4.4	Form of convertible 6% promissory note issued pursuant to Exhibit 4.3(6)
4.10	Form of Common Stock Purchase Warrant issued to Platinum Point Capital LLC and Jefferson Street Capital LLC(6)
4.14†	2021 Employee Stock Option Plan.(11)
4.15†	Form of Stock Option Grant Notice.(11)
5.1*	Opinion of Michael Paige Law PLLC.
10.1	Share exchange agreement dated January 15, 2016 by and among the Company, Nutriband Limited, an Ireland corporation, and Gareth Sheridan and/or his nominee(1)
10.4	Acquisition agreement dated April 5, 2018 between the Company and 4P Therapeutics LLC.(3)
10.5†	Form of agreement with independent directors.(4)
10.6	Exclusive master distribution agreement dated April 13, 2018 between the Company and EMI-Korea (Best Choice), Inc.(4)
10.15†	Employment Agreement, dated April 23, 2019, between Gareth Sheridan and the Company.(5)
10.16†	Employment Agreement, dated April 23, 2019, between Serguei Melnik and the Company.(5)
10.17†	Employment Agreement, dated February 19, 2019, between Jeffrey Patrick and the Company.(5)
10.18†	Employment Agreement, dated January 1, 2018, between Sean Gallagher and the Company.(5)
10.19	Purchase Agreement, dated August 31, 2020, by and among the Company and Pocono Coated Products, LLC.(7)
10.20	Security Agreement, between the Company and Pocono Coated Products, LLC.(7)
10.21	Promissory Note Issued by the Company on August 31, 2020 to Pocono Coated Products, LLC.(7)
10.22	License Agreement, dated December 9, 2020, between the Company and Rambam Med-Tech Ltd.(8)
10.23	Distribution Agreement, dated March 26, 2021, between the Company and BPM Inno Ltd.(8)
10.24	Stock Purchase Agreement, dated December 7, 2020, between the Company and BPM Inno Ltd.(8)
10.25	Amendment No. 1 to Purchase Agreement, dated August 31, 2020, by and among the Company and Pocono Coated Products, LLC(8a)
10.26	Services Agreement dated October 4, 2021, between Active Intelligence, LLC and Diomics Corporation.(10)
10.27†	Employment Agreement effective February 1, 2022, between the Company and Gareth Sheridan.(12)
10.28†	Employment Agreement effective February 1, 2022, between the Company and Serguei Melnik.(12)
10.29†	Employment Agreement effective February 1, 2022, between the Company and Gerald Goodman.(12)
21.1*	List of Subsidiaries of Nutriband Inc.
23.1	Consent of Sadler, Gibb and Associates, LLC, filed herewith.
23.2 *	Consent of Michael Paige Law PLLC (included as part of Exhibit 5.1)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

*	To be filed by amendment
†	Executive compensation plan or arrangement.

(1)	Filed as exhibit to the Company’s registration statement on Form 10, which was filed with the Commission on June 2, 2016, and incorporated herein by reference.

(2)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on January 27, 2020 and incorporated herein by reference.

(3)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on April 10, 2018 and incorporated herein by reference.

(4)	Filed as an exhibit to the Company’s annual report on Form 10-K for the year ended January 3, 2019 which was filed with the Commission on April 19, 2019, and incorporated herein by reference.

(5)	Filed as an exhibit to the Company’s Registration Statement on Form S-1/A, which was filed with the Commission on May 19, 2020, and incorporated herein by reference.

(6)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on November 4, 2019, and incorporated herein by reference.

(7)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on September 4, 2020, and incorporated herein by reference.

(8)	Filed as exhibits to the Company’s report on Form 8-K, which was filed with the Commission on March 11, 2021, and incorporated herein by reference.

(8a)	Filed as an exhibit to the Company’s report on Form 8-K, which was filed with the Commission on September 1, 2021, and incorporated herein by reference.

(9)	[Reserved]

(10)	Filed as an exhibit to the Company’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 12, 2021, and incorporated herein by reference.

(11)	Filed as an exhibit to the Company’s Registration Statement on Form S-8, which was filed with the Commission on November 5, 2021, and incorporated herein by reference.

(12)	Filed as an exhibit to the Company’s Current Report on Form 8-K, which was filed with the Commission on January 27, 2022, and incorporated herein by reference.

(13)	Filed as Exhibit 3.1C to the Company’s Current Report on Form 8-K, which was filed with the Commission on August 10, 2022, and incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement,

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida on  May 9, 2023.

NUTRIBAND INC.

By:	/s/ Gareth Sheridan
Gareth Sheridan
Chief Executive Officer
May 9, 2023

By:	/s/ Gerald Goodman
Gerald Goodman
Chief Financial Officer (Principal Financial and Accounting Officer)
May 9, 2023

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gareth Sheridan	Chief Executive Officer and Director	May 9, 2023
Gareth Sheridan

/s/ Serguei Melnik	President, Secretary and Chairman of the Board r	May 9, 2023
Serguei Melnik

/s/ Radu Bujoreanu	Director	May 9, 2023
Radu Bujoreanu

/s/ Mark Hamilton	Director	May 9, 2023
Mark Hamilton

/s/ Stefan Mancas	Director	May 9, 2023
Stefan Mancas

/s/ Irina Gram	Director	May 9, 2023
Irina Gram